Exhibit 10.5

LOAN AND SECURITY AGREEMENT

Dated as of August 18, 2010

between

THE ENTITIES SET FORTH ON SCHEDULE 1
ATTACHED HERETO,
collectively, as Borrower

and

TOWSON VF L.L.C.,
as Maryland Owner

and

VORNADO FINANCE II L.P.,
as Lender

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1	Definitions	1
Section 1.2	Principles of Construction	36

ARTICLE II

GENERAL TERMS

Section 2.1	Loan	37
Section 2.2	Interest	38
Section 2.3	Prepayments	44
Section 2.4	Defeasance	45
Section 2.5	Release of Property	50
Section 2.6	Substitution of Properties	57

ARTICLE III

CASH MANAGEMENT

Section 3.1	Accounts	64

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1	Borrower Representations	70
Section 4.2	Survival of Representations	85

ARTICLE V

BORROWER COVENANTS

Section 5.1	Affirmative Covenants	86
Section 5.2	Negative Covenants	103

i

ARTICLE VI

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 6.1	Insurance Coverage	107
Section 6.2	Condemnation and Insurance Proceeds	113

ARTICLE VII

IMPOSITIONS, OTHER CHARGES, LIENS AND OTHER ITEMS

Section 7.1	Borrower and Maryland Owner to Pay Impositions and Other Charges	118
Section 7.2	No Liens	118
Section 7.3	Contest	119

ARTICLE VIII

TRANSFERS, INDEBTEDNESS AND SUBORDINATE LIENS

Section 8.1	Restrictions on Transfers	120
Section 8.2	Sale of Building Equipment	120
Section 8.3	Immaterial Transfers and Easements, etc.	120
Section 8.4	Indebtedness	121
Section 8.5	Permitted Owner Interest Transfers	121
Section 8.6	Permitted Encumbrances	124
Section 8.7	Deliveries to Lender	124
Section 8.8	Leases	125

ARTICLE IX

INTENTIONALLY OMITTED

ARTICLE X

MAINTENANCE OF PROPERTIES; ALTERATIONS

Section 10.1	Maintenance of Properties	129
Section 10.2	Conditions to Alteration	129
Section 10.3	Costs of Alteration	130

ARTICLE XI

BOOKS AND RECORDS, FINANCIAL STATEMENTS, REPORTS AND OTHER INFORMATION

Section 11.1	Books and Records	133

Section 11.2	Financial Statements	133

ARTICLE XII

INTENTIONALLY OMITTED

ARTICLE XIII

SERVICER

Section 13.1	Retention of Servicer	135

ARTICLE XIV

ARTICLE XV

ASSIGNMENTS

Section 15.1	Assignments	136
Section 15.2	Limitation on Costs	136

ARTICLE XVI

RESERVE ACCOUNTS

Section 16.1	Tax Reserve Account	136
Section 16.2	Insurance Reserve Account	137
Section 16.3	Replacements and Replacement Reserve	138
Section 16.4	Ground Lease Reserve Fund	142
Section 16.5	Intentionally Omitted	143
Section 16.6	Reserve Accounts, Generally	143
Section 16.7	Guaranty of Reserve Accounts	143
Section 16.8	Letters of Credit	144
Section 16.9	Excess Cash Flow Reserve Account	146
Section 16.10	TI and Leasing Reserve Account	146
Section 16.11	Required Remediation Funds	146

ARTICLE XVII

DEFAULTS

Section 17.1	Event of Default	147
Section 17.2	Remedies	152
Section 17.3	Remedies Cumulative; Waivers	153
Section 17.4	Costs of Collection	153

Schedule 1- Individual Borrowers
Schedule 1.1.1 – Allocated Loan Amounts
Schedule 2 - Marlton Condemnation
Schedule 2.2.3 – Amortization Schedule
Schedule 3.1.9 – Form of Tenant Notification Letter
Schedule 4.1.1 – Borrower Organizational Structure Chart
Schedule 4.1.12 – Financial Data
Schedule 4.1.13 – Condemnation Schedule
Schedule 4.1.23 – Missing Licenses and/or Permits
Schedule 4.1.24 – Flood Zone Properties
Schedule 4.1.29(h) – Environmental Issues
Schedule 4.1.37 – Collective Bargaining Agreements

Schedule 4.1.40 – Tax Payer Identification Numbers
Schedule 4.1.43 – Ground Leases
Schedule 4.1.44 – REOA’s
Schedule 5.1.4 – Wal-Mart Parcel
Schedule 5.1.17 – Form of Tenant Estoppel Letter
Schedule 5.1.22 – O&M Program
Schedule 5.1.27 – Required Repairs
Schedule 8.8.2 – Standard Form of Lease
Schedule 8.8.9 – Non Disturbance Agreement
Schedule 11.2.1 – Form of Quarterly Report
Schedule 11.2.3 – Form of Rent Roll
Schedule 16.3 – Rentable square feet of each Individual Property
Schedule 16.10 – TI and Leasing Costs
Schedule 16.11.1 – Required Remediation
Schedule 18.1.2 – Liens

v

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT, dated as of this 18th day of August, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), by and among VORNADO FINANCE II, L.P., a Delaware limited partnership, having an address at c/o Vornado Realty Trust, 888 Seventh Avenue, New York, New York 10019 (together with its successors and assigns, “Lender”), THE ENTITIES SET FORTH ON SCHEDULE 1 ATTACHED HERETO, each having an address at c/o Vornado Realty Trust, 888 Seventh Avenue, New York, New York 10019 (each, an “Individual Borrower” and, collectively, “Borrower”), and TOWSON VF L.L.C. a Maryland limited liability company, having an address at c/o Vornado Realty Trust, 888 Seventh Avenue, New York, New York 10019 (“Maryland Owner”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as herein defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as herein defined).

WHEREAS, it is a condition to the making of the Loan to Borrower that Maryland Owner enter into the Maryland Guaranty Agreement (as herein defined) to guaranty the payment of the Loan by Maryland Individual Borrower (as herein defined), and that Maryland Owner secure its obligations under the Maryland Guaranty Agreement by executing and delivering the Security Instrument (as herein defined) encumbering the Maryland Individual Property (as herein defined).

NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1                                    Definitions.  For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Account Collateral” shall have the meaning set forth in Section 3.1.4.

“Acceptable Counterparty” shall mean any counterparty to the Rate Cap or any Replacement Rate Cap that has and shall maintain, until the expiration of the applicable Rate Cap or Replacement Rate Cap, a credit rating of not less than A+ from S&P and Fitch.

“Additional Non-Consolidation Opinion” shall have the meaning set forth in Section 4.1.29(b).

“Additional Trust Fund Expenses” shall mean (a) any interest payable to the Servicer, any special servicer or any trustee in connection with the Loan pursuant to an Approved Servicing Agreement in respect of advances made by any of the foregoing; (b) all compensation payable to any special servicer under an Approved Servicing Agreement in connection with servicing the Loan when it is a specially serviced loan or its administration of any of the Properties foreclosed upon; and (c) except for the regular monthly fee payable to the Servicer and the Trustee, any other reasonable out-of-pocket cost, fee or expense of the trust fund administering the Loan pursuant to an Approved Servicing Agreement (including, but not limited to, any costs or expenses of any kind to be paid by Servicer or Trustee in connection with the Lockbox Agreement, any costs and expenses in connection with appraisals of the Properties (or any updates to any appraisals) and/or property inspections conducted by the Servicer and/or special servicer, reimbursements to the trustee thereof, the Servicer, any special servicer, any certificate administrator thereunder and related Persons of each of the foregoing pursuant to an Approved Servicing Agreement and indemnification to Persons entitled thereto and the cost of opinions of counsel, if any, required to be obtained pursuant to an Approved Servicing Agreement in connection with servicing the Loan and administration of the trust fund).  Further, for clarity, (i) any cost or expense which, pursuant to the Approved Servicing Agreement, is to be borne by the Trustee, Servicer or Special Servicer “at its own expense” or words of similar import and is not reimbursable as an advance or otherwise by the trust fund under such Approved Servicing Agreement, including, without limitation, fidelity bonds and errors and omissions policies, shall not be an Additional Trust Fund Expense and (ii) any losses or enforcement costs arising out of the failure of the issuer or obligor under any investment administered by the Servicer, any special servicer or any trustee pursuant to an Approved Servicing Agreement to make any payment in respect of such investment or otherwise to fail to perform any obligation required in respect of such investment shall not be Additional Trust Fund Expenses.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Agent” shall mean Wells Fargo Bank, National Association, a national banking association, or any successor Eligible Institution acting as Agent under the Cash Management Agreement.

“Agreement” shall have the meaning set forth in introductory paragraph hereof.

“Allentown Individual Borrower” shall mean Two Guys From Harrison Holding Company, L.P., together with its successors and permitted assigns.

“Allocated Loan Amount” shall mean the portion of the Loan allocated to each Individual Property, as set forth on Schedule 1.1.1, as such amounts may be reduced pursuant to Section 2.3.2, Section 2.4.2, Section 2.5.4, Section 2.5.5, Section 6.2.3, Section 6.2.5(b) or any other section of this Agreement that expressly provides for the reduction thereof.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration” shall have the meaning set forth in Section 10.2.

“Alteration Deficiency” shall have the meaning set forth in Section 10.3(a).

“Alteration Deficiency Guaranty” shall have the meaning set forth in Section 10.3(a).

“Annual Budget” shall mean the operating budget for the Properties prepared by Borrower, Maryland Owner and/or Manager, on Borrower’s and Maryland Owner’s behalf, pursuant to the Management Agreement, for the applicable Fiscal Year or other period setting forth, in reasonable detail, Borrower’s, Maryland Owner’s or Manager’s, as applicable, good faith estimates of the anticipated results of operations of each Individual Property, including revenues from all sources, all Operating Expenses, Management Fees, Manager Lease Fees and Capital Expenditures.

“Approved Annual Budget” shall have the meaning set forth in Section 11.2.4.

“Approved Bank” shall mean a domestic bank (or the U.S. agency or branch of a foreign bank) or other financial institution which has a minimum long-term unsecured debt rating of at least “A-” by S&P and the equivalent thereof from Fitch (if rated by Fitch) and a minimum short term unsecured debt rating of at least “A-1” by S&P and the equivalent thereof from Fitch (if rated by Fitch).

“Approved Servicing Agreement” means the Trust and Servicing Agreement entered into on August 18, 2010, among Wells Fargo Bank, National Association, as servicer,  Wells Fargo Bank, National Association, as special servicer, and Deutsche Bank National Trust Company, as trustee, and any modifications, supplements or amendments thereto or replacements thereof approved by Borrower.

“Architect” shall mean an architect, engineer or construction consultant selected by Borrower or Maryland Owner which is licensed to practice in the State in which an applicable Individual Property is located and has at least five (5) years of relevant experience, and which may be an employee of Manager or an Affiliate thereof.

“Assignment of Leases” shall mean (a) with respect to each Individual Property (other than the Maryland Individual Property), that certain first priority Assignment of Leases and Rents and Security Deposits, dated as of the date hereof, from the related Individual Borrower, as assignor, to Lender, as assignee, assigning to Lender all of such Individual Borrower’s interest in and to the Leases, Rents and Security Deposits of the applicable Individual Property as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, and (b) with respect to the Maryland Individual Property, that certain first priority Indemnity Assignment of Leases and Rents and Security Deposits, dated as of the date hereof, from Maryland Owner, as assignor, to Lender, as assignee, assigning to Lender all of Maryland Owner’s interest in and to the Leases, Rents and Security Deposits of the Maryland Individual Property as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment Consent and Subordination of Management Agreement dated as of the date hereof among Lender, Borrower, Maryland Owner and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) an Affiliate, officer, trustee, director, or representative which controls, directly or indirectly, such Person files, or joins in the filing of, an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against such Person from any Person; (c) such Person files or joins in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person or colludes to effect any involuntary petition; (d) any Affiliate, officer, trustee, director, or representative which controls such Person files or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of any Individual Property; or (e) such Person makes a general assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Borrower Agent” shall have the meaning set forth in Section 19.23.

“Borrower’s Knowledge” shall mean, with respect to Borrower and Maryland Owner, the actual and current knowledge of the Senior Vice President-Acquisition and Capital Markets for VOP (as of the date hereof being Cliff Broser) and the Executive Vice President of Retail Division of VOP (as of the date hereof being Sandeep Mathrani).

“Bottom Up Guaranty” shall mean those certain Guaranties made and entered into as of the date hereof and as of November 15, 2007 (the latter of which the parties acknowledge and agree may be delivered within ten (10) days after the Closing Date and upon such delivery shall be accepted by Lender), by the parties identified on Exhibit A thereto, for the benefit of Lender and such other similar guarantees as Lender may accept from time to time (which Lender agrees to consider in good faith at Borrower’s request).  For clarity, Lender expressly acknowledges and agrees that (i) any default by a guarantor under a Bottom Up Guaranty shall not be a Default or Event of Default hereunder and (ii) in no event shall a Bottom Up Guaranty extend to any Defeased Notes.  Upon the acceptance by Lender of any Bottom Up Guaranty other than those specifically described above, Borrower shall pay Lender a $5,000 processing fee.

“Breakage Costs” shall have the meaning set forth in Section 2.2.11(d).

“Building Equipment” shall have the meaning set forth in the Security Instrument.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York or the place of business of any trustee, servicer or special servicer under an Approved Servicing Agreement is not open for business, except that when used with respect to the determination of LIBOR, “Business Day” shall be a day on which commercial banks are open for international business (including dealings in U.S. Dollar deposits) in London, England.

“Capital Expenditures” shall mean any amount incurred in respect of capital items which in accordance with GAAP would not be included in Borrower’s annual financial statements for an applicable period as an operating expense of the Properties and is not reasonably expected by Borrower to be a regularly recurring expense of the Properties.

“Capped LIBOR Rate” shall mean seven percent (7%).

“Captive Insurance Company” shall have the meaning set forth in Section 6.1.2.

“Cash” shall mean the legal tender of the United States of America.

“Cash and Cash Equivalents” shall mean any one or a combination of the following:  (a) Cash, and (b) U.S. Securities.

“Cash Management Account” shall have the meaning set forth in Section 3.1.2 hereof.

“Cash Management Agency Agreement” shall mean that certain Cash Management Agency Agreement, dated as of the date hereof, by and among VOP, Borrower and Maryland Owner.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Maryland Owner, Agent and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Sweep Event” shall mean the occurrence of:

(a)                                 an Event of Default;

(b)                                 any Bankruptcy Action of any Individual Borrower or Maryland Owner; or

(c)                                  a DSCR Event.

“Cash Sweep Event Cure” shall mean, (a) if the Cash Sweep Event is caused solely by the occurrence and continuance of a DSCR Event, the achievement of a Debt Service

Coverage Ratio of 1.20 to 1.00 or greater for two (2) consecutive calendar quarters based upon the trailing four (4) calendar quarter period immediately preceding the Determination Date; provided that, a Cash Sweep Event Cure shall also be deemed to have occurred (a) with respect to a Cash Sweep Event caused by a DSCR Event, if Borrower (i) prior to the Lockout Expiration Date delivers to Lender a Letter of Credit or collateral in the form of Cash and Cash Equivalents or makes a prepayment of the Floating Rate Component of the Loan subject to and in accordance with the terms of this Agreement or (ii) on or after the Lockout Expiration Date, makes a prepayment of the Loan, in each case in an amount that, if paid or applied to reduce the outstanding principal amount of the Loan, would cause the Debt Service Coverage Ratio to be not less than 1.20 to 1.00; (b) with respect to a Cash Sweep Event that is caused by the occurrence and continuance of an Event of Default, such Event of Default has been cured in accordance with the terms of this Agreement and the other Loan Documents or (c) with respect to a Cash Sweep Event that is caused by the occurrence and continuance of a Bankruptcy Action of any Individual Borrower or Maryland Owner, such Bankruptcy Action has terminated without a liquidation, restructuring or dissolution of such Individual Borrower or Maryland Owner; provided, however, that such Cash Sweep Event Cure set forth in this definition shall be subject to the following conditions, (i) no other Event of Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents and (ii) Borrower and Maryland Owner shall have paid all of Lender’s reasonable actual costs and expenses incurred in connection with such cure, including reasonable out-of-pocket attorney’s fees and disbursements.

“Cash Sweep Period” shall mean each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the occurrence of a Cash Sweep Event Cure and (b) the payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents.

“Casualty Amount” shall mean fifteen percent (15%) of the applicable Allocated Loan Amount with respect to an affected Individual Property.

“Closing Date” shall mean the date of this Agreement set forth in the first paragraph hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral Accounts” shall mean, collectively, the Lockbox Account, the Cash Management Account and the Reserve Accounts.

“Collateral Assignment of Interest Rate Cap” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement, dated as of the date hereof, executed by Borrower Agent in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Component” shall mean, individually, any one of Component A-1, Component A-2-FX, Component A-2-FL, Component B, Component C and Component D.

“Components” shall mean, collectively, Component A-1, Component A-2-FX, Component A-2-FL, Component B, Component C and Component D.

“Contest Threshold” shall have the meaning set forth in Section 7.3.

“Contribution Agreement” shall mean that certain Contribution Agreement, dated as of the date hereof, by and among each Individual Borrower and Maryland Owner, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” shall mean (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise (subject to the first sentence of Section 8.5(a)), or (b) the ownership, direct or indirect, of more than fifty percent (50%) of the voting securities of such Person.  The terms Controlled, Controlling and Common Control shall have correlative meanings.

“Debt” shall mean, with respect to any Person at any time, (a) indebtedness or liability of such Person for borrowed money whether or not evidenced by bonds, debentures, notes or other instruments, or for the deferred purchase price of property or services; (b) obligations of such Person as lessee under leases which should have been or should be, in accordance with GAAP, recorded as capital leases; (c) current liabilities of such Person in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (d) obligations otherwise described in this definition of “Debt” issued for, or liabilities incurred on the account of, such Person; (e) obligations or liabilities of such Person arising under letters of credit, credit facilities or other acceptance facilities; (f) obligations of such Person under any guaranties or other agreement to become secondarily liable for any obligation of any other Person, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss; (g) obligations of such Person secured by any Lien (excluding Liens for Impositions or Other Charges which are not yet delinquent by more than thirty (30) days) on any property of such Person, whether or not the obligations have been assumed by such Person; or (h) obligations of such Person under any interest rate or currency exchange agreement.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and interest payments due under the Note (or any Undefeased Note as applicable, but excluding any Defeased Note).

“Debt Service Reserve Account” shall have the meaning set forth in Section 3.1.3.

“Debt Service Coverage Ratio” as of any date of calculation, shall mean a ratio, as reasonably determined by Lender for the applicable period, in which:

(a)                                 the numerator is the Net Operating Income, as stated on Borrower’s four (4) most recent quarterly financial statements delivered to Lender pursuant to Section 11.2.1, for the twelve (12) calendar month period ending on the last day of the calendar quarter immediately prior to the Determination Date in question; and

(b)                                 the denominator is the aggregate amount of principal and interest actually due and payable in accordance with the Note (or any Undefeased Note as applicable, but excluding any Defeased Note) for the immediately preceding twelve (12) calendar month period ending on the last day of the calendar quarter immediately prior to the Determination Date in question, as adjusted to reflect any prepayments or Defeasance Events made or occurring during such period pursuant to the terms and provisions of this Agreement; provided that, if Borrower shall have delivered to Lender a Letter of Credit or cash collateral pursuant to any provision of this Agreement, then (except to the extent the same shall have been returned to Borrower pursuant to this Agreement) the amount of interest and principal to be calculated pursuant to the above provisions of this clause (b) shall be calculated based on the excess of the outstanding principal amount of the Loan less the sum of the face amount of such Letters of Credit and/or the amount of such cash collateral.

“Default” shall mean the occurrence of any event hereunder or under any of the other Loan Documents which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” with respect to each Component of the Note, a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) three percent (3%) above the Fixed Interest Rate or Floating Interest Rate otherwise applicable to such Component.

“Defeasance Collateral” shall mean the Total Defeasance Collateral or the Partial Defeasance Collateral, as the context may require.

“Defeasance Collateral Account” shall have the meaning set forth in Section 2.4.3.

“Defeasance Date” shall mean the Total Defeasance Date or the Partial Defeasance Date, as the context may require.

“Defeasance Event” shall mean the Total Defeasance Event or the Partial Defeasance Event, as the context may require.

“Defeasance Security Agreement” shall have the meaning set forth in Section 2.5.1(c).

“Defeased Note” shall have the meaning set forth in Section 2.4.2(d).

“Defect” shall have the meaning set forth in Section 5.1.26.

“Deficiency” shall have the meaning set forth in Section 6.2.4(b)(ii).

“Determination Date” shall mean the date that is forty-five (45) days following the end of each calendar quarter occurring during the term of the Loan.

“DSCR Event” shall mean, as of any Determination Date, the Debt Service Coverage Ratio is less than 1.10 to 1.00 for two (2) consecutive calendar quarters based upon the trailing four (4) calendar quarter period immediately preceding such Determination Date.

“Eligible Account”  shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least Fifty Million and No/100 Dollars ($50,000,000.00) and subject to supervision or examination by federal and state authority.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution”  shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P and the equivalent thereof from Fitch (if rated by Fitch) in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA-” by S&P and the equivalent thereof from Fitch (if rated by Fitch)).

“Environmental Claim” shall mean any claim, action, investigation or written notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based upon or resulting from (a) the presence, threatened presence, release or threatened release into the environment of any Hazardous Materials from or at any Individual Property, or (b) the violation, or alleged violation, of any Environmental Law relating to any Individual Property.

“Environmental Indemnity Agreement” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, by and among Borrower, Maryland Owner, VOP and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” shall mean any federal, state or local statute, regulation or ordinance or any judicial or administrative decree or decision, whether now existing or hereafter enacted, promulgated or issued, with respect to the protection of human health as it relates to any Hazardous Materials, or the environment, Microbial Matter, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions or wells.  Without limiting the generality of the foregoing, the term shall encompass each of the following statutes, and regulations promulgated thereunder, and amendments and successors to such statutes and regulations, as may be enacted and promulgated from time to time:  (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C.; 33 U.S.C.; 42 U.S.C. and 42 U.S.C. § 9601 et seq.); (b) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.); (c) the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.); (d) the Toxic Substances Control Act (15 U.S.C. § 2061 et seq.); (e) the Clean Water Act (33 U.S.C. § 1251 et seq.); (f) the Clean Air Act (42 U.S.C. § 7401 et seq.); (g) the Safe Drinking Water Act (21 U.S.C. § 349; 42 U.S.C. § 201 and § 300f et seq.); (h) the National Environmental Policy Act of 1969 (42 U.S.C. § 4321); (i) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (j) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. § 1101 et seq.).

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ESA” shall have the meaning set forth in Section 4.1.29(j).

“Event of Default” shall have the meaning set forth in Section 17.1(a).

“Excess Cash Flow” shall have the meaning set forth in the Cash Management Agreement.

“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 3.1.3.

“Excess Cash Flow Reserve Amount” shall have the meaning set forth in Section 16.9.1 hereof.

“Exculpated Parties” shall have the meaning set forth in Section 18.1.1.

“Excusable Delay” shall mean a delay solely due to acts of God, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of Borrower and/or Maryland Owner, but Borrower’s and/or Maryland Owner’s lack of funds in and of itself shall not be deemed a cause beyond the control of Borrower and/or Maryland Owner, as the case may be.

“Extraordinary Expenses” shall mean such extraordinary operating expenses and/or capital expenses not set forth in the Approved Annual Budget as are approved by Lender (such approval not to be unreasonably withheld, conditioned or delayed).

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan or the portion of any such twelve (12) month period falling within the term of the Loan in the event that such twelve (12) month period occurs partially before or after, or partially during, the term of the Loan.

“Fitch” shall mean Fitch Ratings, Inc.

“Fixed Interest Rate” shall mean a rate of: (a) 2.9804% per annum as to Component A-1; (b) 4.0143% per annum as to Component A-2-FX; (c) 4.7517% per annum as to Component B; (d) 5.2911% per annum as to Component C; and (e) 6.3663% per annum as to Component D.

“Fixed Rate Component” shall mean, individually or collectively as the context requires, each of Component A-1, Component A-2-FX, Component B, Component C and Component D.

“Floating Interest Rate” shall mean the sum of (i)  LIBOR plus (ii) the LIBOR Margin.

“Floating Rate Component” shall mean Component A-2-FL.

“Floating Rate Determination Date” shall mean with respect to any Interest Accrual Period with respect to the Floating Rate Component, the date that is two (2) Business Days prior to the beginning of such Interest Accrual Period.

“GAAP” shall mean the accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, to the extent such principles are applicable to the facts and circumstances on the date of determination and as amended, except where such amendment would materially affect a right or obligation of Borrower hereunder.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Ground Lease” shall mean each of the ground leases set forth on Schedule 4.1.43 attached hereto, as modified by any agreements executed by any of the Ground Lessors in favor of Lender in connection with the Loan.  For clarity, any ground lease entered into between two or more Individual Borrowers  or Maryland Owner shall not be a Ground Lease.

“Ground Lease Guaranty” shall mean that certain Guaranty executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Ground Lease Property” shall mean, collectively, the Individual Property located at 7000 Hadley Road, South Plainfield, New Jersey 07080 and the Individual Property located at 51 Route 17 North, East Rutherford, New Jersey 07073.  For clarity, any property subject to a ground lease entered into between two or more Individual Borrowers  or Maryland Owner shall not be Ground Lease Property.

“Ground Lease Reserve Account” shall have the meaning set forth in Section 3.1.3 hereof.

“Ground Lease Reserve Amount” shall have the meaning set forth in Section 16.4.1 hereof.

“Ground Lessor” and “Ground Lessors” shall mean, individually or collectively, as the context requires, (i) Northern Star, LLC and (ii) Honeywell International, Inc. together with their respective successors and assigns, and shall not include Borrower or Maryland Owner.

“Ground Rent” shall mean all rents (including both base and additional rent) and other charges due under the Ground Leases.

“Ground Tenant” and “Ground Tenants” shall mean, individually or collectively, as the context requires, VNO 700 Hadley Road LLC, a Delaware limited liability company and VNO Paterson Plank Road LLC, a Delaware limited liability company.

“Guaranteed Obligations” shall mean, as of any date of determination, the aggregate amount of any unfunded obligations under the Reserve Guaranty and the Alteration Deficiency Guaranty, if any.

“Guarantor” shall mean VOP, provided that a Guarantor Rating Period has not occurred and is continuing with respect to VOP, or a Replacement Guarantor.

“Guarantor Rating Period” shall mean any period commencing at such time as the rating of Guarantor’s long-term unsecured debt obligations shall fail to be rated at least Investment Grade and continuing until such time, if ever, as the rating of Guarantor’s long-term unsecured debt obligations shall be rated at least Investment Grade on any Determination Date by S&P and its equivalent by each of the other Rating Agencies for a period of two (2) consecutive full calendar quarters.

“Guaranty” shall mean, collectively, the Recourse Carveout Guaranty, the Ground Lease Guaranty, the Reserve Guaranty, if any, and the Alteration Deficiency Guaranty, if any.

“Guaranty Excess” shall have the meaning set forth in Section 16.8.4.

“Hazardous Materials” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law.  Without limiting the generality of the foregoing, the term shall mean and include:

(a)                                 “hazardous substances” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment

and Reauthorization Act of 1986, or Title III of the Superfund Amendment and Reauthorization Act, each as amended, and regulations promulgated thereunder; excluding, however, common maintenance and cleaning products regularly found at properties with a standard of operation and maintenance comparable to the Properties;

(b)                                 “hazardous waste” and “regulated substances” as defined in the Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder;

(c)                                  “hazardous materials” as defined in the Hazardous Materials Transportation Act, as amended, and regulations promulgated thereunder; and

(d)                                 “chemical substance or mixture” as defined in the Toxic Substances Control Act, as amended, and regulations promulgated thereunder.

“Impositions” shall mean all taxes (including all ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction, privilege or license or similar taxes), business improvement district charges, governmental assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not commenced or completed within the term of this Agreement), water, sewer or other rents and charges, excises, levies, fees (including license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of any Individual Property and/or any Rents (including all interest and penalties thereon), which at any time prior to, during or in respect of the term hereof may be assessed or imposed on or in respect of or be a Lien upon (a) Borrower and/or Maryland Owner (including all income, franchise, single business or other taxes imposed on Borrower and/or Maryland Owner for the privilege of doing business in the jurisdiction in which each Individual Property is located), (b) any of the Properties, or any other collateral delivered or pledged to Lender in connection with the Loan, or any part thereof, or any Rents therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Properties or the leasing or use of all or any part thereof (other than obligations of Tenants under Leases).  Nothing contained in this Agreement shall be construed to require Borrower to pay any tax, assessment, levy or charge earlier than when due, or imposed on (i) any tenant occupying any portion of any of the Properties, (ii) any third party manager of any of the Properties, including Manager, or (iii) Lender in the nature of a capital levy, estate, inheritance, succession, income or net revenue tax.

“Improvements” shall have the meaning set forth in the Security Instrument.

“Indebtedness” shall mean, at any given time, the Principal Amount, together with all accrued and unpaid interest thereon and all other obligations and liabilities due or to become due to Lender pursuant hereto, under the Note or in accordance with the other Loan Documents and all other amounts, sums and expenses paid by or payable to Lender hereunder or pursuant to the Note or the other Loan Documents.

“Indemnified Parties” shall have the meaning set forth in Section 19.12(b).

“Independent” shall mean a Person who:  (a) does not have any direct financial interest or any material indirect financial interest in Borrower or Maryland Owner or in any Affiliate of Borrower or Maryland Owner, (b) is not connected with Borrower or Maryland Owner or any Affiliate of Borrower or Maryland Owner as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor or supplier (other than as a result of such Person providing services or supplies to Borrower or Maryland Owner or any Affiliate of Borrower or Maryland Owner) director, supplier, customer or person performing similar functions, and (c) is not a member of the immediate family of a Person defined in (a) or (b) above.

“Independent Accountant” shall mean a firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrower and reasonably acceptable to Lender, it being agreed by Lender that Deloitte & Touche LLP and any of the other co-called “Big Four” accounting firms (including any successor entity thereto) are each hereby approved by Lender as an Independent Accountant.

“Independent Member” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Members, independent managers or independent directors another nationally-recognized company approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed, in each case that is not an Affiliate of Borrower or Maryland Owner and that provides professional Independent Members, independent managers or independent directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Member and is not, and has never been, and will not while serving as an Independent Member be, any of the following:

(a)                                 a member, partner, equityholder, manager, director, officer or employee of Borrower, Maryland Owner, Guarantor, any equityholder that is required hereby to be a special purpose entity, or any of their respective equityholders or Affiliates (other than as an Independent Member of Borrower, Maryland Owner  or an Affiliate of Borrower or Maryland Owner that is not in the direct chain of ownership of Borrower or Maryland Owner and that is required by a creditor to be a single purpose bankruptcy remote entity,  provided that such Independent Member is employed by a company that routinely provides professional Independent Members, independent managers or  independent directors in the ordinary course of its business);

(b)                                 a creditor, supplier or service provider (including provider of professional services) to Borrower, Maryland Owner, Guarantor or any equityholder that is a special purpose entity, or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Members, independent manager or independent directors and other corporate services to Borrower, Maryland Owner, Guarantor or any of their respective Affiliates in the ordinary course of its business);

(c)                                  a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d)                                 a Person that controls (whether directly, indirectly or otherwise) any of the Person identified in subparagraphs (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (a) by reason of being an Independent Member of a single purpose entity affiliated with Borrower or Maryland Owner shall be qualified to serve as an Independent Member of a corporation or limited liability company serving as the special purpose member or general partner, as applicable, of the Borrower or Maryland Owner as required hereby, provided that the fees that such individual earns from serving as an Independent Member of affiliates of Borrower or Maryland Owner in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

For purposes of this paragraph, a “single purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the Single Purpose Entity provisions of this Agreement.

“Individual Borrower” shall mean each Borrower set forth on Schedule 1 attached hereto, together with its successors and permitted assigns.

“Individual Material Adverse Effect” shall mean any event or condition that has a material adverse effect, in each case, taken as a whole on (a) any Individual Property, (b) the use, operation, or value of such Individual Property, (c) the business, profits, operations or financial condition of the applicable Individual Borrower and/or Maryland Owner, or (d) the ability of such Individual Borrower and/or Maryland Owner to repay the principal and interest of the Loan as it becomes due or to satisfy any of such Individual Borrower’s and/or Maryland Owner’s obligations under the Loan Documents.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned (or leased pursuant to any of the Ground Leases) by an Individual Borrower or Maryland Owner and encumbered by a Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the related Security Instrument and referred to therein as the “Property”.

“Insurance Requirements” shall mean, collectively, (a) all material terms of any insurance policy required pursuant to this Agreement and (b) all material regulations and then current standards applicable to or affecting any Individual Property or any part thereof or any use or condition thereof, which may, at any time, be recommended by the Board of Fire Underwriters, if any, having jurisdiction over any Individual Property, or such other body exercising similar functions.

“Insurance Reserve Account” shall have the meaning set forth in Section 3.1.3.

“Insurance Reserve Amount” shall have the meaning set forth in Section 16.2.1.

“Intangible” shall have the meaning set forth in the Security Instrument.

“Interest Accrual Period” shall mean, (a) with respect to each Fixed Rate Component, a period from and including the tenth (10th) day of each calendar month during the term of the Loan and ending on and including the ninth (9th) day of the immediately succeeding calendar month and (b) with respect to the Floating Rate Component, a period from and including the thirteenth (13th) day of each calendar month during the term of the Loan and ending on and including the twelfth (12th) day of the immediately succeeding calendar month.

“Investment Grade” shall mean, with respect to any Person, that the long-term unsecured debt obligations of such Person are rated at least “BBB-” by S&P and its equivalent by Fitch.

“Late Payment Charge” shall have the meaning set forth in Section 2.2.7.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted by Borrower or Maryland Owner a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property, and every modification, amendment or other agreement entered into or assumed by Borrower or Maryland Owner relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto pursuant to any of the foregoing.

“Lease Modification” shall have the meaning set forth in Section 8.8.1.

“Legal Requirements” shall mean all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, and irrespective of the nature of the work to be done, of every Governmental Authority including, without limitation, Environmental Laws and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Borrower or Maryland Owner or to each Individual Property and the Improvements and the Building Equipment thereon, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of each Individual Property and the Improvements and the Building Equipment thereon including, without limitation, building and zoning codes and ordinances and laws relating to handicapped accessibility.

“Lender” shall have the meaning set forth in the first paragraph of this Agreement.

“Letter of Credit” or “Letters of Credit” shall mean one or more irrevocable, unconditional, transferable, clean sight draft letters of credit, in favor of Lender and entitling Lender to draw thereon in New York, New York (or at a location outside of New York, New

York provided that such Letter of Credit is capable of being drawn upon by facsimile presentation), based solely on a statement executed by an officer or authorized signatory of Lender and issued by an Approved Bank.  If at any time (a) the institution issuing any such Letter of Credit shall cease to be an Approved Bank or (b) the Letter of Credit is due to expire prior to the sixtieth (60th) day after the Stated Maturity Date (the “LC Expiration Date”), Lender shall have the right immediately to draw down the same in full and hold the proceeds thereof in accordance with the provisions of this Agreement, unless Borrower shall deliver a replacement Letter of Credit from an Approved Bank within (i) as to (a) above, twenty (20) days after Lender delivers written notice to Borrower that the institution issuing the Letter of Credit has ceased to be an Approved Bank or (ii) as to (b) above, at least twenty (20) days prior to the expiration date of said Letter of Credit.  Borrower shall not have or be permitted to have any liability or other obligations under any reimbursement agreement with respect to any Letter of Credit or otherwise in connection with reimbursement to the Approved Bank for draws on such Letter of Credit.

“LIBOR” means the per annum rate calculated by Lender, as set forth below:

(a)                                 with respect to each Interest Accrual Period with respect to the Floating Rate Component, LIBOR is the per annum rate (rounded upward, if necessary, to the next nearest 1/1,000th of one percent (1%)) for deposits in U.S. Dollars, for a one-month period, that appears on Reuters Screen LIBOR01 Page (or the successor to the Reuters Screen LIBOR01 Page) as the London Interbank Offering Rate as of 11:00 a.m., London time, on the Floating Rate Determination Date; or

(b)                                 with respect to a Floating Rate Determination Date on which such rate does not appear on the Reuters Screen LIBOR01 Page, the arithmetic mean (rounded upward, if necessary, to the next nearest 1/1,000th of one percent (1%)) of the offered quotations of rates obtained by the Servicer from four major banks in the London interbank market for deposits in U.S. Dollars for a one-month period to prime banks in the London interbank market as of 11:00 a.m., London time, on such Floating Rate Determination Date and in an amount that is representative for a single transaction in the relevant market at the relevant time.  If fewer than two such quotations are so provided, the per annum rate which Lender determines to be the arithmetic mean (rounded upward, if necessary, to the next nearest 1/1,000th of one percent (1%)) of the offered quotations of rates which major banks in New York selected by Lender are quoting at 11:00 a.m., New York time, on such Floating Rate Determination Date in U.S. Dollars to leading European banks for a period equal to the applicable Interest Accrual Period with respect to the Floating Rate Component in amounts of at least One Million and No/100 Dollars ($1,000,000.00).

(c)                                  LIBOR shall be adjusted automatically as of the effective date of any change in the Reserve Percentage to an amount equal to the quotient of (i) LIBOR applicable to the Interest Accrual Period with respect to the Floating Rate Component divided by (ii) a percentage equal to one hundred percent (100%) minus the Reserve Percentage applicable to such date.

(d)                                 Notwithstanding anything to the contrary set forth herein, in no event shall LIBOR ever be less than one percent (1%).

“LIBOR Margin” shall mean 1.3608%.

“License(s)” shall have the meaning set forth in Section 4.1.23.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on or affecting Borrower or Maryland Owner, any Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and the filing of mechanic’s, materialmen’s and other similar liens and encumbrances but not liens arising by operation of law for which no filing has been made (e.g., an inchoate mechanic’s lien).

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement in the aggregate amount of the Components.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Assignment of Management Agreement, the Lockbox Agreement, the Cash Management Agreement, the Guaranty, the Maryland Guaranty Agreement, the Contribution Agreement,  the Environmental Indemnity Agreement, the Collateral Assignment of Interest Rate Cap and all other documents (excluding the Bottom Up Guaranty) executed and/or delivered by Borrower, Maryland Owner and/or Guarantor in connection with the Loan including any certifications or representations delivered by or on behalf of Borrower, Maryland Owner, any Affiliate of Borrower or Maryland Owner, Manager, or any Affiliate of Manager.

“Loan Purchase Agreement” means that certain mortgage loan purchase and sale agreement, dated as of the date hereof, by and between Lender and Purchaser, as amended or modified from time to time.

“Lockbox Account” shall have the meaning set forth in Section 3.1.1 hereof.

“Lockbox Agreement” shall mean that certain Deposit Account Control Agreement, dated as of the date hereof, by and among Borrower, Maryland Owner, Lockbox Bank and Deutsche Bank National Trust Company, as trustee for the holders of Vornado DP LLC Trust 2010, Commercial Mortgage Pass-Through Certificates, Series 2010-VNO, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Lockbox Bank” shall mean Bank of America, N.A., a national banking association, or any successor Eligible Institution acting as bank under the Lockbox Agreement.

“Lockout Expiration Date” shall have the meaning set forth in Section 2.3.1 hereof.

“Losses” shall have the meaning set forth in Section 18.1.2.

“Management Agreement” shall mean that certain Management Agreement, effective as of the Closing Date, entered into by and among each Individual Borrower, Maryland Owner and Manager, pursuant to which Manager is to provide management and other services with respect to each Individual Property.

“Management Fees” shall mean an amount equal to the property management fees payable to Manager pursuant to the terms of the Management Agreement for base management services.

“Manager” shall mean Vornado Retail Manager LLC, a Delaware limited liability company.

“Manager Lease Fees” shall mean the fees for leasing space at the property payable to Manager pursuant to the terms of the Management Agreement.

“Marlton Condemnation Proceeds” shall mean any and all compensation, awards, proceeds, damages, claims, causes and rights of action and payments made to Borrower and/or Maryland Owner in connection with the Taking of the portion of the Marlton, NJ property as indicated on Schedule 2.

“Maryland Individual Borrower” shall mean Towson II VF L.L.C., a Delaware limited liability company, together with its successors and permitted assigns.

“Maryland Individual Property” shall mean the Individual Property located at 801 Goucher Boulevard, Baltimore, Maryland.

“Maryland Guaranty Agreement” shall mean that certain Indemnity Guaranty, dated as of the Closing Date, delivered by Maryland Owner to Lender to secure the full and prompt payment and performance of the obligations and liabilities of Maryland Individual Borrower under the Note and the other Loan Documents, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Maryland Owner” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Massachusetts Individual Borrower” shall mean collectively Springfield VF LLC and Chicopee Holding L.L.C. and their respective successors and permitted assigns.

“Material Adverse Effect” shall mean any event or condition that has a material adverse effect, in each case, taken as a whole on (a) the Properties, (b) the use, operation, or value of the Properties, (c) the business, profits, operations or financial condition of Borrower and Maryland Owner, or (d) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to satisfy any of Borrower’s and/or Maryland Owner’s obligations under the Loan Documents.

“Material Alteration” shall mean any Alteration which, when aggregated with all related Alterations (other than decorative work such as painting, wall papering and carpeting and the replacement of fixtures, furnishings and equipment to the extent being of a routine and recurring nature) constituting a single project, involves (i) an estimated cost exceeding five percent (5%) of the Loan Amount on an aggregate basis for all of the Properties or (ii) Five Million and No/100 Dollars ($5,000,000.00) with respect to any one Individual Property with respect to any Alteration or related Alterations (including the Alteration in question) then being undertaken at the Properties or the applicable Individual Property, in the case of each of clauses (i) and (ii) without taking into account Alterations required by Law or any Lease.

“Material Business Terms” shall have the meaning set forth in Section 8.8.1.

“Maturity Date” shall mean the date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at the Stated Maturity Date, by acceleration or otherwise.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Microbial Matter” shall mean fungi or bacterial matter which reproduces through the release of spores or the splitting of cells, including, but not limited to, mold, mildew and viruses, whether or not such microbial matter is living.

“Monetary Default” shall mean a Default (a) in an obligation to pay money hereunder or under any Loan Document or (b) arising pursuant to Section 17.1(a)(6) or (7).

“Monthly Debt Service Payment Amount” shall mean, with respect to any Payment Date, an amount equal to the sum of (a) the aggregate amount of interest which has accrued on each Fixed Rate Component calculated at the Fixed Interest Rate, (b) the amount of interest which has accrued on the Floating Rate Component at the Floating Interest Rate and (c) the amount of principal payable on such Payment Date based on the amortization schedule attached hereto as Schedule 2.2.3 and made a part hereof, as such schedule may be amended from time to time in accordance with the last sentence of the definition of Scheduled Defeasance Payments.

“Monthly Ground Lease Reserve Amount” shall have the meaning set forth in Section 16.4.1.

“Monthly Insurance Reserve Amount” shall have the meaning set forth in Section 16.2.1.

“Monthly Replacement Reserve Amount” shall have the meaning set forth in Section 16.3.1.

“Monthly Tax Reserve Amount” shall have the meaning set forth in Section 16.1.1.

“Net Operating Income” shall mean the amount obtained by subtracting Operating Expenses from Operating Income.

“Net Worth” means, as of a given date, (a) a Person’s total assets as of such date (exclusive of the Properties or any other collateral) less (b) a Person’s total liabilities as of such date (exclusive of the Loan), determined in accordance with GAAP, but based upon the appraised value of its properties, or with respect to those properties not appraised within the prior twelve (12) months at the time of such determination, the then current value of such properties, as reasonably estimated by such Person.

“New Lease” shall have the meaning set forth in Section 8.8.1.

“Non-Consolidation Opinion” shall mean that certain bankruptcy non-consolidation opinion letter dated the date hereof delivered by Edwards, Angell, Palmer & Dodge LLP (or any other law firm reasonably acceptable to Lender) in connection with the Loan.

“Non-Disturbance Agreement” shall have the meaning set forth in Section 8.8.9.

“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of Six Hundred Sixty Million and No/100 Dollars ($660,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, including any Undefeased Note that may exist from time to time, but excluding any Defeased Note.

“O&M Program” shall mean the operations and maintenance program with respect to asbestos at each applicable Individual Property attached hereto as Schedule 5.1.22.

“Obligations” shall have the meaning set forth in the recitals of the Security Instrument.

“Officer’s Certificate” shall mean a certificate executed by an authorized signatory of Borrower that is familiar with the financial condition of Borrower and Maryland Owner and the operation of the Properties, as the act of Borrower and Maryland Owner and not of such authorized signatory, who shall have no personal liability in connection therewith.

“Operating Expenses” shall mean, for any period, without duplication, all expenses actually paid or payable by Borrower and Maryland Owner during such period in connection with the operation, management, maintenance, repair and use of the Properties, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with GAAP.  Operating Expenses specifically shall include (a) all operating expenses incurred in the period in question based on quarterly financial statements delivered to Lender in accordance with Article XI, (b) property management fees in an amount equal to the greater of (i) the actual management fees or (ii) two percent (2%) of Rents for such period, (c) administrative, payroll, security and general expenses for the Properties (but excluding any Rents in the nature of Tenant reimbursements), (d) the cost of utilities, inventories and fixed asset supplies consumed in the operation of the Properties, (e) a reasonable reserve for uncollectible accounts, (f) costs and fees of Independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder, (g) cost of attendance by employees at training and manpower development programs, (h) association dues, (i) computer processing charges, (j) operational equipment and other lease payments as reasonably approved by Lender,  (k) taxes and other Impositions, other than income taxes or other Impositions in the nature of income taxes, (l) insurance premiums and (m) Ground Rent.  Notwithstanding the foregoing, Operating Expenses shall not include (i) depreciation or amortization, (ii) income taxes or other Impositions in the nature of income taxes, (iii) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange, transfer, financing or refinancing of all or any portion of the Properties or in connection with the recovery of Proceeds which are applied to prepay the Note, (iv) any other expenses which in accordance with GAAP should be capitalized, (v) Debt Service, (vi) any capital expenditures or any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but which is paid directly by any Tenant, (vii) deposits required to be made to the Reserve Accounts established pursuant to Article XVI, (viii) any expenses paid for with funds from any of the Reserve Accounts established pursuant to Article XVI, (ix) leasing commissions including all Manager Lease Fees, (x) tenant improvements and allowances and other reletting costs actually paid, (xi) any item of expense which would otherwise be considered with Operating Expenses pursuant to the provisions above, but which is paid directly by any Tenant and (xii) any other extraordinary or non-recurring expenses.

“Operating Expenses Reserve Account” shall have the meaning set forth in Section 3.1.3(i).

“Operating Income” shall mean, for any period, all revenues of Borrower and Maryland Owner during such period from the use, ownership or operation of the Properties as follows:

(a)                                 all amounts payable to Borrower and/or Maryland Owner by any Person as Rent and other amounts under Leases, license agreements, occupancy agreements, concession agreements or other agreements relating to the Properties, provided that with respect to all scheduled Rent increases in connection with existing Leases and Rent on account of new Leases that, in each case, commence payment within the twelve (12) month period immediately preceding the Determination Date, the Rent amount used in determining Operating Income for such twelve (12) month period shall include the amount of such Rent increases and/or new Rents as if such Rent increases and/or new Rents were paid at all times during such twelve (12) month period;

(b)                                 business interruption or rent insurance proceeds allocable to the applicable calculation period; and

(c)                                  all other amounts which in accordance with GAAP are or would be included in Borrower’s and Maryland Owner’s annual financial statements as operating income attributable to the Properties.

Notwithstanding the foregoing, Operating Income shall not include (i) any Proceeds (other than business interruption or rent insurance proceeds and only to the extent allocable to the applicable calculation period), (ii) any proceeds resulting from the Transfer of all or any portion of the Properties, (iii) any item of income otherwise included in Operating Income but paid directly by any Tenant to a Person other than Borrower or  Maryland Owner as an offset or deduction against Rent payable by such Tenant, provided such item of income is for payment of an item of expense (such as payments for utilities paid directly to a utility company) and such expense is otherwise excluded from the definition of Operating Expenses pursuant to clause “(vi)” of the definition thereof, (iv) security deposits received from Tenants until forfeited or applied, (v) any termination fees paid under any Lease in connection with the termination thereof (except to the extent applied on a pro-rata basis over the non-terminable portion of the Lease term) and (vi) interest income.  Except to the extent otherwise required in this definition, Operating Income shall be calculated on the accrual basis of accounting and in accordance with GAAP.

“Opinion of Counsel” shall mean an Opinion of Counsel of a law firm selected by Borrower and reasonably acceptable to Lender.

“Other Charges” shall mean maintenance charges, impositions other than Impositions, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against any Individual Property or any part thereof by any Governmental Authority, other than those required to be paid by a Tenant pursuant to its respective Lease.

“Other Permitted Release” shall have the meaning set forth in Section 2.5.4.

“Otherwise Rated Insurer” shall have the meaning set forth in Section 6.1.2(a).

“Partial Defeasance Collateral” shall mean U.S. Securities that provide payments (a) on or prior to, but as close as possible to, the Business Day immediately preceding each Payment Date after the Defeasance Date and up to and including the Lockout Expiration Date or anytime thereafter as specified by Borrower on or prior to the Defeasance Date, and which shall include for payment on such specified date the portion of the principal amount of the Loan under the Defeased Note being defeased due on such specified date, and (b) in amounts equal to or greater than the Scheduled Defeasance Payments relating to each such Payment Date.

“Partial Defeasance Date” shall have the meaning set forth in Section 2.4.2(a).

“Partial Defeasance Event” shall have the meaning set forth in Section 2.4.2.

“Payment Date” shall mean, with respect to each Component, the tenth (10th) calendar day of each calendar month and if such day is not a Business Day, then the Business

Day immediately succeeding such day, commencing on September 10, 2010 and continuing to and including the Maturity Date.

“Permitted Debt” shall mean, collectively, (a) the Note and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by this Agreement, the Security Instrument and the other Loan Documents, (b) trade payables incurred in the ordinary course of each Individual Borrower’s and Maryland Owner’s business, not secured by Liens on any Individual Property (other than liens being properly contested in accordance with the provisions of this Agreement or the Security Instrument or Liens for amounts not yet due and payable), not to exceed five percent (5%) of the applicable Allocated Loan Amount at any one time outstanding with respect to the Individual Property owned by each such Individual Borrower or Maryland Owner, payable by or on behalf of such Individual Borrower or Maryland Owner for or in respect of the operation of the Individual Property owned by such Individual Borrower or Maryland Owner in the ordinary course of operating any Individual Borrower’s or Maryland Owner’s business, provided that (but subject to the remaining terms of this definition) each such amount shall be paid within sixty (60) days following the date on which each such amount is billed, and (c) amounts due under any equipment leases (treated as capital leases under GAAP), provided that, at all times during the term of the Loan, the aggregate amount outstanding under the equipment leases and clause (b) hereunder shall not exceed five percent (5%) of the applicable Allocated Loan Amount at any one time outstanding with respect to the Individual Property owned by each such Individual Borrower or Maryland Owner, payable by or on behalf of such Individual Borrower or Maryland Owner for or in respect of the operation of the Individual Property owned by such Individual Borrower or Maryland Owner in the ordinary course of operating any Individual Borrower’s or Maryland Owner’s business.  Nothing contained herein shall be deemed to require any Individual Borrower or Maryland Owner to pay any amount described above, so long as such Individual Borrower or Maryland Owner is in good faith, and by proper legal proceedings at the appropriate time, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (i) adequate reserves with respect thereto are maintained on the books of such Individual Borrower or Maryland Owner in accordance with GAAP and (ii) such contest operates to suspend collection or enforcement, as the case may be, of the contested amount and such contest is maintained and prosecuted continuously and with diligence.  Notwithstanding anything set forth herein, in no event shall Borrower or Maryland Owner be permitted under this provision to enter into a note (other than the Note and the other Loan Documents) or other instrument for borrowed money.

“Permitted Encumbrances” shall mean, collectively, (a) any Lien and security interest created or permitted by the Loan Documents, (b) any Lien, encumbrances and other matters disclosed in the Title Policy, (c) any Lien, if any, for Impositions, or for Other Charges, in either case which are not yet due or delinquent or are the subject of a permitted contest pursuant to Section 7.3, (d) statutory liens for labor or materials filed against any Individual Property that are the subject of a permitted contest pursuant to Section 7.3, (e) any Lien arising after the date hereof in connection with the actions permitted to be taken by Borrower or Maryland Owner in accordance with the provisions of Section 8.3, (f) any Lien filed against equipment leased pursuant to equipment leases permitted hereunder, (g) the Leases, (h) the

Ground Leases, (i) the REOAs and (j) such other title and survey exceptions as Lender has approved or may approve in Lender’s reasonable discretion.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by any Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Monthly Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(a)                                 obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of:  the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause (a) must (i) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (ii) if rated by S&P, not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) not be subject to liquidation prior to their maturity;

(b)                                 Federal Housing Administration debentures;

(c)                                  obligations of the following United States government sponsored agencies:  Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Student Loan Marketing Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause (c) must (i) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (ii) if rated by S&P, not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) not be subject to liquidation prior to their maturity;

(d)                                 federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to the certificates); provided, however, that the investments described in this clause (d) must (i) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (ii) if rated by S&P, not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv)  not be subject to liquidation prior to their maturity;

(e)                                  fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to the certificates); provided, however, that the investments described in this clause (e) must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, not have a “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) not be subject to liquidation prior to their maturity;

(f)                                   debt obligations with maturities of not more than three hundred sixty-five (365) days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investments would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to the certificates) in its highest long-term unsecured debt rating category; provided, however, that the investments described in this clause (f) must (i) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (ii) if rated by S&P, not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) not be subject to liquidation prior to their maturity;

(g)                                  commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than three hundred sixty-five (365) days and that at all times is rated by each Rating

Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to the certificates) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause (g) must (i) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (ii) if rated by S&P, not have a “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) not be subject to liquidation prior to their maturity;

(h)                                 units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and have the highest rating from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to the certificates) for money market funds; and

(i)                                     any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to the certificates by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (a) such obligation or security evidences a right to receive only interest payments or (b) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Physical Conditions Report” shall mean with respect to each Individual Property those certain Property Condition Reports prepared by Certified Environments, Inc. in connection with the origination of the Loan.

“Plan” shall have the meaning set forth in Section 4.1.10(a).

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on

Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”), (c) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et seq., and (d) all other Legal Requirements relating to money laundering or terrorism.

“Primary Servicer” shall have the meaning set forth in Section 13.1.

“Principal Amount” shall have the meaning set forth in the Note.

“Proceeds” shall have the meaning set forth in Section 6.2.2.

“Proceeds Reserve Account” shall have the meaning set forth in Section 3.1.3.

“Prohibited Person” means any Person:  (i) listed in the Annex to, or otherwise subject to the provisions of, the Executive Order, (ii) that is named as a “specifically designated national (SDN)” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website (http://www.treas.gov.ofac/t11sdn.pdf) or at any replacement website or other replacement official publication of such list or that is named on any other Governmental Authority list issued post September 11, 2001, (iii) acting, directly or indirectly, in contravention of any AML Law or terrorist organizations or narcotics traffickers, including those Persons that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Financial Action Task Force on Money Laundering, U.S. Office of Foreign Assets Control, U.S. Securities and Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, all as may be amended or superseded from time to time or (iv) that is owned or Controlled by, or acting for or on behalf of, any Person described in clause (i), (ii) or (iii) above.

“Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement.

“Purchaser” means Vornado DP LLC, together with its successors or assigns.

“Qualified Manager” shall mean (a) an Affiliate of Borrower, (b) a reputable and experienced management company not subject to any Bankruptcy Action which manages multiple properties having an aggregate minimum of net rentable square feet of retail space equal to the lesser of (i) 7,500,000 square feet and (ii) eighty percent (80%) of the total square feet of the Properties subject to the lien of the Security Instrument as of the date any such management company is being engaged to manage any Individual Property, and which management company shall have at least ten (10) years of experience managing such properties similar in size, scope, use and value as any applicable Individual Property, or (c) any Person, with respect to which Borrower shall have obtained a Rating Agency Confirmation/Notification as to such new management company.

“Rate Cap” shall mean an interest rate cap entered into with an Acceptable Counterparty with (a) a notional amount equal to the then outstanding principal balance of the Floating Rate Component, (b) a term of not less than two (2) years and (c) a LIBOR strike price not greater than the Capped LIBOR Rate.  Furthermore, the Rate Cap shall provide for (A) the calculation of interest, (B) the determination of the interest rate, (C) an Interest Accrual Period with respect to the Floating Rate Component and (D) the distribution of payments thereunder to comply, in each case, to the requirements with respect to such provisions set forth herein.

“Rating Agencies” shall mean each of S&P and Fitch.

“Rating Agency Confirmation/Notification”  shall mean, with respect to any matter, (i) with respect to S&P, confirmation in writing by S&P that a proposed action, failure to act or other specified event will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Securities (if then rated by S&P); provided that a written waiver or acknowledgment from S&P indicating its decision not to review the matter for which the Rating Agency Confirmation/Notification is sought shall be deemed to satisfy the requirement for the Rating Agency Confirmation/Notification from S&P with respect to such matter and (ii) with respect to Fitch, delivery of written notice of such action, condition or event to Fitch at the same time the Rating Agency Confirmation/Notification is requested from S&P.

“Recourse Carveout Guaranty” shall mean that certain Recourse Carveout Guaranty executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Related Entities” shall have the meaning set forth in Section 8.5(e).

“Related Party” and “Related Parties” shall have the meaning set forth in Section 4.1.29(a).

“Release Amount” shall mean, in connection with the release of any Individual Property from the Lien of the Security Instrument (or, in lieu of such release, the assignment of the Security Instrument encumbering any Individual Property), (a) one hundred five percent (105%) of the original Allocated Loan Amount of the applicable Individual Property, which, when taken together with the Release Amount of each Individual Property previously released from the Lien of the Security Instrument (or, with respect to which Individual Property, Lender previously assigned the applicable Security Instrument), is less than or equal to twenty-five percent (25%) of the original Principal Amount and (b) thereafter one hundred fifteen percent (115%) of the original Allocated Loan Amount (provided that, in each case, the Release Amount shall not be greater than the amount of the Indebtedness outstanding on the date the applicable Individual Property is released from the Lien of the Security Instrument (or, in lieu of such release, the applicable Security Instrument is assigned)) in accordance with the terms of this Agreement and the other Loan Documents.

“Rent Roll” shall have the meaning set forth in Section 4.1.27.

“Rents” shall mean all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties, income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or Maryland Owner from any and all sources arising from or attributable to each Individual Property and Proceeds, if any, from business interruption or other loss of income insurance; provided that “Rents” shall not include (a) any damages, judgments, settlement proceeds or amounts of any kind paid to Borrower and/or Maryland Owner in connection with the Stop & Shop Litigation or (b) the Marlton Condemnation Proceeds.

“REOA” shall mean each of those agreements more particularly set forth on Schedule 4.1.44 attached hereto.

“Replacement Guarantor” shall mean a guarantor for whom Lender shall have received evidence reasonably acceptable to Lender that such proposed guarantor and each of such guarantor’s principals and all other entities which may be owned or Controlled, directly or indirectly by such guarantor’s principals (a) has never been convicted of a felony; (b) is not a Prohibited Person, (c) has not been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage as a debtor of any insolvency act, or any similar act for the benefit of debtors; and (d) has a Net Worth of at least Two Hundred Fifty Million and No/100 Dollars ($250,000,000.00) and total assets valued at not less than Six Hundred Fifty Million and No/100 Dollars ($650,000,000.00).

“Replacement Rate Cap” shall mean an interest rate cap in a form substantially similar to the Rate Cap entered into in connection with the closing of the Loan or as may otherwise be approved by the Rating Agencies (provided that in no event shall the Replacement Rate Cap require the counterparty to deposit collateral and/or obtain a replacement rate cap if such counterparty is no longer an Acceptable Counterparty) from an Acceptable Counterparty with (a) a notional amount equal to the then outstanding principal balance of the Floating Rate Component, (b) a term of not less than two (2) years and (c) a LIBOR strike price not greater than the Capped LIBOR Rate.

“Replacement Reserve Account” shall have the meaning set forth in Section 3.1.3.

“Replacement Reserve Amount” shall have the meaning set forth in Section 16.3.1.

“Required Remediation” shall have the meaning set forth in Section 16.11.1.

“Required Remediation Amount” shall have the meaning set forth in Section 16.11.1.

“Required Remediation Deposit Amount” shall have the meaning set forth in Section 16.7.

“Required Remediation Reserve Account” shall have the meaning set forth in Section 3.1.3.

“Required Repairs” shall have the meaning set forth in Section 5.1.27.

“Reserve Accounts” shall mean, collectively, the Tax Reserve Account, the Insurance Reserve Account, the Excess Cash Flow Reserve Account, the Operating Expenses Reserve Account, the Debt Service Reserve Account, the Ground Rent Reserve Account, the Replacement Reserve Account, the Proceeds Reserve Account, Required Remediation Reserve Account, the TI and Leasing Reserve Account and any other escrow fund established by the Loan Documents.

“Reserve Guaranty” shall mean any Reserve Guaranty, executed and delivered by Guarantor in favor of Lender which guarantees some or all of Borrower’s obligations under Section 16.1, Section 16.2, Section 16.3, Section 16.4, Section 16.10, and Section 16.11, as more particularly set forth in Section 16.7 (as such Reserve Guaranty may be amended, supplemented, restated, replaced or otherwise modified from time to time).

“Reserve Percentage” shall mean, with respect to any day of any Interest Accrual Period with respect to the Floating Rate Component, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement (including basic, supplemental, emergency, special and marginal reserves) generally applicable to financial institutions regulated by the Federal Reserve Board in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on the Loan is determined), whether or not Lender has any Eurocurrency liabilities or such requirement otherwise in fact applies to Lender.  LIBOR shall be adjusted automatically as of the effective date of each change in the Reserve Percentage.  As of the date hereof, the Reserve Percentage is zero, however, there can be no assurance as to what such amount may be in the future.  Notwithstanding anything contained herein to the contrary, the Reserve Percentage shall be deemed to be zero for so long as the Loan is held in a securitization trust such as Vornado DP LLC Trust 2010.

“Retainage Release Threshold” shall have the meaning set forth in Section 6.2.5(a).

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., or any successor thereto.

“Scheduled Defeasance Payments” shall mean (a) in the case of a defeasance in full, scheduled payments of interest on and principal of the Fixed Rate Components of the Loan (less, for clarity, any previously defeased portion thereof) for each Payment Date occurring after the defeasance date and up to and including the Payment Date selected by the Borrowers from and after (and including) the Lockout Expiration Date (including the outstanding principal balance of the Fixed Rate Components of the Loan as of such Payment Date so selected) and (b) in the case of a partial defeasance, with respect to the principal portion of each Fixed Rate Component being defeased, scheduled payments of interest on and principal of such principal portion for each Payment Date occurring after the defeasance date and up to and including the Payment Date selected by the Borrowers from and after (and including) the Lockout Expiration Date (including the outstanding principal balance of such principal portion as of such Payment Date so selected).  In the case of a partial defeasance, for purposes of clause (b) of the preceding sentence, the scheduled payments of principal on each Payment Date in respect of the principal portion being defeased will be equal to the product of (i) the amount of principal payable on such Payment Date based on the amortization schedule attached to the Loan Agreement (as the same shall have been amended in connection with any prior defeasance in accordance with the immediately following sentence) multiplied by (ii) a fraction, the numerator of which is such principal portion being defeased as of the defeasance date and the denominator of which is the principal amount of the Loan as of the defeasance date (for clarity, excluding any portion of the Loan previously defeased).  Such amortization schedule will be amended in connection with such partial defeasance by deducting from the scheduled principal payment to be made on each Payment Date pursuant to such schedule (as the same may have been previously amended in connection with a prior partial defeasance) the scheduled payments of principal on such Payment Date in respect of the Defeased Note for such partial defeasance, as determined in accordance with the immediately preceding sentence.

“Securities” shall mean any certificates, notes or other securities issued in connection with a Securitization

“Securities Account” shall have the meaning ascribed thereto in Section 8-501(a) of the UCC.

“Securitization” shall mean one or more private or public securitizations of rated single- or multi-class securities secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents.

“Security Instrument” shall mean (a) with respect to each Individual Property (other than the Maryland Individual Property), that certain first priority Mortgage and Security Agreement or Open Ended Mortgage and Security Agreement, dated as of the Closing Date, executed and delivered by the related Individual Borrower to (or for the benefit of) Lender, as security for the Loan and encumbering the related Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, and (b) with respect to the Maryland Individual Property, that certain first priority Indemnity Deed of Trust, Assignment of Leases and Rents, Fixture Filing and Security Agreement, dated as of the Closing Date, executed and delivered by Maryland Owner to (or for the benefit of) Lender, as security for inter alia, the obligations and liabilities of Maryland Owner under the Maryland Guaranty Agreement and encumbering the Maryland Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” shall mean such Person designated in writing with an address for such Person by Lender, in its sole discretion, to act as Lender’s agent hereunder with such powers as are specifically delegated to the Servicer by Lender, whether pursuant to the terms of this Agreement or otherwise, together with such other powers as are reasonably incidental thereto.

“Single Purpose Entity” shall mean an entity in all material respects meeting all of the requirements of Section 5.1.4 of this Agreement (but in the case of an entity other than Borrower and/or Maryland Owner, substituting the name of such entity for the term “Borrower” or “Maryland Owner” throughout Section 5.1.4 (other than subparagraphs (1) through (3))

thereof for purposes of determining whether such entity meets such requirements) and any other requirements intended to preserve the separateness of Borrower and Maryland Owner.

“Standard Form of Lease” shall have the meaning set forth in Section 8.8.2(a).

“State” shall mean, with respect to an Individual Property, the state or commonwealth in which such Individual Property or any part thereof is located.

“Stated Maturity Date” shall mean the Payment Date occurring in September, 2020.

“Static LIBOR Rate” shall have the meaning set forth in Section 2.2.2(b).

“Stop & Shop Litigation” shall mean certain litigation against Stop & Shop pending in the United States District Court for the District of New Jersey regarding the reallocation of additional annual rent from Stop & Shop because of the expiration of the East Brunswick, Jersey City, Middletown, Union and Woodbridge leases to which the additional rent was previously allocated.

“Substituted Borrower” shall mean the Individual Borrower owning the Substituted Property.

“Substituted Property” shall have the meaning set forth in Section 2.6 hereof.

“Substitute Property” shall have the meaning set forth in Section 2.6 hereof.

“Substitute Property Borrower” shall have the meaning set forth in Section 2.6(f) hereof.

“Substitute Property Fixture Filing” shall have the meaning set forth in Section 2.6(o) hereof.

“Substitute Property Lien Documents” shall have the meaning set forth in Section 2.6(o) hereof.

“Substitution Effective Date” shall have the meaning set forth in Section 2.6.2 hereof.

“Successor Borrower” shall have the meaning set forth in Section 2.4.4.

“Survey” shall mean a survey of the Individual Property in question prepared by Bock & Clark, or a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Policy, and containing either a certification of such surveyor or a certification of visual update from such surveyor, in either case reasonably satisfactory to Lender.

“Taking” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Individual Property or any part thereof.

“Tax Reserve Account” shall have the meaning set forth in Section 3.1.3.

“Tax Reserve Amount” shall have the meaning set forth in Section 16.1.1.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of any Individual Property, other than Manager and its employees, agents and assigns.

“Tenant Instruction Letter” shall mean the letter of instruction to a Tenant under a Lease in the form of Exhibit A attached to the Cash Management Agreement.

“Terrorism Losses” shall be those types of losses which result from perils of terrorism and acts of terrorism (a) as are currently “certified” under TRIPRA or (b) as are not currently “certified” under TRIPRA, in each case whether or not TRIPRA is in effect, excluding losses for nuclear, biological, radiological or chemical acts.

“Terrorism Premium Limit” shall mean an annual Insurance Premium equal to $0.05 per $100 of insurable value of the Properties or any Individual Property, as applicable, provided such amount shall be reduced from time to time on a pro rata basis concurrently with the release (or assignment) of the Lien of the Security Instrument on any Individual Property, based on the rentable square feet of the Properties or any Individual Property, as applicable, as shown on Schedule 16.3 relative to the aggregate rentable square feet of the Properties, determined as the sum of each Individual Property’s rentable square feet as shown on Schedule 16.3.

“Threshold Amount” shall mean an amount equal to (i) Five Million and No/100 Dollars ($5,000,000) with respect to any Individual Property or (ii) five percent (5%) of the Loan Amount for all of the Properties.

“TI and Leasing Reserve  Amount” shall have the meaning set forth in Section 16.10.1.

“TI and Leasing Costs” shall have the meaning set forth in Section 16.10.1.

“TI and Leasing Reserve Account” shall have the meaning set forth in Section 3.1.3(j).

“Title Company” shall mean, collectively, Stewart Title Guaranty Company, Stewart Title Insurance Company, Fidelity National Title Insurance Company, Chicago Title Insurance Company, First American Title Insurance Company of New York, National Land Tenure Company, LLC, and Commonwealth Land Title Insurance Company.

“Title Policy” shall mean an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if any Individual Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to

Lender) issued by the Title Company on the date hereof with respect to each Individual Property and insuring the lien of the Security Instrument.

“Total Defeasance Collateral” shall mean U.S. Securities that provide payments (a) on or prior to, but as close as possible to, the Business Day immediately preceding each Payment Date after the Defeasance Date and up to and including the Lockout Expiration Date and any time thereafter as specified by Borrower on or prior to the Defeasance Date and which shall include for payment on such specified date the aggregate principal amount of the Fixed Rate Components due on such specified date, and (b) in amounts equal to or greater than the Scheduled Defeasance Payments relating to each such Payment Date.

“Total Defeasance Date” shall have the meaning set forth in Section 2.4.1(a).

“Total Defeasance Event” shall have the meaning set forth in Section 2.4.1.

“Total Insured Value” shall have the meaning set forth in Section 6.1.1(a).

“Total Loss” shall mean (a) a casualty, damage or destruction of any Individual Property which, in the reasonable judgment of Lender, (i) involves a loss of more than forty percent (40%) of the lesser of (A) the fair market value of such Individual Property or (B) the Allocated Loan Amount for such Individual Property, or (ii) results in the cancellation of leases comprising more than forty percent (40%) of the rentable area of an Individual Property, and in either case with respect to which Borrower is not required under the Leases to apply Proceeds to the restoration of such Individual Property; or (b) a permanent Taking which, in the reasonable judgment of Lender, (i) involves an actual or constructive loss of more than forty percent (40%) of the lesser of (A) the fair market value of an Individual Property or (B) the Allocated Loan Amount for such Individual Property, (ii) renders untenantable more than forty percent (40%) of the rentable area of an Individual Property or (iii) materially and adversely impairs access to and egress from an Individual Property; or (c) a casualty, damage, destruction or Taking that affects so much of an Individual Property such that it would be impracticable, in Lender’s reasonable discretion, even after restoration, to operate such Individual Property as an economically viable whole.

“Transfer” shall mean to, directly or indirectly, sell, assign, convey, mortgage, transfer, pledge, hypothecate, encumber, grant a security interest in, exchange or otherwise dispose of any beneficial interest or grant any option or warrant with respect thereto, or where used as a noun, a direct or indirect sale, assignment, conveyance, transfer, pledge or other disposition of any beneficial interest by any means whatsoever whether voluntary, involuntary, by operation of law or otherwise.

“Transferee” shall mean the Person to whom a Transfer is being effected.

“TRIPRA” shall mean the Terrorism Risk Insurance Program Reauthorization Act of 2007 or another similar federal statute which provides that the federal government reinsures not less than fifty percent (50%) of any claims made under an insurance policy insuring against acts of terrorism (or such lower percentage of claims acceptable to the applicable holder in its reasonable discretion).

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Undefeased Note” shall have the meaning set forth in Section 2.4.2(d) hereof.

“U.S. Securities” shall mean obligations or securities not subject to prepayment, call or early redemption which are (a) obligations of, or obligations fully guaranteed as to timely payment by, the United States of America or (b) obligations of any agency or instrumentality of the United States of America that qualify as “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, in each case, that are sufficient for Lender to obtain a Rating Agency Confirmation/Notification.

“VOP” shall mean Vornado Realty L.P., a Delaware limited partnership, and its permitted successors by merger, consolidation or transfer of all or substantially all of the assets of VOP, subject to any terms, covenants and/or conditions of this Agreement.

“VRT” shall mean Vornado Realty Trust, a Maryland real estate investment trust, and its permitted successors by merger, consolidation or transfer of all or substantially all of the assets of VRT, subject to any terms, covenants and/or conditions of this Agreement.

“VRT Transfers” shall have the meaning set forth in Section 8.5.

“Wal-Mart Parcel” shall mean that certain parcel of real property located in Allentown, Pennsylvania owned by Allentown Individual Borrower and leased to Wal-Mart Stores, Inc. pursuant to the Wal-Mart Lease, as more particularly described on Schedule 5.1.4 hereto and the improvement located thereon.

“Wal-Mart Lease” shall mean that certain Ground Lease dated as of May 11, 1994 between Allentown Individual Borrower, as lessor, and Wal-Mart Stores, Inc., as lessee, as amended, supplemented, renewed, restated and otherwise modified through the date hereof, pursuant to which Wal-Mart Stores, Inc. ground leases the Wal-Mart Parcel from Allentown Individual Borrower.

“Work” shall have the meaning set forth in Section 6.2.4(a).

“Yield Maintenance Premium” shall mean, with respect to each Fixed Rate Component outstanding at the time of such calculation, the amount (if any) which, when added to the aggregate outstanding principal amount of such Fixed Rate Component (or any portion thereof evidenced by any Undefeased Note as applicable, but excluding any Defeased Note) attributable to such Fixed Rate Component will be sufficient to purchase U.S. Securities providing the required Scheduled Defeasance Payments.

Section 1.2                                    Principles of Construction.  All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the definitions given them in this Agreement when used in any other Loan Document or in any certificate or other document made or delivered pursuant thereto unless otherwise specified.  All uses of the word “including” shall mean including, without limitation unless the context shall indicate otherwise.  Unless otherwise specified, the words hereof, herein and hereunder and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.  Any reference in this Agreement or in any other Loan Document to any Loan Document shall be deemed to include references to such documents as the same may hereafter be amended, modified, supplemented, extended, consolidated, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor).

ARTICLE II

GENERAL TERMS

Section 2.1                                    Loan.

2.1.1                     The Loan.  Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2                     Components of the Note.  For the purpose of computing interest payable from time to time on the principal amount of the Loan and certain other computations set forth herein, the principal balance of the Loan shall be comprised of Components A1, A2-FX, A2-FL, B, C and D.  The principal amount of the Components shall be as follows:

COMPONENT	PRINCIPAL AMOUNT
A1	$140,000,000
A2-FX	$304,300,000
A2-FL	$60,000,000
B	$38,700,000
C	$57,000,000
D	$60,000,000

2.1.3                     Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.  Borrower acknowledges and agrees that the full proceeds of the Loan have been disbursed by Lender to Borrower on the Closing Date.

2.1.4                     The Note, Security Instrument and Loan Documents.  The Loan shall be evidenced by the Note and secured by the Security Instrument, the Assignment of Leases, this Agreement and the other Loan Documents.

2.1.5                     Use of Proceeds.  Borrower shall use the proceeds of the Loan to (a) pay all past due Operating Expenses, if any, in respect of the Properties as of the Closing Date, (b)

make deposits into the Reserve Accounts on the Closing Date in the amounts provided herein, (c) pay Additional Trust Fund Expenses due and payable on the Closing Date, (d) pay costs and expenses incurred in connection with the closing of the Loan and (e) distribute the balance, if any, to Borrower (which may, in turn, distribute the same to its owners).

Section 2.2                                    Interest.

2.2.1                     Interest Generally.  Interest on each Fixed Rate Component of the Note shall accrue throughout the term of the Loan at the Fixed Interest Rate and interest on the Floating Rate Component of the Note shall accrue throughout the term of the Loan at the Floating Interest Rate, subject in each case to Section 2.2.6.

2.2.2                     Interest Calculation.

(a)                                 Interest on the outstanding principal balance of each Fixed Rate Component of the Loan shall accrue and be paid on the basis of a three hundred and sixty (360) day year consisting of twelve (12) months of thirty (30) days each.  Interest on the Floating Rate Component of the Loan shall accrue and be paid on the basis of a three hundred and sixty (360) day year and the actual number of days in each Interest Accrual Period with respect to the Floating Rate Component.  The amount of interest payable on each Payment Date with respect to any Component will be equal to the interest that is scheduled to accrue on such Component during the related Interest Accrual Period, subject to any adjustments as set forth herein, computed using the balance as of the immediately preceding Payment Date, after giving effect to any principal payments received on such Payment Date.  The total interest accrued under the Loan shall be the sum of the interest accrued on each of the Components.

(b)                                 In the event that Lender shall have determined in its good faith reasonable discretion (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least two (2) days prior to the last day of the related Interest Accrual Period with respect to the Floating Rate Component.  If such notice is given, LIBOR commencing with the first (1st) day of the next succeeding Interest Accrual Period with respect to the Floating Rate Component, shall be LIBOR in effect for the most recent Interest Accrual Period (the “Static LIBOR Rate”).  If, pursuant to the terms of this Agreement, interest on the Floating Rate Component is to be calculated at the Static LIBOR Rate and Lender shall determine in its good faith reasonable discretion (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice thereof to Borrower, and the Static LIBOR Rate shall convert to LIBOR effective on the first day of the next succeeding Interest Accrual Period with respect to the Floating Rate Component.  Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert from LIBOR to the Static LIBOR Rate.

2.2.3                     Monthly Debt Service Payments.  Borrower shall pay to Lender:

(a)                                 On September 10, 2010, an amount equal to the sum of (i) interest only on the outstanding principal balance of each Fixed Rate Component of the Loan from the Closing Date up to and including September 9, 2010 and (ii) interest only on the outstanding principal balance of the Floating Rate Component of the Loan from the Closing Date up to and including September 12, 2010; and

(b)                                 On each Payment Date thereafter commencing on October 10, 2010 up to and including the Maturity Date, principal and interest in an amount equal to the Monthly Debt Service Payment Amount.  The principal component of the Monthly Debt Service Payment Amount shall be applied as follows:

(i)                                     first, to the reduction of the outstanding principal balance of Component A-1, until reduced to zero,

(ii)                                  second, to the reduction of the outstanding principal balance of Component A-2-FX and Component A-2-FL, pro rata and pari passu, based on the outstanding principal balance of each such Component, until reduced to zero,

(iii)                               third, to the reduction of the outstanding principal balance of Component B until reduced to zero,

(iv)                              fourth, to the reduction of the outstanding principal balance of Component C until reduced to zero, and

(v)                                 fifth, to the reduction of the outstanding principal balance of Component D until reduced to zero.

(c)                                  Notwithstanding the provisions of the foregoing Section 2.2.3(a), if at any time Lender notifies Borrower that a “Cross-Over Date” has occurred in connection with any Securitization of the Loan, the principal portion of the Monthly Debt Service Payment Amount shall be applied as follows:

(i)                                     first, to the reduction of the outstanding principal balance of Component A-1, Component A-2-FX and Component A-2-FL, pro rata and pari passu, based on the unpaid principal balance for each such Component, until reduced to zero,

(ii)                                  second, to the reduction of the outstanding principal balance of Component B, until reduced to zero,

(iii)                               third, to the reduction of the outstanding principal balance of Component C, until reduced to zero, and

(iv)                              fourth, to the reduction of the outstanding principal balance of Component D, until reduced to zero.

2.2.4                     Payments Generally.  For purposes of making payments hereunder, but not for purposes of calculating any Interest Accrual Period, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately succeeding Business Day.  On the Maturity Date, interest on the outstanding principal balance of each Fixed Rate Component of the Note shall be payable at the Fixed Interest Rate or the Default Rate applicable to each Fixed Rate Component and interest on the outstanding principal balance of the Floating Rate Component of the Note shall be payable at the Floating Interest Rate or the Default Rate applicable to the Floating Rate Component, as the case may be, through and including the end of the applicable Interest Accrual Period.  All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense (except for the defense of prior payment or performance) or any other deduction whatsoever.

2.2.5                     Payment on Maturity Date.  Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.

2.2.6                     Payments after Default.  Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan shall accrue at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein, if any.  Any and all payments and other sums received by Lender hereunder during the continuance of an Event of Default may be applied to the Indebtedness in such order and priority as Lender shall determine in its sole discretion, including without limitation, alternating applications thereof between interest and principal.  Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the actual receipt and collection of the Indebtedness (or that portion thereof that is then due).  To the extent permitted by applicable law, interest at the Default Rate shall be added to the Indebtedness, shall itself accrue interest at the same rate as the Loan and shall be secured by the Security Instrument.  This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Indebtedness, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default.  Notwithstanding anything contained herein to the contrary, upon the occurrence and during the continuance of any Event of Default, any payment of principal from whatever source may be applied by Lender among the Components in Lender’s sole discretion.

2.2.7                     Late Payment Charge.  If any principal, interest or any other sums due under the Loan Documents (other than the outstanding Principal Amount due and payable on the Maturity Date) is not paid by Borrower within three (3) Business Days of the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum and the Maximum Legal Rate multiplied by such unpaid sum (the “Late Payment Charge”) in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Any such amount shall be secured by the Security Instrument and the other Loan Documents to the extent permitted by applicable law.

2.2.8                     Usury Savings.  This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate.  If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due under the Note at a rate in excess of the Maximum Legal Rate, then the Fixed Interest Rate, the Floating Interest Rate, the Static Libor Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due under the Note.  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.9                     Method and Place of Payment.  Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

2.2.10              Additional Trust Fund Expenses.  Borrower shall pay to Lender, or reimburse Lender for, any Additional Trust Fund Expenses arising with respect to the related trust fund; provided, however, that Borrower shall not be liable to pay for Additional Trust Fund Expenses (i) to the extent they result from the gross negligence, bad faith or willful misconduct of Lender, Servicer, any special servicer, trustee or certificate administrator or (ii) in any circumstance in which an Event of Default is not continuing and such Additional Trust Fund Expenses were incurred by or on behalf of the related trust fund in the performance or attempted performance of an obligation of the Borrower prior to the expiration of any notice and/or grace period that the Borrower is afforded with respect to such obligation pursuant to the terms of this Agreement or any other Loan Document, unless Lender is permitted hereunder or thereunder to perform such obligation prior to the expiration of any such notice and/or cure period.  Notwithstanding the foregoing or anything herein to the contrary, Borrower shall be required to pay taxes payable from the assets of any trust fund and any tax related expenses only to the extent the taxes and tax related expenses are otherwise taxes and tax related expenses that Borrower, Maryland Owner and Guarantor are expressly required to pay under the Loan Documents or by law.  Notwithstanding anything contained herein to the contrary, Borrower shall only be obligated to pay any amounts described in clause (a) of the definition of Additional Trust Fund Expenses if and to the extent such interest exceeds the sum of the Default Rate interest and Late Charges payable hereunder in respect of the event giving rise to the related advances.

2.2.11              Additional Payment Provisions.

(a)                                 If at any time after the date hereof, Lender reasonably determines that, due to the adoption or modification of any Legal Requirement regarding taxation, Lender’s required levels of reserves, deposits, Federal Deposit Insurance Corporation insurance or capital

(including any allocation of capital requirements or conditions), or similar requirements, or any interpretation or administration thereof by any Governmental Authority or compliance of Lender with any of such requirements, has or would have the effect of (a) increasing Lender’s after tax costs relating to the Floating Rate Component, or (b) reducing the after tax yield or rate of return of Lender on the Floating Rate Component, to a level below that which Lender could have achieved but for the adoption or modification of any such Legal Requirements.  Borrower shall, within thirty (30) days of any request by Lender, pay to Lender such additional amounts as (in Lender’s sole judgment, after good faith and reasonable computation) will compensate Lender for such increase in costs or reduction in yield or rate of return of Lender.  No failure by Lender to immediately demand payment of any additional amounts payable hereunder shall constitute a waiver of Lender’s right to demand payment of such amounts at any subsequent time.

(b)                                 If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain the Floating Rate Component with the Floating Interest Rate being based on LIBOR as contemplated hereunder, (i) the obligation of Lender hereunder to make such Floating Rate Component of the Loan based on LIBOR or to convert the Floating Rate Component from the Static LIBOR Rate to the LIBOR Rate shall be canceled forthwith and (ii) the Floating Rate shall be converted automatically to a loan bearing interest at the Static LIBOR Rate on the next succeeding Payment Date or within such earlier period as required by law.  Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any reasonable, third party out-of-pocket costs (other than taxes) incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the Floating Rate Component hereunder.  If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.11(b), Lender shall provide Borrower with not less than ninety (90) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional costs.  Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.  Lender acknowledges and agrees that, as of the date hereof, no conditions exist that would permit the cancellation of Lender’s obligations to make the Floating Rate Component of the Loan  based on LIBOR or to convert the Floating Rate Component from LIBOR Rate to the Static LIBOR Rate under this Section 2.2.11(b).

(c)                                  In the event that (i) the Loan is no longer held in a securitization trust and (ii) any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i)                                     shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the Floating Interest Rate hereunder,

(ii)                                  shall hereafter have the effect of reducing the rate of return on Lender’s capital with respect to the Floating Rate Component as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount reasonably deemed by Lender to be material; or

(iii)                               shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining the Floating Rate Component or to reduce any amount receivable hereunder with respect to the Floating Rate Component;

then, in any such case (but not with respect to taxes), Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender.  If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.11(c), Lender shall provide Borrower with not less than sixty (60) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount.  A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error.  This provision shall survive payment of the Indebtedness and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(d)                                 Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense (other than consequential or punitive damages or taxes) which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on the Floating Rate Component, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Floating Rate Component hereunder, (ii) any prepayment (whether voluntary or mandatory) of the Floating Rate Component that did not include all interest which had accrued (or would have accrued) at the Floating Interest Rate through the end of the related Interest Accrual Period with respect to the Floating Rate Component, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Floating Rate Component hereunder, and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Floating Interest Rate to the Static LIBOR Rate with respect to any portion of the outstanding principal amount of the Floating Rate Component then bearing interest at the Floating Interest Rate on a date other than the Payment Date immediately following the last day of an Interest Accrual Period with respect to the Floating Rate Component, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Floating Rate Component hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”).  This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

Section 2.3                                    Prepayments.

2.3.1                     Voluntary Prepayments.  Except as otherwise provided in this Agreement, Borrower shall not have the right to prepay any Fixed Rate Component in whole or in part prior to the Stated Maturity Date.  Borrower may prepay the Floating Rate Component, in whole or in part at any time without payment of the Yield Maintenance Premium or other penalty or premium, provided that (a) no Event of Default has occurred and is continuing at the time of any such prepayment; (b) Borrower gives Lender not less than ten (10) days’ notice (or such shorter period of time if permitted by Lender in its reasonable discretion) specifying a date on which such prepayment is to occur (provided such notice shall be revocable at any time and for any reason by Borrower and may be adjourned on a day-to-day basis on reasonable notice to Lender, but Borrower shall pay any actual reasonable out-of-pocket expenses incurred by Lender in connection with such revocation and/or adjournment); and (c) Borrower pays Lender, in addition to the outstanding principal amount of the Floating Rate Component of the Loan to be prepaid, all interest which would have accrued on the amount of the Floating Rate Component of the Loan to be paid through and including the last day of the Interest Accrual Period with respect to the Floating Rate Component related to the Payment Date next occurring following the date of such prepayment.  Any such prepayment received by Lender on a date other than a Payment Date shall be held by Agent in an interest bearing money-market account (and the interest shall accrue for the benefit of Borrower) as collateral security for the Loan and shall be applied to the Floating Rate Component on the next Payment Date.  On the Payment Date occurring in March, 2020 (the “Lockout Expiration Date”) and on any Business Day thereafter, Borrower may, at its option and upon eight (8) Business Days’ prior written notice to Lender (provided such notice shall be revocable at any time and for any reason by Borrower and may be adjourned on a day-to-day basis on reasonable notice to Lender, but Borrower shall pay any actual reasonable out-of-pocket expenses incurred by Lender in connection with such revocation and/or adjournment), prepay the Fixed Rate Components in whole or in part without payment of the Yield Maintenance Premium or other penalty or premium.  If Borrower prepays any Fixed Rate Component of the Loan on a date other than a Payment Date, Borrower shall pay Lender, in addition to the Indebtedness, all interest which would have accrued on the amount of such Fixed Rate Component through but excluding the Payment Date next occurring following the date of such prepayment.  Any prepayment received by Lender on a date other than a Payment Date shall be held by Agent in an interest bearing money-market account (and the interest shall accrue for the benefit of Borrower) as collateral security for the Loan and shall be applied to the applicable Component on the next Payment Date to the extent otherwise required.

2.3.2                     Mandatory Prepayments.  On each Payment Date immediately following the date on which Borrower or Lender actually receives any Proceeds, and it has been determined that Lender is not obligated to and Lender does not, in fact, make such Proceeds available to Borrower for the restoration of the applicable Individual Property, then, subject to Section 6.2.5(b), Borrower shall prepay the outstanding principal balance of the Loan in an amount equal to one hundred percent (100%) of such Proceeds, using such Proceeds, and such amount prepaid by Borrower shall result in a corresponding reduction of the Allocated Loan Amount of the applicable Individual Property.  No Yield Maintenance Premium or other penalty or premium shall be due in connection with any prepayment made pursuant to this Section 2.3.2.

2.3.3                     Prepayments After Default.  If, after the occurrence and during the continuance of an Event of Default, payment of all or any part of the Indebtedness is tendered by Borrower and accepted by Lender or otherwise recovered by Lender, such tender or recovery shall be deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.3.1 and, to the extent that the same would, if a prepayment, be prohibited under Section 2.3.1, Borrower shall pay, in addition to the Indebtedness, an amount equal to the greater of (a) one percent (1%) of the then outstanding principal amount of the Loan to be prepaid or satisfied (excluding the Floating Rate Component and excluding any Defeased Notes), or (b) the Yield Maintenance Premium in respect of each Fixed Rate Component outstanding at the time of such prepayment (excluding any portion thereof evidenced by a Defeased Note).

2.3.4                     Application of Principal Payments to Components.  All prepayments of principal in connection with permitted prepayments of the Floating Rate Component of the Loan made pursuant to and in accordance with Section 2.3.1 of this Agreement shall be applied to the Floating Rate Component.  All other prepayments of principal, in whole or in part, voluntary or involuntary, shall be applied as follows:

(a)                                 first, to the reduction of the outstanding principal balance of Component A-1, Component A-2-FX and Component A-2-FL, pro rata and pari passu, based on the unpaid principal balance for each such Component, until reduced to zero,

(b)                                 second, to the reduction of the outstanding principal balance of Component B until reduced to zero,

(c)                                  third, to the reduction of the outstanding principal balance of Component C until reduced to zero, and

(d)                                 fourth, to the reduction of the outstanding principal balance of Component D until reduced to zero.

Section 2.4                                    Defeasance. Provided no Event of Default shall have occurred and be continuing, Borrower shall have the right at any time after the Closing Date and prior to the Lockout Expiration Date to voluntarily defease all or any portion of the Fixed Rate Components of the Loan in sequential order (i.e., first, Component A-1 until defeased in full, then Component A-2-FX, until defeased in full, then Component B until defeased in full, then Component C until defeased in full and finally Component D, until defeased in full) by and upon satisfaction of the following conditions (such event being a “Defeasance Event”):

2.4.1                     Conditions to Total Defeasance.  Provided Lender shall not have elected to accelerate the Loan during the continuance of an Event of Default, Borrower shall have the right at any time to voluntarily defease the entire balance of the Fixed Rate Components of the Loan without premium, Yield Maintenance Premium or penalty and obtain a release of the Lien of the Security Instrument by providing Lender with the Total Defeasance Collateral (herein, a “Total Defeasance Event”), subject to the satisfaction of the following conditions precedent:

(a)                                 Except as otherwise set forth herein, Borrower shall have delivered to Lender all documentary deliveries required pursuant to this Section 2.4.1 at least fifteen (15)

days prior to the requested effective date of such proposed Total Defeasance Event (except as Lender may in its reasonable discretion shorten such period) and shall specify a date (the “Total Defeasance Date”) on which the Total Defeasance Event is to occur (provided such notice shall be revocable at any time and for any reason by Borrower and may be adjourned on a day-to-day basis on reasonable notice to Lender, but Borrower shall pay any actual out-of-pocket expenses incurred by Lender in connection with such revocation and/or adjournment);

(b)                                 Borrower shall pay to Lender (i) all payments of principal and interest due on the Loan to and including the Total Defeasance Date and (ii) all other sums, then due on such Total Defeasance Date under the Note, this Agreement, the Security Instrument and the other Loan Documents;

(c)                                  Borrower shall deposit the Total Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Section 2.4.3 hereof;

(d)                                 Borrower shall execute and deliver to Lender a Defeasance Security Agreement in respect of the Defeasance Collateral Account and the Total Defeasance Collateral;

(e)                                  in connection with the Defeasance Event, Borrower shall deliver to Lender (i) an Opinion of Counsel for Borrower that is reasonably satisfactory to Lender opining that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral and (B) that the Total Defeasance Event pursuant to this Section 2.4.1 does not constitute a “significant modification” under Section 1001 of the Code, will not cause any Securitization vehicle to fail to qualify as a grantor trust under the Code and will not cause a federal income tax to be imposed on any Securitization vehicle and (ii) a non-consolidation opinion with respect to the Successor Borrower;

(f)                                   Borrower shall deliver to Lender a Rating Agency Confirmation/Notification as to the Total Defeasance Collateral and the documents to be entered into in connection with the Total Defeasance Event;

(g)                                  On or prior to the Total Defeasance Date, Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.4.1 have been satisfied;

(h)                                 Borrower shall deliver a certificate of a “big four” or other public accounting firm reasonably acceptable to Lender certifying that the Total Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(i)                                     Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request, to the extent such delivery would be required by a reasonably prudent lender defeasing mortgage loans for securitization similar to the Loan, provided that Borrower shall not be required to deliver any certificate, opinion, document or instrument that would increase Borrower’s and/or Maryland Owner’s obligations or liabilities under this Agreement or any other Loan Document;

(j)                                    Borrower shall pay or have paid in full the outstanding principal balance of the Floating Rate Component;

(k)                                 In connection with a Total Defeasance Event, Borrower shall pay to Lender a defeasance and release fee in an amount equal to $35,000; and

(l)                                     Borrower shall pay all reasonable out-of-pocket costs and expenses of Lender incurred in connection with the Total Defeasance Event, including Lender’s reasonable attorneys’ fees and expenses and fees and expenses of the Rating Agencies.

2.4.2                     Conditions to Partial Defeasance.  Provided Lender shall not have elected to accelerate the Loan during the continuance of an Event of Default and Borrower shall have paid in full the Floating Rate Component, Borrower shall have the right at any time to voluntarily defease a portion of the Fixed Rate Components of the Loan without Yield Maintenance Premium or penalty and obtain a release of the Lien of the Security Instrument as to any Individual Property by providing Lender with the Partial Defeasance Collateral (herein, a “Partial Defeasance Event”), subject to the satisfaction of the following conditions precedent:

(a)                                 Except as otherwise set forth herein, Borrower shall have delivered to Lender all documentary deliveries required pursuant to this Section 2.4.2 at least eight (8) Business Days prior to the requested effective date of such proposed Partial Defeasance Event (except as Lender may in its reasonable discretion shorten such period) and shall specify a date (the “Partial Defeasance Date”) on which the Partial Defeasance Event is to occur (provided such notice shall be revocable at any time and for any reason by Borrower and may be adjourned on a day-to-day basis on reasonable notice to Lender, but Borrower shall pay any actual out-of-pocket expenses incurred by Lender in connection with such revocation and/or adjournment);

(b)                                 Borrower shall pay to Lender (i) all payments of principal and interest due on the Loan to and including the Partial Defeasance Date and (ii) all other sums, then due on such Partial Defeasance Date under the Note, this Agreement, the Security Instrument and the other Loan Documents;

(c)                                  Borrower shall deposit the Partial Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Section 2.4.3 hereof;

(d)                                 Borrower shall prepare all necessary documents to modify this Agreement and to amend and restate the Note and issue substitute notes, having an aggregate principal balance equal to the Release Amount for the subject Individual Property or Properties proposed to be released in connection with such Partial Defeasance Event or such greater amount as Borrower may elect (including pursuant to Section 2.4.2(i)) (collectively, the “Defeased Note”), and the other notes having a principal balance equal to the excess of (i) the original principal amount of the Loan, over (ii) the amount of the Defeased Note and any prior Defeased Note issued (collectively, the “Undefeased Note”).  The Defeased Note and Undefeased Note shall have identical terms as the Note except for the principal balance and the stated maturity date and except as necessary to reflect the different size of the allocable portions of the Components comprising such Notes by reason of the sequential defeasance provided for under the last sentence of Section 2.5.4(a).  The Defeased Note and the Undefeased Note shall not be cross defaulted or cross collateralized.  A Defeased Note may not be the subject of any further defeasance (but may be prepaid on the same terms as the Fixed Component of the Undefeased Note);

(e)                                  Borrower shall execute and deliver to Lender a Defeasance Security Agreement in respect of the Defeasance Collateral Account and the Partial Defeasance Collateral;

(f)                                   Borrower shall deliver to Lender (i) an Opinion of Counsel for Borrower that is reasonably satisfactory to Lender opining that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Partial Defeasance Collateral and (B) that the Partial Defeasance Event pursuant to this Section 2.4.2 does not constitute a “significant modification” under Section 1001 of the Code, will not cause any Securitization vehicle to fail to qualify as a grantor trust under the Code and will not cause any federal income tax to be imposed on any Securitization vehicle and (ii) a non-consolidation opinion with respect to the Successor Borrower;

(g)                                  Borrower shall deliver to Lender a Rating Agency Confirmation/Notification as to the Partial Defeasance Collateral and the documents to be entered into in connection with the Partial Defeasance Event;

(h)                                 on or prior to the Partial Defeasance Date, Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.4.2 have been satisfied;

(i)                                     after giving effect to the release of any Individual Property in connection with a Partial Defeasance Event (including the amount of the Loan prepaid in this Section 2.4.2 above for the release of any Individual Property in connection with a Partial Defeasance Event), the Debt Service Coverage Ratio for the Loan for the Properties (excluding the released Individual Property) shall not be less than the Debt Service Coverage Ratio of the Properties immediately prior to giving effect to such release; provided that, for clarity, in order to meet the Debt Service Coverage Ratio test set forth herein, Borrower may defease a portion of the Loan in excess of the Release Amounts of the affected Individual Property (and the Allocated Loan Amount with respect to the remaining Properties shall be reduced proportionately by the amount of such excess);

(j)                                    Borrower shall deliver a certificate of a “big four” or other public accounting firm reasonably acceptable to Lender certifying that the Partial Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(k)                                 Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request, to the extent such delivery would be required by a reasonably prudent lender defeasing mortgage loans for securitization similar to the Loan, provided that Borrower shall not be required to deliver any certificate, opinion, document or instrument that would increase Borrower’s and/or Maryland Owner’s obligations or liabilities under this Agreement or any other Loan Document;

(l)                                     In connection with each Partial Defeasance Event, Borrower shall pay to Lender a defeasance and release fee in an amount equal to $15,000; and

(m)                             Borrower shall pay all reasonable out-of-pocket costs and expenses of Lender incurred in connection with the Partial Defeasance Event, including Lender’s reasonable attorneys’ fees and expenses and fees and expenses of the Rating Agencies.

2.4.3                     Defeasance Collateral Account.  On or before the date on which Borrower delivers the Total Defeasance Collateral or Partial Defeasance Collateral, Borrower shall open at any Eligible Institution the defeasance collateral account (the “Defeasance Collateral Account”) which shall at all times be an Eligible Account.  The Defeasance Collateral Account shall contain only (a) Total Defeasance Collateral or the applicable Partial Defeasance Collateral, and (b) cash from interest and principal paid on the Total Defeasance Collateral or the applicable Partial Defeasance Collateral.  All cash from interest and principal payments paid on the Total Defeasance Collateral or Partial Defeasance Collateral shall be paid over to Agent on each Payment Date and applied in accordance with the terms of this Agreement.  Following the payment of all Scheduled Defeasance Payments, any cash from interest and principal paid on the Total Defeasance Collateral or Partial Defeasance Collateral in excess of the amounts necessary to pay the Scheduled Defeasance Payments shall be paid to Borrower or, if there is a Successor Borrower, to Successor Borrower.  Borrower shall cause the Eligible Institution at which the Total Defeasance Collateral or Partial Defeasance Collateral is deposited to enter into an agreement with Borrower or Successor Borrower, as applicable, and Lender, satisfactory to Lender in its reasonable discretion, pursuant to which such Eligible Institution shall agree to hold and distribute the Total Defeasance Collateral or Partial Defeasance Collateral in accordance with this Agreement.  Borrower or Successor Borrower, as applicable, shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Total Defeasance Collateral or Partial Defeasance Collateral for federal, state and local income tax purposes in its income tax return.  Borrower shall pay all costs and expenses associated with opening and maintaining the Defeasance Collateral Account.  Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.  At Borrower’s election, different Defeasance Collateral Accounts may be established for each defeasance consummated pursuant to this Agreement.

2.4.4                     Successor Borrower.  In connection with a Defeasance Event under this Section 2.4, Borrower shall, if required by the Rating Agencies or if Borrower elects to do so, establish or designate a successor entity (the “Successor Borrower”) which shall be a single purpose bankruptcy remote entity and which shall be approved by S&P (which may be evidenced by the Rating Agency Confirmation/Notification).  Any such Successor Borrower may, at Borrower’s option, be an Affiliate of Borrower unless the Rating Agencies shall require otherwise.  Borrower shall transfer and assign all obligations, rights and duties under and to the Note (in connection with a Total Defeasance Event) and under the  Defeased Note (in connection with a Partial Defeasance Event), together with the Total Defeasance Collateral or Partial Defeasance Collateral, as applicable, to such Successor Borrower.  Such Successor Borrower shall assume the obligations under the Note (in connection with a Total Defeasance Event) and under the  Defeased Note (in connection with a Partial Defeasance Event) and the Defeasance Security Agreement and Borrower shall be relieved of its obligations under such documents and, in connection with a Partial Defeasance Event, the related Individual Borrower in respect of the released Individual Property (and, if applicable, the Maryland Owner) shall also be released from all of its (or their) obligations under the other Loan Documents.  Borrower shall pay all reasonable, out-of-pocket costs and expenses incurred by Lender, including Lender’s reasonable attorney’s fees and expenses, incurred in connection therewith.  A different Successor Borrower may be established for each defeasance consummated pursuant to this Agreement.

Section 2.5                                    Release of Property.  Except as set forth in this Section 2.5 or otherwise in this Agreement, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Security Instrument.

2.5.1                     Release or Assignment on Total Defeasance.  The provisions of this Section 2.5.1 shall be applicable only with respect to a Total Defeasance.

(a)                                 If Borrower has elected to defease the Fixed Rate Components of the Loan in their entirety, to pay in full the Floating Rate Component and the requirements of Section 2.4 and this Section 2.5 have been satisfied, the Properties shall be released from the Lien of the Security Instrument (unless Borrower elects for an assignment in accordance with Section 2.5.1(c)) and the U.S. Securities constituting the Total Defeasance Collateral, pledged pursuant to the Defeasance Security Agreement, shall be the sole source of collateral securing the Note, and Guarantor shall be released of all of the Guaranteed Obligations and all obligations under the Recourse Carveout Guaranty and the Ground Lease Guaranty and each guarantor under a Bottom Up Guaranty shall be released of its obligations thereunder.

(b)                                 In connection with the release of the Security Instrument, Borrower shall submit to Lender, not less than fifteen (15) days prior to the Total Defeasance Date (or such shorter period of time as may be permitted by Lender in its reasonable discretion), releases of Lien (and related Loan Documents) for the Properties for execution by Lender.  Such releases shall be in a form appropriate for each jurisdiction in which each of the Properties are located and that would be reasonably satisfactory to a prudent lender.  In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement.  In connection with such Total Defeasance of the Fixed Rate Components of the Loan and payment in full of the Floating Rate Component of the Loan, Lender shall deliver to Borrower (A) a payoff letter in customary form and (B) promptly after the completion of the Total Defeasance Event, (I) all original insurance policies relating to the Properties which may be held by or on behalf of Lender, (II) any amounts held in escrow or in any Reserve Account pursuant to the Loan Documents or otherwise, (III) any other collateral that may have been delivered to Lender in connection with the Loan, (IV) the original Note (or a lost note affidavit in lieu thereof), and (V) a termination of any guaranties delivered to Lender in connection with the Loan (except to the extent that any portion of such guaranties are expressly intended to survive pursuant to the terms thereof), duly executed by Lender.

(c)                                  If Borrower advises Lender that it desires to effectuate a Total Defeasance Event in a manner which will permit the assignment of all or any portion of the Note and any Security Instrument to one or more new lenders providing all or a portion of the Total

Defeasance Collateral, Borrower and Lender shall cooperate to effect such proposed assignments in the following manner:  Lender shall assign the Note (or any part or portion thereof) and any Security Instrument (or any part or portion thereof) designated by Borrower, each without recourse, covenant or warranty of any nature, express or implied (except as to the outstanding principal balance of the Loan and that Lender holds the Note and Security Instrument and has the authority to effect the assignment), to such new lenders designated by Borrower (other than Borrower or a nominee of Borrower) and Lender shall execute, upon Borrower’s reasonable request, in recordable form any document or instrument reasonably acceptable to Lender that may be necessary to split, divide, sever or componentize any Note and/or Security Instrument, provided that Borrower (i) has executed and delivered to such new lenders one or more new notes corresponding to the Security Instrument (or portion thereof) being assigned to be secured by the Total Defeasance Collateral pursuant to the security agreement between Borrower and such new lender (the “Defeasance Security Agreement”) (such new notes to have the same term, interest rate, unpaid principal balance and all other material terms and conditions of the Note (or the portion thereof being assigned)), which new notes, together with the Defeasance Security Agreement and the rights of such new lenders in and to the Total Defeasance Collateral, shall be assigned by such new lenders to Lender simultaneously with the assignment of the Note (or portion thereof) and the Security Instrument (or portion thereof) by Lender, and (ii) has complied with all other provisions of Section 2.4 and this Section 2.5 to the extent not inconsistent with this subsection 2.5.1(c).  In addition, any such assignment shall be conditioned on the following: (A) payment by Borrower of (I) the reasonable out-of-pocket expenses of Lender incurred in connection therewith; and (II) Lender’s reasonable attorneys’ fees for the preparation, delivery and performance of such an assignment and for the consideration of Borrower’s request; (B) such an assignment is not then prohibited by any federal, state or local law, rule, regulation, order or by any other governmental authority; provided that, if such prohibition exists, Lender shall take all reasonable efforts, at Borrower’s expense, to effectuate the intent of this Section 2.5.1(c) consistent with then applicable Law; (C) such assignment and the actions described above in Lender’s good faith determination do not constitute a “significant modification” under Section 1001 of the Code, will not cause any Securitization vehicle to fail to qualify as a grantor trust under the Code, and will not cause any federal income tax to be imposed on the Securitization as a result of such assignment and the Total Defeasance Event and Lender is permitted to obtain an opinion confirming such result; and (D) Borrower shall provide such other opinions, items, information and documents which a prudent lender would reasonably require to effectuate such assignment.  Borrower shall be responsible for all mortgage recording taxes, recording fees and other charges payable in connection with any such assignment.  Lender agrees that the assignment of the Note and the Security Instrument to the new lenders and the assignment of the new note, the Total Defeasance Collateral and the Defeasance Security Agreement by the new lender to Lender shall be accomplished by an escrow closing conducted through an escrow agent reasonably satisfactory to Lender and pursuant to an escrow agreement reasonably satisfactory to Lender in form and substance.  Notwithstanding the foregoing, Lender reserves the right to impose different requirements or procedures on such an assignment of the Note and the Security Instrument to the extent (but only to the extent) necessary to accommodate any Legal Requirements enacted or interpreted in a new manner subsequent to the date hereof at the time of such Total Defeasance Event if and to the extent a reasonably prudent Lender would impose such requirements or procedures.

2.5.2                     Release or Assignment on Payment in Full.  If Borrower shall pay or cause to be paid the outstanding principal balance of, and unpaid interest on, and all other sums due under, the Note, this Agreement and the other Loan Documents in accordance with the terms and provisions thereof, at the request of Borrower, Lender shall (a) assign and/or sever the Note and any Security Instrument into two (2) or more separate loans and/or security instruments and assign, the Security Instrument (or any portion thereof if the Security Instrument has been severed)  and all of the other Loan Documents to any Person designated by Borrower, which assignment and severance documents shall be in recordable form (but without representation or warranty by, or recourse to, Lender, except that Lender shall represent that such assignment(s) has been duly authorized and that Lender has not assigned or encumbered the Security Instrument or the other Loan Documents), (b) deliver to or as directed by Borrower the originally executed Note and all originally executed other notes which may have been consolidated, amended and/or restated in connection with the execution of the Note or, with respect to any note where the original has been lost, destroyed or mutilated, a lost note affidavit for the benefit of the assignee, lender and the title insurance company insuring the Security Instrument, as assigned, in form sufficient to permit such title insurance company to insure the lien of the Security Instrument as assigned to and held by the assignee without exception for any matter relating to the lost, destroyed or mutilated note; provided such affidavit shall not include an indemnity from Lender, (c) execute and deliver an allonge with respect to the Note and any other note(s) as described in the preceding paragraph (b) above without recourse, covenant or warranty of any nature, express or implied (except as to the outstanding principal balance of the Loan and that Lender holds the Note and Security Instrument and has the authority to execute and deliver the allonge), (d) deliver the original executed Security Instrument or a certified copy of record, if available, and (e) execute and deliver such other instruments of conveyance, assignment, termination, severance and release (including appropriate UCC-3 termination statements) in recordable form as may reasonably be requested by Borrower to evidence such assignment and/or severance.  All reasonable out-of-pocket and costs and expenses incurred by Lender as a result of the foregoing shall be paid by Borrower.  In connection with any assignment of the Note and Security Instrument by Lender pursuant to this Section 2.5.2, Borrower shall pay to Lender an assignment fee in an amount equal to $3,000.  Concurrently with the payment to Lender of the outstanding principal balance of, and unpaid interest on, and all other sums due under, the Note, this Agreement and the other Loan Documents, and whether or not Borrower shall request an assignment as set forth in this Section 2.5.2, Lender shall deliver to Borrower (i) a payoff letter in customary form, (ii) all original insurance policies relating to the Properties which may be held by or on behalf of Lender, (iii) any amounts held in escrow or in any reserve account pursuant to the Loan Documents or otherwise, (iv) the original note (or a lost note affidavit in lieu thereof), (v) any other collateral that may have been delivered to Lender in connection with the Loan, and (vi) a termination of any guaranties delivered to Lender in connection with the Loan (except to the extent that any portion of such guaranties are expressly intended to survive pursuant to the terms thereof), duly executed by Lender.

2.5.3                     Release or Assignment on Partial Defeasance.  The provisions of this Section 2.5.3 shall be applicable only with respect to a Partial Defeasance.

(a)                                 If Borrower has elected to make a partial defeasance and the requirements of Section 2.4.2 have been satisfied, any applicable Individual Property shall be released from the lien of the Security Instrument (unless Borrower elects for an assignment in accordance with

Section 2.5.3(b)).  In connection with the release of the Security Instrument, Borrower shall submit to Lender, not less than eight (8) Business Days prior to the Partial Defeasance Date (or such shorter period of time as may be permitted by Lender in its reasonable discretion), a release of Lien (and related Loan Documents) for the Individual Property for execution by Lender.  Such release shall be in a form appropriate in the jurisdiction in which any applicable Individual Property is located and that would be reasonably satisfactory to a prudent lender.  In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement.  In connection with such Partial Defeasance, Lender shall deliver to Borrower (i) a payoff letter in customary form and (ii) promptly after the completion of the Partial Defeasance Event, (A) all original insurance policies relating to the applicable Individual Property which may be held by or on behalf of Lender, (B) any amounts (or allocable portion of any amounts) held in escrow or in any Reserve Account pursuant to the Loan Documents or otherwise (in whole or in part) in respect of the applicable Individual Property, and (C) any other collateral that may have been delivered to Lender in connection with the applicable Individual Property, duly executed by Lender.

(b)                                 If Borrower has elected to make a partial defeasance and the requirements of Section 2.4.2 have been satisfied, in lieu of the release of the Individual Property in accordance with Section 2.5.3(a), if Borrower advises Lender that it desires to effectuate a Partial Defeasance Event in a manner which will permit the assignment of a portion of the Note and any Security Instrument to one or more new lenders providing all or a portion of the Partial Defeasance Collateral, Borrower and Lender shall cooperate to effect such proposed assignments in the following manner:  Lender shall assign the applicable portion of the Note and any Security Instrument (or any part or portion thereof) designated by Borrower, each without recourse, covenant or warranty of any nature, express or implied (except as to the outstanding principal balance of the Loan and that Lender holds the Note and Security Instrument and has the authority to effect the assignment), to such new lenders designated by Borrower (other than Borrower or a nominee of Borrower) and Lender shall execute, upon Borrower’s reasonable request, in recordable form any document or instrument reasonably acceptable to Lender that may be necessary to split, divide, sever or componentize the Note and/or Security Instrument, provided that Borrower (i) has executed and delivered to such new lenders one or more new notes corresponding to the Defeasance Security Instrument (or portion thereof) being assigned to be secured by the Partial Defeasance Collateral pursuant to the Defeasance Security Agreement between Borrower and such new lender (such new notes to have the same term, interest rate, unpaid principal balance and all other material terms and conditions of the portion of the Note being assigned)), which new notes, together with the Defeasance Security Agreement and the rights of such new lenders in and to the Partial Defeasance Collateral, shall be assigned by such new lenders to Lender simultaneously with the assignment of the portion of the Note and the Security Instrument (or portion thereof) by Lender, and (ii) has complied with all other provisions of Section 2.4 and this Section 2.5 to the extent not inconsistent with this subsection 2.5.3(b).  In addition, any such assignment shall be conditioned on the following: (A) payment by Borrower of (I) the reasonable out-of-pocket expenses of Lender incurred in connection therewith; and (II) Lender’s reasonable attorneys’ fees for the preparation, delivery and performance of such an assignment and for the consideration of Borrower’s request; (B) such an assignment is not then prohibited by any federal, state or local law, rule, regulation, order or by any other governmental authority; provided that, if such prohibition exists, Lender shall take all reasonable efforts, at Borrower’s expense, to effectuate the intent of this Section 2.5.3(b) consistent with then applicable Law; (C) such assignment and the actions described above in Lender’s good faith determination do not constitute a “significant modification” under Section 1001 of the Code, will not cause any Securitization vehicle to fail to qualify as a grantor trust under the Code, and will not cause any federal income tax to be imposed on the Securitization as a result of such assignment and the Partial Defeasance Event; and (D) Borrower shall provide such other opinions, items, information and documents which a prudent lender would reasonably require to effectuate such assignment.  Borrower shall be responsible for all mortgage recording taxes, recording fees and other charges payable in connection with any such assignment.  Lender agrees that the assignment of a portion of the Note and the Security Instrument to the new lenders and the assignment of the new note, the Partial Defeasance Collateral and the Defeasance Security Agreement by the new lender to Lender shall be accomplished by an escrow closing conducted through an escrow agent reasonably satisfactory to Lender and pursuant to an escrow agreement reasonably satisfactory to Lender in form and substance.  Notwithstanding the foregoing, Lender reserves the right to impose different requirements or procedures on such an assignment of a portion of the Note and the Security Instrument to the extent (but only to the extent) necessary to accommodate any Legal Requirements enacted or interpreted in a new manner subsequent to the date hereof at the time of such Partial Defeasance Event if a reasonably prudent Lender would impose such requirements or procedures.

(c)                                  All reasonable out of pocket costs and expenses incurred by Lender pursuant to this Section 2.5.3 shall be paid by Borrower (in addition to the fee described in Section 2.4.2(l).

2.5.4                     Release or Assignment With Respect to the Floating Rate Component.  The provisions of this Section 2.5.4 shall be applicable only with respect to a permitted release in connection with a prepayment of the Floating Rate Component of the Loan in whole or in part.

(a)                                 Subject to the satisfaction in full of the requirements set forth in Section 2.3.1 and this Section 2.5.4, Borrower may obtain the release of an Individual Property or Individual Properties from the Lien of the Security Instrument (unless Borrower elects for an assignment in accordance with Section 2.5.4(b)), without the payment of the Yield Maintenance Premium or other prepayment penalty and without the requirement that Borrower effect a Partial Defeasance Event, for one or more Individual Properties with an aggregate Release Amount that is less than or equal to Sixty Million and No/100 Dollars ($60,000,000.00) (an “Other Permitted Release”).  After giving effect to the release of any Individual Property in connection with an Other Permitted Release, the Debt Service Coverage Ratio for the Loan for the Properties (excluding the released Individual Property or Individual Properties) shall not be less than the Debt Service Coverage Ratio of the Properties immediately prior to giving effect to such release; and provided further that, for clarity, in order to meet the Debt Service Coverage Ratio test set forth herein, Borrower may prepay a portion of the Loan in excess of the Release Amounts of the affected Individual Property (and the Allocated Loan Amount with respect to the remaining Properties shall be reduced proportionately by the amount of such excess); provided, however, that no such prepayment of the Floating Rate Component shall, in the aggregate with all other prepayments of the Floating Rate Component pursuant to this Section 2.5.4 exceed Sixty Million and No/100 Dollars ($60,000,000.00).  Borrower shall pay to Lender on the requested date of any such Other Permitted Release the Release Amount for the applicable Individual Property or Individual Properties. All of the Release Amount paid in connection with any Other Permitted Release shall be applied to the outstanding principal balance and accrued interest of the Floating Rate Component.  For clarity, Borrower may obtain the release of an Individual Property from the lien of the Security Instrument in part by prepayment under this Section 2.5.4 (to the extent of the balance of the Sixty Million and No/100 Dollars ($60,000,000.00) amount) and in remaining part by means of a Partial Defeasance Event (with respect to the excess of the Release Amount over the portion prepaid under this Section 2.5.4) and the provisions of Section 2.4.2, Section 2.5.3 and this Section 2.5.4 shall be construed accordingly. Concurrently with the effectiveness of the release of the Lien of the Security Instrument on such Individual Property, the related Individual Borrower (and, if applicable, Maryland Owner) shall be released of all of its (or their) obligations and liabilities under the Loan Documents (other than those obligations and liabilities expressly stated to survive payment in full of the Indebtedness).  In addition, in connection with any prepayment under this Section 2.5.4, Lender shall release the Lien on a portion of the Rate Cap or Replacement Rate Cap, as applicable, equal to the amount of the Loan prepaid hereunder, and Lender shall cooperate with Borrower in executing any documents or  taking any actions reasonably required by Borrower to effectuate the release of such Lien.

(b)                                 In connection with such a release of the Security Instrument, Borrower shall submit to Lender, not less than eight (8) Business Days prior to the requested date for such Other Permitted Release (or such shorter period of time as may be permitted by Lender in its reasonable discretion), a release of Lien (and related Loan Documents) for the Individual Property for execution by Lender.  Such release shall be in a form appropriate in the jurisdiction in which any applicable Individual Property is located and that would be reasonably satisfactory to a prudent lender.  In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement.  In connection with such prepayment, Lender shall deliver to Borrower promptly after the completion of the release, (A) all original insurance policies relating to the applicable Individual Property which may be held by or on behalf of Lender, (B) any amounts (or allocable portion of any amounts) held in escrow or in any Reserve Account pursuant to the Loan Documents or otherwise (in whole or in part) in respect of the applicable Individual Property, and (C) any other collateral that may have been delivered to Lender in connection with the applicable Individual Property, duly executed by Lender.

(c)                                  If Borrower has elected to make an Other Permitted Release and the requirements of Section 2.5.4(a) have been satisfied, in lieu of the release of the Individual Property in accordance with Section 2.5.4(b), if Borrower advises Lender that it desires to effectuate an Other Permitted Release in a manner which will permit the assignment of any portion of the Note and any Security Instrument to one or more new lenders, Borrower and Lender shall cooperate to effect such proposed assignments in the following manner:  Lender shall assign the applicable portion of the Note and any Security Instrument (or any part or portion thereof) designated by Borrower, each without recourse, covenant or warranty of any nature, express or implied (except as to the outstanding principal balance of the Loan and that Lender holds the Note and Security Instrument and has the authority to effect the assignment), to such new lenders designated by Borrower (other than Borrower or a nominee of Borrower) and Lender shall execute, upon Borrower’s reasonable request, in recordable form any document or instrument reasonably acceptable to Lender that may be necessary to split, divide, sever or componentize the Note and/or Security Instrument, provided that Borrower (i) has executed and delivered to such new lenders one or more new notes corresponding to the Security Instrument (or portion thereof) being assigned to be secured by the applicable Individual Property, and (ii) has complied with all other provisions of this Section 2.5.4 to the extent not inconsistent with this subsection 2.5.4(c).  In addition, any such assignment shall be conditioned on the following: (A) payment by Borrower of (I) the reasonable out-of-pocket expenses of Lender incurred in connection therewith; and (II) Lender’s reasonable attorneys’ fees for the preparation, delivery and performance of such an assignment and for the consideration of Borrower’s request; (B) such an assignment is not then prohibited by any federal, state or local law, rule, regulation, order or by any other governmental authority; provided that, if such prohibition exists, Lender shall take all reasonable efforts, at Borrower’s expense, to effectuate the intent of this Section 2.5.4(c) consistent with then applicable Law; (C) such assignment and the actions described above in Lender’s good faith determination do not constitute a “significant modification” under Section 1001 of the Code, will not cause any Securitization vehicle to fail to qualify as a grantor trust under the Code, and will not cause any federal income tax to be imposed on the Securitization as a result of such assignment and the Other Permitted Release; and (D) Borrower shall provide such other opinions, items, information and documents which a prudent lender would reasonably require to effectuate such assignment.  Borrower shall be responsible for all mortgage recording taxes, recording fees and other charges payable in connection with any such assignment.  Lender agrees that the assignment of a portion of the Note and the Security Instrument to the new lenders shall be accomplished by an escrow closing conducted through an escrow agent reasonably satisfactory to Lender and pursuant to an escrow agreement reasonably satisfactory to Lender in form and substance.  Notwithstanding the foregoing, Lender reserves the right to impose different requirements or procedures on such an assignment of a portion of the Note and the Security Instrument to the extent (but only to the extent) necessary to accommodate any Legal Requirements enacted or interpreted in a new manner subsequent to the date hereof at the time of such Other Permitted Release if a reasonably prudent Lender would impose such requirements or procedures.

(d)                                 All reasonable out of pocket costs and expenses incurred by Lender pursuant to this Section 2.5.4 shall be paid by Borrower.

(e)                                  In connection with each prepayment of the Floating Rate Component which results in the release of one or more Individual Properties, Borrower shall pay to Lender a release fee in an amount equal to $7,000.

2.5.5                     Release or Assignment of an Individual Property  In connection with any prepayment permitted in Section 2.3.1, Borrower or Maryland Owner, as applicable, may, at its option, effectuate the release or assignment of the Lien of the Security Instrument with respect to any Individual Property by way of payment of the Release Amount in respect of such Individual Property and all accrued but unpaid interest with respect thereto and all other amounts then due and payable under the Loan Documents, all in accordance and subject to the applicable terms and conditions of Section 2.5.2 and 2.5.3(a), (b) and (c).

2.5.6                     Release Amounts.  For the purpose of calculating the Release Amount of an Individual Property, a partial defeasance of the Loan or partial prepayment of the Loan, pursuant to, and in accordance with, Section 2.4.2 or Section 2.5.4, respectively, shall reduce the Allocated Loan Amount of any Individual Property being released to zero, and an amount equal to the excess of (a) the principal amount prepaid or being defeased in connection with such release (including any scheduled amortization, curtailment or other prepayment in accordance with the terms of this Agreement) over (b) the Allocated Loan Amount of such Individual Property or Properties being released, shall reduce the Allocated Loan Amounts of all other Properties subject to the Liens of the Security Instrument at the time of such prepayment pro rata.

Section 2.6                                    Substitution of Properties.  Borrower or Maryland Owner may obtain the release of one or more Individual Properties from the Lien of the Security Instrument thereon and the release of Borrower’s and/or Maryland Owner’s obligations under the Loan Documents with respect to such Individual Property (other than those expressly stated to survive) (each such Individual Property, a “Substituted Property”), by substituting therefor one or more properties (such properties, individually and collectively as the context requires, a “Substitute Property”), upon the satisfaction of each of the following conditions:

(a)                                 After giving effect to the proposed substitution, no Event of Default shall exist and be continuing on the date that Borrower and/or Maryland Owner request the substitution;

(b)                                 Borrower shall have delivered to Lender all documentary deliveries required pursuant to this Section 2.6 at least twenty (20) days prior to the requested effective date of such proposed substitution (except as Lender may in its reasonable discretion shorten such period);

(c)                                  The Allocated Loan Amount on the Closing Date of the Substituted Property, when taken together with the Allocated Loan Amounts on the Closing Date of all other Substituted Properties substituted pursuant to this Section 2.6, does not exceed fifteen percent (15%) of the original Principal Amount in the aggregate;

(d)                                 Lender shall have received an Officer’s Certificate that each of the representations and warranties contained in this Agreement and the other Loan Documents with respect to the Substituted Property and Substitute Property Borrower shall be true and correct in all material respects with respect to the Substitute Property Borrower and the Substitute Property as of the applicable Substitution Effective Date (as herein defined);

(e)                                  The Substitute Property shall not have suffered a Casualty or Condemnation which has not been fully restored;

(f)                                   The entity owning the Substitute Property (the “Substitute Property Borrower”) shall have indefeasible fee or ground leasehold title to the Substitute Property free and clear of any lien or other encumbrance except for Permitted Encumbrances and easements, restrictive covenants and other title exceptions and except to the extent that the failure with respect hereto would not reasonably be expected to result in an Individual Material Adverse Effect with respect to such Substitute Property;

(g)                                  Either (i) the Substituted Property shall be conveyed or (ii) the ownership interests in the Substituted Borrower owning such Substituted Property shall be Transferred, in either case, to a Person other than Borrower or Maryland Owner;

(h)                                 After giving effect to the proposed substitution, the Debt Service Coverage Ratio for the Properties (including the Substitute Property and excluding the Substituted Property) then remaining subject to the Liens of the Security Instrument (including the Substitute Property) shall be equal to or greater than the Debt Service Coverage Ratio immediately prior to such substitution;

(i)                                     Borrower shall have obtained and delivered to Lender a Rating Agency Confirmation/Notification with respect to such proposed substitution;

(j)                                    Substitute Property Borrower shall either be a Borrower or Maryland Owner or a newly formed Single Purpose Entity, one hundred percent (100%) of the membership interests of which are owned directly or indirectly by VOP and/or VRT except to the extent such other owners are permitted transferees;

(k)                                 Lender shall have received such certified charter documents, good standing certificates, qualifications to do business, resolutions and consents for the Substitute Property Borrower in connection with the substitution as would be required by a reasonably prudent lender originating commercial mortgage loans for securitization similar to the Loan;

(l)                                     The Substitute Property shall be operated as retail shopping center;

(m)                             Borrower and Maryland Owner (unless the Substituted Property is owned by Borrower or Maryland Owner, respectively) and Substitute Property Borrower shall have executed, acknowledged and delivered to Lender a joinder agreement whereby Substitute Property Borrower covenants and agrees to assume and be bound by all of the terms and provisions of this Agreement and the other Loan Documents as if it were an original signatory thereto and whereby Borrower, Maryland Owner and Substitute Property Borrower acknowledge that the Substitute Property is an Individual Property for all purposes under, and is otherwise in all respects subject to, the Loan Documents;

(n)                                 Borrower shall have caused Guarantor to execute and deliver to Lender a ratification and confirmation of the Guaranty and the Environmental Indemnity;

(o)                                 Substitute Property Borrower shall have executed (as appropriate), acknowledged (as appropriate) and delivered to Lender with respect to Substitute Property Borrower and the Substitute Property (i) a mortgage, deed of trust, deed to secure debt or other applicable security instrument and an assignment of leases and rents, in each case, in form appropriate for recording in the jurisdiction in which the Substitute Property is located and otherwise in both form and substance materially the same as the counterparts of such documents executed and delivered in connection with the closing of the Loan with respect to Individual Properties located in the same State in which the Substitute Property is located (or, if the

Substitute Property is located in a State other than those in which the Substitute Property is located, subject to such modifications as are necessary to reflect the laws of such State as shall be recommended by the counsel admitted to practice in such State and delivering the opinion as to the enforceability of such documents required pursuant to subsection (z) below) (collectively, the “Substitute Property Lien Documents”), which Substitute Property Lien Documents shall secure all amounts evidenced by the Note; provided that, in the event that the jurisdiction which the Substitute Property is located imposes a mortgage recording, intangibles or similar tax and does not permit the allocation of indebtedness for the purpose of determining the of amount such tax payable, the principal amount secured by such Substitute Lien Documents shall be equal to one hundred twenty five percent (125%) of the applicable Substitute Allocated Loan Amount, (ii) a letter countersigned by a title insurance company acknowledging receipt of the Substitute Lien Documents and agreeing to record or file, as applicable, or cause to be recorded or filed, as applicable, the Substitute Lien Documents as directed, so as to effectively create upon such recording and filing valid and enforceable first priority Liens upon the Substitute Property in favor of Lender (or such other trustee as may be desired under local law), subject only to Permitted Encumbrances, and (iii) (A) a UCC Financing Statement in form appropriate for recording in the jurisdiction in which the Substitute Property is located and otherwise effective to perfect the first priority security interest (subject to Permitted Encumbrances) of Lender in the Fixtures (as such term is defined in the Substitute Property Lien Documents) created by the Substitute Property Lien Documents (the “Substitute Property Fixture Filing”), and (B) either (I) a UCC Financing Statement in form appropriate for filing in the jurisdiction in which the Substitute Property Borrower is organized and otherwise effective to perfect the first priority security interest (subject to Permitted Encumbrances and any other Liens permitted hereunder or under any other Loan Document) of Lender in the personal property that are encumbered by the Security Instrument and all other assets of Substitute Property Borrower created by the Substitute Property Lien Documents and the other Loan Documents or (II) a UCC-3 Amendment in form appropriate for recording in the State of Delaware amending the UCC Financing Statement filed in the State of Delaware at the closing of the Loan and adding the Substitute Property Borrower as a debtor (and, in either case, together with an executed authorization to file materially in the form provided to Lender at the closing of the Loan);

(p)                                 Lender shall have received such other modifications and amendments to this Agreement, the other Loan Documents and the Leases as would be requested by a reasonably prudent lender originating commercial mortgage loans for securitization similar to the Loan in order to reflect and effect the substitution and to protect and preserve the Liens and security interests of Lender in and to the Properties and the Substitute Property; provided that, Lender may not request any modifications or amendments that would increase Borrower’s and/or Maryland Owner’s obligations or liabilities under this Agreement or any other Loan Document;

(q)                                 Lender shall have received such lien, credit, bankruptcy, litigation and judgment searches with respect to the Substitute Property, the Substitute Property Borrower, any former owner and/or operator of the Substitute Property as would be required by, and acceptable to, a reasonably prudent lender originating commercial mortgage loans for securitization similar to the Loan;

(r)                                    Lender shall have received (i) a “tie-in” or similar endorsement to each Title Policy evidencing the substitution of the Substitute Property for the Substituted Property (to

the extent such endorsements are available in the related jurisdictions), (ii) a Title Policy (or a marked, signed and re-dated commitment to issue such Title Policy, effective as a pro forma Title Policy) dated as of the Substitution Effective Date insuring the Lien of the applicable Substitute Property Lien Documents encumbering the Substitute Property, issued by one of the title insurance companies that issued the Title Policy at the closing of the Loan, which Title Policy shall (A) provide coverage in the amount of the applicable Substitute Allocated Loan Amount or, if the “tie-in” or similar endorsement described above is not available in the related jurisdiction, in an amount equal to one hundred twenty-five percent (125%) of the applicable Substitute Allocated Loan Amount, (B) insure Lender that the applicable Substitute Property Lien Documents create a valid first lien on the fee or leasehold estate, as applicable, of the Substitute Property, free and clear of all exceptions from coverage other than Permitted Encumbrances, any other Liens permitted hereunder or any of the other Loan Documents and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (C) contain such endorsements and affirmative coverages as are similar to those contained in the Title Policy issued at the closing of the Loan with respect to the Substitute Property to the extent then available in the relevant jurisdiction, and (D) name Lender and its successors and assigns as the insured, and (iii) copies of paid receipts or other evidence as would be acceptable to a reasonably prudent lender originating commercial mortgage loans for securitization similar to the Loan confirming that all premiums in respect of such endorsements and Title Policy have been fully paid;

(s)                                   Lender shall have received (i) an endorsement to the Title Policy referenced in subsection (r) above insuring that the Substitute Property constitutes a separate tax lot or (ii) if the endorsement referenced in clause (i) above is not obtainable, then either (A) a letter from the appropriate Governmental Authority stating that the Substitute Property constitutes a separate tax lot or (B) copies of tax assessments from the appropriate taxing authority demonstrating that the Substitute Property constitutes a separate tax lot;

(t)                                    Lender shall have received a Survey for each Substitute Property; provided that, Borrower may deliver existing surveys for the Substitute Property to the extent acceptable to the title insurance company issuing the Title Policy for the Substitute Property, so long as such title insurance company issues the related title policy without survey exceptions;

(u)                                 Lender shall have received valid certificates of insurance evidencing insurance coverage with respect to the Substitute Property, which insurance coverage (including to the extent such insurance is required of the Properties by Section 6.1.1 of the Loans Agreement any required flood, earthquake and/or coastal windstorm insurance) and the insurance companies providing such coverage shall be in compliance with the requirements of Section 6.1 hereof, together with evidence of the payment of all premiums then due for such insurance;

(v)                                 Lender shall have received a Phase I environmental report and a physical condition report relating to the Substitute Property that would be acceptable to a reasonably prudent lender originating commercial mortgage loans for securitization similar to the Loan;

(w)                               Lender shall have received a zoning report certifying that the Substitute Property and its use comply in all material respects with all applicable building laws and zoning ordinances or constitute a legal non-conforming use or structure thereunder, which zoning report shall be (i) prepared by a nationally recognized zoning review consultant, (ii) in form and substance substantially similar to the zoning reports delivered at the closing of the Loan, and (iii) certified to Lender and its successors and assigns;

(x)                                 If the Substitute Property is located in the State of California or a seismic area designated as Zone 3 or 4, Lender shall have received a PML study and a seismic report which would be acceptable to a reasonably prudent lender originating commercial mortgage loans for securitization similar to the Loan and, if such study and report are so acceptable, Borrower shall have obtained such earthquake insurance with respect to the Substitute Property as would be acceptable to a reasonably prudent lender originating commercial mortgage loans for securitization similar to the Loan;

(y)                                 Lender shall have received the following opinions of Borrower’s counsel:  (i) an opinion or opinions of counsel admitted to practice under the laws of the State in which the Substitute Property is located opining as to such matters with respect to the Substitute Property Lien Documents, the Substitute Property Fixture Filing and the Substitute Property Borrower and with similar qualifications and assumptions as the local law opinions with respect to the Properties and Borrower delivered at the closing of the Loan, which opinions and the counsel issuing the same would be acceptable to a reasonably prudent lender originating commercial mortgage loans for securitization similar to the Loan, (ii) unless the Substitute Property Borrower is a Borrower or Maryland Owner, an opinion or opinions of counsel admitted in New York and Delaware opining as to such matters with respect to the Substitute Property Borrower and the documents and instruments delivered with respect to the substitution and with similar qualifications and assumptions as the opinions with respect to the Properties and Borrower delivered at the closing of the Loan, which opinions and the counsel issuing the same would be acceptable to a reasonably prudent lender originating commercial mortgage loans for securitization similar to the Loan, (iii) so-called “Special Delaware” opinions with respect to the Substitute Property Borrower and the Substitute Property Operator issued by counsel admitted to practice in Delaware and with such qualifications and assumptions as the “Special Delaware” opinions with respect to Borrower and Operator delivered at the closing of the Loan, which opinions and counsel issuing the same shall otherwise be acceptable to the Rating Agencies, and (iv) an Opinion of Counsel acceptable to Lender and the Rating Agencies that the substitution does not constitute a “significant modification” of the Loan under Section 1001 of the Code, will not cause any Securitization vehicle to fail to qualify as a grantor trust under the Code or otherwise cause a federal income tax to be imposed on any securitization vehicle;

(z)                                  Borrower shall have caused all Impositions relating to the Substitute Property to be paid if then due, unless being contested, subject to and in accordance with the requirements hereof;

(aa)                          Borrower shall have made such additional deposits to the Reserve Funds in respect of the Substitute Property in connection with the substitution as are required to effect the ground rents, insurance, replacements and taxes that are applicable to such Substitute Property;

(bb)                          Lender shall have received with respect to the Substitute Property, to the extent available, as applicable, (i) annual operating statements for the three (3) years immediately prior to the Substitution Effective Date (as herein defined), (ii) financial statements for the most current completed Fiscal Year in accordance with the requirements of Section 11.2 hereof, which financial statements shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 11.2.1, (iii) a current operating statement, (iv) an Annual Budget for the Substitute Property and (v) an Officer’s Certificate certifying that each of the foregoing presents fairly the financial condition and the results of operations of the Substitute Property Borrower and the Substitute Property;

(cc)                            Lender shall have received such other information and further approvals, opinions, documents, instruments and information in connection with the substitution as the Rating Agencies may require;

(dd)                          Borrower or Maryland Owner shall submit to Lender all non-monetary and non-collateral deliveries required to be made to effect a release.  In addition, Borrower or Maryland Owner will have delivered to Lender an Officer’s Certificate certifying that such documentation (i) will effect such release in accordance with the terms of this Agreement, and (ii) will not impair or otherwise adversely affect the Liens of the Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and the Properties subject to the Loan Documents not being released);

(ee)                            Borrower shall have paid or reimbursed Lender for all reasonable out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys fees and disbursements) as a result of the substitution and Borrower or Maryland Owner shall have paid all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the substitution.  Borrower shall have paid all reasonable out-of-pocket costs and expenses and fees of the Rating Agencies incurred in connection with the substitution;

(ff)                              Lender shall have received with respect to the Substitute Property an appraisal prepared not more than three (3) months prior to the substitution of the Substitute Property (i) executed and delivered to Lender by a qualified Independent MAI appraiser, (ii) addressed to Lender and its successors and assigns and (iii) which satisfies the requirements of Title XI of the Federal Institutions Reform, Recovery and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date of such calculation, with respect to such appraisal and the appraiser making such appraisal) evidencing that the appraised value of the Substitute Property is equal to or greater than the appraised value of the Substituted Property as of the Closing Date (as shown on Schedule 1.1.1);

(gg)                            Upon the substitution of any Individual Property pursuant to and in accordance with this Section 2.6 Borrower shall pay to Lender a substitution fee in the amount $20,000; and

(hh)                          If the Substitute Property Borrower has leasehold title to the Substitute Property, Lender shall have received (i) a copy of the related ground lease, together with an Officer’s Certificate certifying that such ground lease is true, accurate and complete, and (ii) a ground lessor estoppel certificate in form and substance substantially similar to the ground lessor estoppel certificate delivered at the closing of the Loan with such additions and modifications thereto as may be needed for the ground lease to comply with Rating Agency requirements and criteria.  Such ground lease and the terms and provisions thereof shall meet Rating Agency requirements.

2.6.2                     Effectiveness of Substitution.

(a)                                 Upon the satisfaction of the foregoing conditions precedent, (i) Lender shall effect the release of the Substituted Property from the Lien of the Loan Documents (or to the extent so requested by Borrower, assign the Lien, or any portion hereof, to a new lender), (ii) the Substitute Property shall be deemed to be an Individual Property for all purposes under this Agreement and the other Loan Documents, (iii) the Substitute Property Borrower shall be deemed to be a Borrower for all purposes under this Agreement and the other Loan Documents, (iv) the Allocated Loan Amount of the Substitute Property shall be equal to the Allocated Loan Amount of the Substituted Property (as it may have been adjusted pursuant to the terms hereof) (and, if there is more than one Substitute Property, the Allocated Loan Amount of the Substituted Property shall be allocable to each such Substitute Property on a pro rata basis according to the appraised value thereof) and (v) the related Individual Borrower (and, if applicable, Maryland Owner) shall be released of all of its obligations and liabilities under the Loan Documents (other than those obligations and liabilities expressly stated to survive payment in full of the Indebtedness) (such date, the “Substitution Effective Date”).

(b)                                 If Borrower advises Lender that it desires to effectuate a Substitution in a manner which will permit the assignment of a portion of the Note and any Security Instrument to one or more new lenders in connection with the Substituted Property, Borrower and Lender shall cooperate to effect such proposed assignments in the following manner:  Lender shall assign the applicable portion of the Note and any Security Instrument (or any part or portion thereof) designated by Borrower, each without recourse, covenant or warranty of any nature, express or implied (except as to the outstanding principal balance of the Loan and that Lender holds the Note and Security Instrument and has the authority to effect the assignment), to such new lenders designated by Borrower (other than Borrower or a nominee of Borrower) and Lender shall execute, upon Borrower’s reasonable request, in recordable form any document or instrument reasonably acceptable to Lender that may be necessary to split, divide, sever or componentize the Note and/or Security Instrument, provided that Borrower has complied with all other provisions of this Section 2.6.  Each of Borrower and Maryland Owner agree and acknowledge that there shall be no reduction in the principal balance of the Loan as a result of any such assignment of any portion of the Note and, as a precondition to any such assignment pursuant to this Section 6.2(b), Borrower shall execute any document or instrument that may be reasonably required by Lender to reflect such principal balance of the Loan (including, without limitation, a replacement promissory note); provided that Borrower shall not be required to execute any document or instrument that would increase its obligations or liabilities under any of the Loan Documents.  In addition, any such assignment shall be conditioned on the following: (i) payment by Borrower of (A) the reasonable out-of-pocket expenses of Lender incurred in connection therewith; and (B) Lender’s reasonable attorneys’ fees for the preparation, delivery and performance of such an assignment and for the consideration of Borrower’s request; (ii) such an assignment is not then prohibited by any federal, state or local law, rule, regulation, order or by any other governmental authority; provided that, if such prohibition exists, Lender shall take all reasonable efforts, at Borrower’s expense, to effectuate the intent of this Section 2.6.2(b) consistent with then applicable Law; (iii) such assignment and the actions described above in Lender’s good faith determination do not constitute a “significant modification” under Section 1001 of the Code, will not cause any Securitization vehicle to fail to qualify as a grantor trust under the Code, and will not cause any federal income tax to be imposed on the Securitization as a result of such assignment and substitution; and (iv) Borrower shall provide such other opinions, items, information and documents which a prudent lender would reasonably require to effectuate such assignment.  Borrower shall be responsible for all mortgage recording taxes, recording fees and other charges payable in connection with any such assignment. Lender agrees that the assignment of a portion of the Note and the Security Instrument to the new lenders shall be accomplished by an escrow closing conducted through an escrow agent reasonably satisfactory to Lender and pursuant to an escrow agreement reasonably satisfactory to Lender in form and substance.  Notwithstanding the foregoing, Lender reserves the right to impose different requirements or procedures on such an assignment of a portion of the Note and the Security Instrument to the extent (but only to the extent) necessary to accommodate any Legal Requirements enacted or interpreted in a new manner subsequent to the date hereof at the time of such Substitution if a reasonably prudent Lender would impose such requirements or procedures.

ARTICLE III

CASH MANAGEMENT

Section 3.1                                    Accounts.

3.1.1                     Lockbox Account.

(a)                                 During the term of the Loan, Borrower and Maryland Owner shall establish and maintain an account (the “Lockbox Account”) with respect to each Individual Property with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender.  The Lockbox Account shall be entitled “Hackensack VF L.L.C., as Borrower Agent, and Deutsche Bank National Trust Company, as trustee for the holders of Vornado DP LLC Trust 2010, Commercial Mortgage Pass-Through Certificates, Series 2010-VNO, as Lender, pursuant to the Loan and Security Agreement dated as of August 18, 2010 — Lockbox Account”.  Each of Borrower and Maryland Owner hereby grants to Lender a first-priority security interest in each Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof, provided that neither Borrower nor Maryland Owner shall be required to take any action that will increase its liabilities or obligations hereunder or under any of the other Loan Documents.  Lender and Servicer shall have the sole right to make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower and Maryland Owner.  All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Indebtedness.

(b)                                 Each of Borrower and Maryland Owner shall, or shall cause Manager to, deliver Tenant Instruction Letters to all tenants under Leases on or prior to the Closing Date to deliver all Rents payable thereunder directly to the Lockbox Account.  Each of Borrower and Maryland Owner shall, and shall cause Manager to, deposit all amounts received by Borrower,

Maryland Owner or Manager constituting Rents into the Lockbox Account within one (1) Business Day after receipt thereof.  Borrower shall obtain from Lockbox Bank its agreement to transfer to the Cash Management Account in immediately available funds by wire transfer or via the ACH System all amounts constituting available funds on deposit in the Lockbox Account once every Business Day throughout the term of the Loan.  Notwithstanding the foregoing, Borrower may elect to have all or some of the monies that, pursuant to the above provisions of this Section 3.1.1, are to be deposited into the Lockbox Account instead deposited directly into the Cash Management Account and to such extent the Lockbox Account shall not be required and the Cash Management Agreement shall be amended to reflect this.

(c)                                  The Lockbox Account shall not be commingled with other monies held by Borrower, Maryland Owner, Manager or Lockbox Bank.

(d)                                 Neither Borrower nor Maryland Owner shall further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(e)                                  Each of Borrower and Maryland Owner shall indemnify Lender and Lockbox Bank and hold Lender and Lockbox Bank harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including reasonable attorneys fees and disbursements) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence, fraud, bad faith, recklessness or willful misconduct of Lender or such Lockbox Bank, or any of their respective employee, agents, Affiliates or bailees, as applicable) or the performance of the obligations for which the Lockbox Account were established.

3.1.2                     Cash Management Account.

(a)                                 During the term of the Loan, Borrower and Maryland Owner shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Agent in trust and for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender.  The Cash Management Account shall be entitled “Hackensack VF L.L.C., as Borrower Agent, and Wells Fargo Bank, National Association, as servicer, pursuant to the Loan and Security Agreement dated as of August 18, 2010 — Cash Management Account”.  Each of Borrower and Maryland Owner hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof, provided that neither Borrower nor Maryland Owner shall be required to take any action that will increase its liabilities or obligations hereunder or under any of the other Loan Documents.  Neither Borrower nor Maryland Owner will in any way alter or modify the Cash Management Account without Lender’s prior consent and will notify Lender of the account number thereof.  Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account in accordance with the terms and provisions of this Agreement and the Cash Management

Agreement, and all reasonable out-of-pocket costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower and Maryland Owner.

(b)                                 The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(c)                                  All funds on deposit in the Cash Management Account following the occurrence and during the continuance of an Event of Default may be applied by Lender to the Indebtedness in such order and priority as Lender shall determine.

(d)                                 Each of Borrower and Maryland Owner hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing (if such establishment would be deemed reasonably prudent by a lender originating commercial mortgage loans for securitizations similar to the Loan) additional sub-accounts in connection with any payments otherwise required under this Agreement or the other Loan Documents, provided that Lender shall provide written advance notice thereof to Borrower and Maryland Owner and such establishment shall not result in greater costs to Borrower or Maryland Owner or increase any obligation or liability of Borrower or Maryland Owner hereunder in any material respect.

3.1.3                     Reserve Accounts.  The Reserve Accounts shall be established pursuant to and in accordance with Section 2.1 of the Cash Management Agreement and shall be maintained and administered by Agent subject to and in accordance with the Cash Management Agreement.  The Reserve Accounts may be ledger or book entry sub-accounts and need not be actual sub-accounts.  The Reserve Accounts are as follows:

(a)                                 an account for the retention of the Tax Reserve Amount (the “Tax Reserve Account”), to be applied in accordance with Section 16.1 of this Agreement;

(b)                                 an account for the retention of the Insurance Reserve Amount (the “Insurance Reserve Account”), to be applied in accordance with Section 16.2 of this Agreement;

(c)                                  an account for the retention of the Replacement Reserve Amount (the “Replacement Reserve Account”), to be applied in accordance with Section 16.3 of this Agreement;

(d)                                 an account for the retention of the Ground Lease Reserve Amount (the “Ground Lease Reserve Account”), to be applied in accordance with Section 16.4 of this Agreement;

(e)                                  an account for the retention of Excess Cash Flow distributed (the “Excess Cash Flow Reserve Account”), to be deposited and applied in accordance with Section 16.9 of this Agreement;

(f)                                   intentionally omitted;

(g)                                  an account for the retention of Proceeds (the “Proceeds Reserve Account”), to be deposited and applied in accordance with Section 6.2 of this Agreement;

(h)                                 an account for the retention of funds required for the payment of Debt Service and any other amounts due and owing under this Agreement and the other Loan Documents (the “Debt Service Reserve Account”);

(i)                                     an account for the retention of funds, during the continuance of a Cash Sweep Period, required for the payment of Operating Expenses and Capital Expenditures pursuant to an Approved Annual Budget and Extraordinary Expenses(the “Operating Expenses Reserve Account”);

(j)                                    an account for the retention of the TI and Leasing Amount (the “TI and Leasing Reserve Account”), to be applied in accordance with Section 16.10 of this Agreement; and

(k)                                 an account for the retention of the Required Remediation Amount (the “Required Remediation Reserve Account”), to be applied in accordance with Section 16.11 of this Agreement.

3.1.4                     Pledge of Account Collateral.

(a)                                 To secure the full and punctual payment and performance of the Obligations, each of Borrower and Maryland Owner hereby collaterally assigns, grants a security interest in and pledges to Lender, to the extent not prohibited by applicable law, a first priority continuing security interest in and to the following property of Borrower and/or Maryland Owner, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Account Collateral”):

(i)                                     the Collateral Accounts and all cash, checks, drafts, securities entitlements, certificates, instruments and other property, including, without limitation, all deposits and/or wire transfers, from time to time deposited or held in, credited to or made to the Lockbox Account, the Cash Management Account and/or the Reserve Accounts;

(ii)                                  any and all amounts invested in Permitted Investments;

(iii)                               all interest, dividends, cash, instruments, securities, entitlements and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing or purchased with funds from the Collateral Accounts (excluding distributions made to parent entities subject to and in accordance with this Agreement); and

(iv)                              to the extent not covered by sub-paragraphs (i), (ii) or (iii) above, all proceeds (as defined under the UCC) (excluding distributions made to parent entities subject to and in accordance with this Agreement) of any or all of the foregoing.

(b)                                 In addition to the rights and remedies herein set forth, Lender shall have all of the rights and remedies with respect to the Account Collateral available to a secured party at law or in equity, including, without limitation, the rights of a secured party under the UCC, as if such rights and remedies were fully set forth herein.

(c)                                  This Agreement shall constitute a security agreement for purposes of the  UCC and other applicable law. Upon payment in full of the Indebtedness, this security interest shall automatically terminate without further notice from any party and Borrower shall be entitled to the return, upon request, of such of the Account Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof or the Cash Management Agreement, and Agent and/or Lender shall promptly execute such instruments and documents, and take such actions, as may be reasonably requested by Borrower, Manager and/or Maryland Owner to evidence such termination and the release of such security interest.

3.1.5                     Payments Received under the Cash Management Agreement.  Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and Borrower’s and Maryland Owner’s obligations with respect to amounts required to be deposited into the Reserve Accounts, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to the Cash Management Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

3.1.6                     Eligible Accounts.  Each of the Collateral Accounts shall be an Eligible Account and shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other banking or Governmental Authority, as may now or hereafter be in effect.  As long as no Event of Default shall have occurred and be continuing, income and interest accruing on the Cash Management Account or the Reserve Accounts or any investments held in such accounts shall be periodically added to the principal amount of such account and shall be held, disbursed and applied in accordance with the provisions of this Agreement and the Cash Management Agreement.  Borrower shall be the beneficial owner of the Collateral Accounts for federal income tax purposes and shall report all income earned from such accounts.

3.1.7                     Account Collateral and Remedies.

(a)                                 Subject to Section 3.1.2(c), upon the occurrence and during the continuance of an Event of Default, without additional notice from Lender to Borrower all funds transferred to Lender from the Cash Management Account pursuant to the Cash Management Agreement may be applied by Lender to the Indebtedness  in such order and priority as Lender shall determine in its sole and absolute discretion, including, but not limited to, liquidating and transferring any amounts then invested in Permitted Investments to the Collateral Accounts to which they relate, or reinvest such amounts in other Permitted Investments, as Lender may determine in its sole discretion is necessary to perfect or protect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce Lender’s rights and remedies hereunder with respect to any Account Collateral or to preserve the value of the Account Collateral.

(b)                                 Upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably constitutes and appoints Lender as Borrower’s true and lawful attorney in fact, with full power of substitution, to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower with respect to the Account Collateral, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower, which Borrower could or might do or which Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for herein and to accomplish the purposes of this Agreement.  The foregoing power of attorney is irrevocable and coupled with an interest.  Upon the occurrence and during the continuance of an Event of Default, Lender may perform or cause performance of any such agreement, and any reasonable out-of-pocket expenses of Lender incurred in connection therewith shall be paid by Borrower as provided in Section 5.1.9.

(c)                                  Borrower hereby expressly waives, to the fullest extent permitted by law, presentment, demand, protest or any notice of any kind in connection with the Account Collateral.  Borrower acknowledges and agrees that ten (10) days’ prior written notice of the time and place of any public sale of the Account Collateral or any other intended disposition thereof shall be reasonable and sufficient notice to Borrower within the meaning of the UCC.

3.1.8                     Transfers and Other Liens.  Borrower agrees that it will not (a) sell or otherwise dispose of any of the Account Collateral or (b) create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, except for the Lien granted to Lender under this Agreement, any Permitted Encumbrance or any other Liens permitted by this Agreement or any other Loan Document.

3.1.9                     Intentionally Omitted.

3.1.10              Reasonable Care.  Beyond the exercise of reasonable care in the custody thereof or as otherwise expressly provided in this Agreement or the other Loan Documents, Lender shall have no duty as to any funds in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any Person or otherwise with respect thereto.  Lender shall be deemed to have exercised reasonable care in the custody and preservation of amounts on deposit in the Reserve Accounts in its possession if the amounts on deposit in the Reserve Accounts are accorded treatment substantially equal to that which Lender accords its own property, it being understood that Lender shall not be liable or responsible for any loss or damage to any amounts on deposit in the Reserve Accounts, or for any diminution in value thereof, by reason of the act or omission of Lender, its Affiliates, agents, employees or bailees, except to the extent that such loss or damage results from Lender’s or such Affiliates’, agents’, employees’ or bailees’ gross negligence, bad faith, fraud or willful or reckless misconduct.  In no event shall Lender be liable either directly or indirectly for losses or delays resulting from any event which may be the basis of an Excusable Delay, computer malfunctions, interruption of communication facilities, labor difficulties or other causes beyond Lender’s reasonable control or for indirect, special or consequential damages except to the extent of Lender’s or its Affiliates’, agents’, employees’ or bailees’ gross negligence, bad faith, fraud or willful or reckless misconduct; provided that Lender shall take commercially reasonable steps to mitigate any such losses or delays.

3.1.11              Lender’s Liability.

(a)                                 Lender shall be responsible for the performance only of such duties with respect to the Reserve Accounts as are specifically set forth in this Section 3.1 or elsewhere in the Loan Documents, and no other duty shall be implied from any provision hereof.  Lender shall not be under any obligation or duty to perform any act with respect to the Reserve Accounts which would cause it to incur any expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies.

(b)                                 Lender shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature believed by it in good faith to be genuine, and, in so acting, it may be assumed that any person purporting to give any of the foregoing in connection with the provisions hereof has been duly authorized to do so.  Lender may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder and in good faith in accordance therewith.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1                                    Borrower Representations.  Each of Borrower and Maryland Owner represents and warrants as of the Closing Date that:

4.1.1                     Organization.

(a)                                 Each Individual Borrower is either a limited liability company or a limited partnership, in each case formed under the laws of the State that is listed opposite the name of such Individual Borrower on Schedule 1 hereof, and Maryland Owner is a limited liability company formed under the laws of the State of Maryland.  Each Individual Borrower and Maryland Owner has been duly formed and is validly existing and in good standing pursuant to the laws of the State of its formation with requisite power and authority to own its properties and to transact the businesses in which it is now engaged.

(b)                                 Guarantor is a Delaware limited partnership and has been duly formed and is validly existing and in good standing pursuant to the laws of the State of Delaware with requisite power and authority to own its properties and to transact the businesses in which it is now engaged.

(c)                                  Each Individual Borrower, Maryland Owner and Guarantor has each duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations except, solely in the case of Guarantor, where the failure to be so qualified would not reasonably be expected to have an Individual Material Adverse Effect.  Borrower, Maryland Owner and Guarantor each possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own and/or lease its properties and to transact the businesses in which it is now engaged, except, where the failure to so possess the same would not reasonably be expected to have an Individual Material Adverse Effect.

(d)                                 The organizational structure of Borrower and Maryland Owner is accurately depicted by the schematic diagram attached hereto as Schedule 4.1.1 in all material respects.

(e)                                  Neither Borrower nor Maryland Owner shall change its name or jurisdiction of formation unless it shall have given Lender thirty (30) days prior written notice of any such change and shall have taken all steps reasonably requested by Lender to grant, perfect, protect and/or preserve the security interest granted hereunder to Lender.

4.1.2                     Proceedings.  Borrower, Maryland Owner and Guarantor has full power to and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents.  This Agreement and the other Loan Documents have been duly executed and delivered by, or on behalf of, each Individual Borrower, Maryland Owner and Guarantor, as applicable, and constitute legal, valid and binding obligations of each Individual Borrower, Maryland Owner and Guarantor, as applicable, enforceable against each Individual Borrower, Maryland Owner and Guarantor, as applicable, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, moratorium and similar laws affecting rights of creditors generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

4.1.3                     No Conflicts.  The execution, delivery and performance of this Agreement and the other Loan Documents by each Individual Borrower, Maryland Owner and Guarantor, as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower, Maryland Owner or Guarantor, as applicable, pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement or other agreement or instrument to which Borrower, Maryland Owner or Guarantor is a party or by which any of Borrower’s, Maryland Owner’s or Guarantor’s property or assets is subject (unless consents from all applicable parties thereto have been obtained), nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority, in each case, which conflict, breach, default or violation would reasonably be expected to result in an Individual Material Adverse Effect, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by each Individual Borrower, Maryland Owner or Guarantor of this Agreement or any other Loan Documents (and the failure of which to obtain would reasonably be expected to have an Individual Material Adverse Effect) has been obtained and is in full force and effect.

4.1.4                     Litigation.  Except as disclosed in writing (which may include email) to Lender prior to date of this Agreement, to the best of Borrower’s Knowledge, there are no arbitration proceedings, governmental investigations, actions, suits or proceedings, at law or in equity, or by or before any Governmental Authority which are now pending or, to Borrower’s

Knowledge, threatened against or affecting Borrower, Maryland Owner or any Individual Property which would reasonably be expected to have an Individual Material Adverse Effect.  Neither the actions, suits, proceedings and/or investigations disclosed in writing to Lender prior to date of this Agreement, nor any actions, suits, proceedings and/or investigations pending or threatened against or affecting Guarantor (excluding any such actions, suits, proceedings and/or investigations against or affecting Guarantor which are covered by insurance), if determined against Borrower, Maryland Owner, Guarantor or any Individual Property, would reasonably be expected to result in an Individual Material Adverse Effect.

4.1.5                     Agreements.  Neither Borrower nor Maryland Owner is a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have an Individual Material Adverse Effect.  Neither Borrower nor Maryland Owner is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which it or its Individual Property is bound, which default would reasonably be expected to have an Individual Material Adverse Effect.  Neither Borrower nor Maryland Owner has any material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it or its Individual Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Properties (including the Leases), (b) obligations under the Loan Documents, (c) obligations disclosed in Maryland Owner’s financial statements or (d) obligations which, if not met, would not reasonably be expected to result in an Individual Material Adverse Effect.

4.1.6                     Title.  Each Individual Borrower (other than Maryland Individual Borrower) and Maryland Owner has good, marketable and insurable fee simple title to the real property (or, with respect to the Ground Lease Property, good, marketable and insurable title to the  leasehold estate) comprising part of its Individual Property and good title to the balance of its Individual Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents.  Each Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the applicable Individual Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents.  There are no claims for payment for work, labor or materials affecting the Properties which are due and unpaid under the contracts pursuant to which such work or labor was performed or materials provided which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents other than Permitted Encumbrances.  Each of Borrower and Maryland Owner represents and warrants that none of the Permitted Encumbrances will materially and adversely affect (1) the ability of Borrower and/or Maryland Owner to pay any of its obligations to any Person as and when due, or (2) the use or operation of any Individual Property as of the Closing Date and thereafter.  Borrower shall preserve its right, title and interest in and to each of the Properties for so long as the Note remains outstanding and will warrant and defend same and the validity and priority of the Lien hereof from and against any and all claims whatsoever other than the Permitted Encumbrances.

4.1.7                     No Bankruptcy Filing.  None of Borrower, Maryland Owner nor Guarantor currently intends either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and neither Borrower nor Maryland Owner has any knowledge of any Person having filed or intending to file any such petition against it or against Guarantor.

4.1.8                     Full and Accurate Disclosure.  No statement of fact made by Borrower or Maryland Owner in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading in light of the circumstances in which such statements were made (except that the foregoing shall be qualified by Borrower’s Knowledge with respect to such statements of fact that are specifically qualified as being made to Borrower’s or Maryland Owner’s knowledge).  There is no fact presently known to Borrower and/or Maryland Owner which has not been disclosed which could reasonably be expected to have a Material Adverse Effect.

4.1.9                     All Property.  Each Individual Property constitutes all of the real property, personal property, equipment and fixtures currently (a) owned or leased by the applicable Individual Borrower (other than Maryland Individual Borrower) and Maryland Owner or (b) used by or on behalf of each Individual Borrower (other than Maryland Individual Borrower) and/or Maryland Owner in the operation of the business located on each Individual Property, other than items owned or leased by any Tenants, Manager or each Individual Borrower’s and/or Maryland Owner’s contractors.

4.1.10              ERISA.

(a)                                 Except as would not reasonably be expected to have a Material Adverse Effect, neither Borrower nor Maryland Owner maintains an employee benefit plan as defined by Section 3(3) of ERISA, which is subject to Title IV of ERISA, and neither Borrower nor Maryland Owner (1) has any knowledge of any material liability which has been incurred or is expected to be incurred by Borrower and/or Maryland Owner which is or remains unsatisfied for any taxes or penalties with respect to any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, or any “plan,” within the meaning of Section 4975(e)(1) of the Code or any other benefit plan (other than a multiemployer plan) maintained, contributed to, or required to be contributed to by Borrower and/or Maryland Owner or by any entity that is under common control with Borrower and/or Maryland Owner within the meaning of ERISA Section 4001(a)(14) (a “Plan”) or any plan that would be a Plan but for the fact that it is a multiemployer plan within the meaning of ERISA Section 3(37); and (2) has made and shall continue to make when due all required contributions to all such Plans, if any.  Except as would not reasonably be expected to have a Material Adverse Effect, each such Plan has been and will be administered in compliance with its terms and the applicable provisions of ERISA, the Code, and any other applicable federal or state law; and no action shall be taken or fail to be taken that would result in the disqualification or loss of tax exempt status of any such Plan intended to be qualified and/or tax exempt.

(b)                                 Neither Borrower nor Maryland Owner is an employee benefit plan, as defined in Section 3(3) of ERISA, subject to Title I of ERISA, none of the assets of Borrower and/or Maryland Owner constitutes or will constitute plan assets of one or more such plans within the meaning of 29 C.F.R. Section 2510.3 101 and neither Borrower nor Maryland Owner is a governmental plan within the meaning of Section 3(32) of ERISA and transactions by or with Borrower and/or Maryland Owner are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

(c)                                  Except as would not reasonably be expected to have a Material Adverse Effect, with respect to any multiemployer plan to which Borrower and/or Maryland Owner or any entity that is under common control with Borrower and/or Maryland Owner within the meaning of ERISA Section 4001(a)(14) is or has been obligated to contribute, neither Borrower, Maryland Owner nor any such entity has incurred any material liability under ERISA Section 515 or ERISA Title IV which is or remains unsatisfied.

4.1.11              Compliance.  Borrower, Maryland Owner and each Individual Property and the use thereof comply in all material respects with all applicable Legal Requirements except where failure to comply would not reasonably be expected to have an Individual Material Adverse Effect, including, without limitation, building and zoning ordinances and codes and Prescribed Laws.  To the best of Borrower’s Knowledge, neither Borrower nor Maryland Owner is in default or in violation of any order, writ, injunction, decree or demand of any Governmental Authority which would reasonably be expected to have an Individual Material Adverse Effect.  To the best of Borrower’s Knowledge, there has not been committed by Borrower and/or Maryland Owner any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s and/or Maryland Owner’s obligations under any of the Loan Documents which would reasonably be expected to have an Individual Material Adverse Effect.  On the Closing Date, the Improvements at each Individual Property were in material compliance with applicable law, except where the failure to so comply would not reasonably be expected to result in an Individual Material Adverse Effect.

4.1.12              Financial Information.  The financial data specified in Schedule 4.1.12 (including, without limitation, the statements of operation and cash flows), which have been delivered by or on behalf of Borrower and/or Maryland Owner to Lender in respect of the Properties (a) are true, complete and correct in all material respects, (b) fairly represent the financial condition of each Individual Property as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein.  Neither Borrower nor Maryland Owner has any contingent liabilities, liabilities for taxes, unusual forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments that in each case are known to Borrower and/or Maryland Owner and would reasonably be expected to have a Material Adverse Effect.  Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower and/or Maryland Owner from that set forth in said financial statements.

4.1.13              Condemnation.  Other than as described on Schedule 4.1.13 hereto, no Condemnation has been commenced or, to Borrower’s Knowledge, is contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property.

4.1.14              Federal Reserve Regulations.  None of the proceeds of the Loan will be used by Borrower or Maryland Owner for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U, Regulation X or Regulation T in violation of such regulation or for the purpose of reducing or retiring any Indebtedness which was originally incurred so that Borrower or Maryland Owner could purchase or carry “margin stock” or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U or Regulation X in violation of such regulation.  As of the Closing Date, neither Borrower nor Maryland Owner owns any “margin stock.”

4.1.15              Utilities and Public Access.  Each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its intended uses.  All utilities necessary for the existing use of each Individual Property are located either in the public right-of-way abutting such Individual Property (which are connected so as to serve such Individual Property) or in recorded easements serving such Individual Property and such easements are set forth in and insured by the Title Policy.  All roads necessary for the use of each Individual Property for its current purposes have been completed and, if necessary, dedicated to public use.

4.1.16              Not a Foreign Person.  Neither Borrower nor Maryland Owner is a foreign person within the meaning of § 1445(f)(3) of the Code.

4.1.17              Separate Lots.  Each Individual Property is comprised of one (1) or more contiguous parcels which constitute a separate tax lot or lots and does not constitute or include a portion of any other tax lot not a part of such Individual Property.

4.1.18              Assessments.  To the best of Borrower’s Knowledge, other than assessments for the applicable business improvement district (if any) in which an Individual Property is situated (which assessments are not yet due, payable or delinquent) there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments that would have an Individual Material Adverse Effect.

4.1.19              Enforceability.  The Loan Documents are not subject to any existing right of rescission, set off, counterclaim or defense by Borrower, Maryland Owner or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing), and neither Borrower, Maryland Owner nor Guarantor has asserted any right of rescission, set off, counterclaim or defense with respect thereto.

4.1.20              No Prior Assignment.  There are no prior sales, transfers, pledges, hypothecations or assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding following the funding of the Loan, other than those being terminated or assigned to Lender concurrently herewith.

4.1.21              Insurance.  Borrower and Maryland Owner have obtained or caused to be obtained  and have delivered to Lender certificates of insurance, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  Neither Borrower nor Maryland Owner has, and to the best of Borrower’s Knowledge no Person has, done by act or omission anything which would impair the coverage of any such policy.

4.1.22              Use of Property.  Each Individual Property is used exclusively for office, restaurant and/or retail purposes and other appurtenant and related uses which uses are specified in the Leases.

4.1.23              Certificate of Occupancy; Licenses.  To the best of Borrower’s Knowledge and except as specifically set forth on Schedule 4.1.23, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower and/or Maryland Owner for the legal use, occupancy and operation of each Individual Property as a retail shopping center (collectively, the “Licenses”), have been obtained and are in full force and effect, except for those (including those specified in the last sentence of this Section 4.1.23) the failure of which to obtain and maintain in full force and effect would not reasonably be expected to have an Individual Material Adverse Effect.  Borrower (other than Maryland Individual Borrower) and Maryland Owner shall keep and maintain all Licenses necessary for the operation of each Individual Property as a retail shopping center, except where failure to maintain a License would not reasonably be expected to have an Individual Material Adverse Effect.  Except as otherwise specifically set forth on Schedule 4.1.23, the use being made of each Individual Property is in conformity with the certificate or certificates of occupancy issued for such Individual Property except where such failure would not reasonably be expected to have an Individual Material Adverse Effect.

4.1.24              Flood Zone.  Other than as set forth on Schedule 4.1.24 hereto, none of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.

4.1.25              Physical Condition.  To the best of Borrower’s Knowledge and except as would not reasonably be likely to have an Individual Material Adverse Effect or as expressly disclosed in the Physical Conditions Report, each Individual Property, including, without limitation, all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; to the best of Borrower’s Knowledge and except as disclosed in the Physical Conditions Report, there exists no structural or other material defects or damages in or to any Individual Property, whether latent or otherwise, and neither Borrower nor Maryland Owner has received any written notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.26              Boundaries.  To the best of Borrower’s Knowledge and in reliance on, and except as otherwise specifically disclosed in, the Survey, all of the Improvements lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon any Individual Property, and no easements or other encumbrances upon any Individual Property encroach upon any of the Improvements, in each case, so as to have an Individual Material Adverse Effect, except those which are insured against by the Title Policy.

4.1.27              Leases.

(a)                                 Borrower and Maryland Owner have heretofore delivered to Lender true and complete copies of all Leases and any and all amendments or modifications thereof.  Except as otherwise expressly disclosed on the Rent Roll or the Tenant estoppel certificates delivered to Lender in connection with the closing of the Loan, to Borrower’s Knowledge, Borrower (other than Maryland Individual Borrower), Maryland Owner or their respective predecessors have complied with and performed all of its or their material construction, improvement and alteration obligations with respect to the Properties required as of the date hereof and any other obligations under the Leases that are required as of the date hereof have either been complied with or the failure to comply with the same does not and would not reasonably be expected to have a Material Adverse Effect.

(b)                                 The Properties are not subject to any Leases other than the Leases described in the rent roll certified and delivered to Lender as of the Closing Date (the “Rent Roll”) and other than any sublease or license granted by any Tenant (or sub-tenant) under a Lease.  The Rent Roll is true, complete and correct in all material respects as of the date set forth therein.  Except as otherwise set forth on the Rent Roll, no Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases or any sublease or license granted by any Tenant (or sub-tenant) under a Lease.  The current Leases are in full force and effect and to Borrower’s Knowledge, there are no defaults that would reasonably be expected to have a Material Adverse Effect thereunder by either party (other than as expressly disclosed on the Rent Roll, Schedule 16.10 hereof or the Tenant estoppel certificates delivered to Lender in connection with the closing of the Loan) and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults that would reasonably be expected to have a Material Adverse Effect thereunder (other than as expressly disclosed on the Rent Roll, Schedule 16.10 or the Tenant estoppel certificates delivered to Lender in connection with the closing of the Loan).  No Tenant under any Lease has an unexpired right or option pursuant to such Lease or otherwise to purchase all or any part of the property of which the leased premises are a part, other than as expressly disclosed on the Rent Roll or the Tenant estoppel certificates delivered to Lender in connection with the closing of the Loan.  Borrower and Maryland Owner have delivered to Lender prior to the date of this Agreement a true, correct and complete list of all security deposits and the amounts thereof, currently in Borrower’s and/or Maryland Owner’s possession.

4.1.28              Filing and Recording Taxes.  All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of each Individual Property to an Individual Borrower (except Maryland Individual Borrower) or Maryland Owner have been paid.  All mortgage, mortgage recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid, or will be paid on the Closing Date, and, under current Legal Requirements, the Security Instrument is enforceable against Borrower and/or Maryland Owner in accordance with its terms by Lender (or any subsequent holder thereof) subject only to applicable bankruptcy, insolvency, moratorium and similar laws affecting rights of creditors generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.29              Single Purpose Entity/Separateness.

(a)                                 At  all times since its respective date of formation, each Individual Borrower and Maryland Owner has complied in all material respects with the separateness covenants set forth in its organizational documents, or, if no separateness covenants are set forth therein, it:

(i)                                     other than ground leases entered into with another Individual Borrower, has not entered into any contract or agreement with any of its Affiliates, constituents, or owners, or any guarantors of any of its obligations or any Affiliate of any of the foregoing (individually, a “Related Party” and collectively, the “Related Parties”), except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party;

(ii)                                  has paid all of its debts and liabilities from its assets;

(iii)                               has done or caused to be done all things necessary to observe all organizational formalities applicable to it and to preserve its existence;

(iv)                              has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person ;

(v)                                 has not had its assets listed as assets on the financial statement of any other Person;

(vi)                              has filed its own tax returns (except to the extent that it has been a tax-disregarded entity not required to file tax returns under applicable law) and, if it is a corporation, has not filed a consolidated federal income tax return with any other Person;

(vii)                           has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Related Party);

(viii)                        has corrected any known misunderstanding regarding its status as a separate entity;

(ix)                              has conducted all of its business and held all of its assets in its own name;

(x)                                 has not identified itself or any of its affiliates as a division or part of the other;

(xi)                              has maintained and utilized separate stationery, invoices and checks bearing its own name;

(xii)                           has not commingled its assets with those of any other Person and has held all of its assets in its own name;

(xiii)                        has not guaranteed or become obligated for the debts of any other Person;

(xiv)                       has not held itself out as being responsible for the debts or obligations of any other Person;

(xv)                          has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Party;

(xvi)                       has not pledged its assets to secure the obligations of any other Person and no such pledge remains outstanding except in connection with the Loan;

(xvii)                    has maintained adequate capital in light of its contemplated business operations;

(xviii)                 has maintained a sufficient number of employees in light of its contemplated business operations and has paid the salaries of its own employees from its own funds;

(xix)                       has not owned any subsidiary or any equity interest in any other entity;

(xx)                          has not incurred any indebtedness that is still outstanding other than Permitted Debt; and

(xxi)                       has not had any of its obligations guaranteed by an affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan) or guarantees that are expressly contemplated by the Loan Documents.

(b)                                 As of the date hereof. each Individual Borrower and Maryland Owner has complied in all material respects with all of the covenants set forth in Section 5.1.4, except to the extent any such covenant in Section 5.1.4 states or implies that it is made from and after the date hereof;

(c)                                  All of the assumptions made in the Non-Consolidation Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all material respects and any assumptions made in any subsequent non-consolidation opinion delivered by counsel selected by Borrower and Maryland Owner and satisfactory to Lender and the Rating Agencies in connection with the Loan Documents (an “Additional Non-Consolidation Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all material respects as of the date such Additional Non-Consolidation Opinion is given.  Each of Borrower and Maryland Owner has complied and will continue to comply with all of the assumptions made with respect to it in the Non-Consolidation Opinion to the extent that compliance with such assumptions is in Borrower and/or Maryland Owner’s control.  Each of Borrower and Maryland Owner will comply with all of the assumptions made with respect to it in any Additional Non-Consolidation Opinion to the extent that compliance with such assumptions is in Borrower and/or Maryland Owner’s control.  Each entity other than Borrower and Maryland Owner with respect to which an assumption shall be made in any Additional Non-Consolidation Opinion will comply with all of the assumptions made with respect to in any Additional Non-Consolidation Opinion.

(d)                                 Neither Borrower nor Maryland Owner has any judgments or liens of any nature against it except for Permitted Encumbrances.

(e)                                  Neither Borrower nor Maryland Owner is involved in any dispute with any taxing authority except those being contested in good faith by appropriate proceedings.

(f)                                   Neither Borrower nor Maryland Owner is now, and has ever been, party to any lawsuit, arbitration, summons or legal proceeding that is still pending that resulted in a judgment against it that has not been paid in full.

(g)                                  Each of Borrower and Maryland Owner has provided Lender with  financial statements that reflect a fair and accurate view of  each such entity’s financial condition.

(h)                                 Each of Borrower and Maryland Owner has obtained a reasonably current Phase I environmental site assessment (the “ESA”) for the Individual Property it owns prepared consistent with ASTM Practice E 1527, and, except as set forth on Schedule 4.1.29(h) attached hereto, the ESA has not identified any recognized environmental conditions that require further investigation or remediation as determined by Borrower or Maryland Owner in its reasonable good faith judgment.

(i)                                     Neither Borrower nor Maryland Owner has any material contingent or actual obligations not related to the Individual Property owned by it.

(j)                                    Each amendment and restatement of Borrower’s and/or Maryland Owner’s organizational documents has been accomplished in accordance with, and was permitted by, the relevant provisions of said documents prior to its amendment or restatement from time to time.

4.1.30              Management Agreement.  The Management Agreement is in full force and effect and there is no current default thereunder by any party thereto and no event currently exists that, with the passage of time and/or the giving of notice, would constitute a default thereunder which has not otherwise been waived.  Manager is an Affiliate of Borrower and Maryland Owner.

4.1.31              Illegal Activity.  No portion of any Individual Property has been or will be purchased with proceeds of any illegal activity.

4.1.32              No Change in Facts or Circumstances; Disclosure.  All representations and warranties made by Borrower and/or Maryland Owner in this Agreement or in any other Loan Document are accurate, complete and correct in all material respects (except that the foregoing shall be qualified by Borrower’s Knowledge with respect to such statements of fact that are specifically qualified as being made to Borrower’s or Maryland Owner’s knowledge).

4.1.33              Tax Filings.  Each of Borrower and Maryland Owner has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower and/or Maryland Owner.

4.1.34              Solvency/Fraudulent Conveyance.  Neither Borrower nor Maryland Owner has entered into the transactions contemplated by this Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor.  Each of Borrower and Maryland Owner has received reasonably equivalent value in exchange for its obligations under the Loan Documents.  After giving effect to the Loan, the fair saleable value of Borrower’s and Maryland Owner’s assets exceed and will, immediately following the making of the Loan, exceed Borrower’s and Maryland Owner’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities.  The fair saleable value of Borrower’s and Maryland Owner’s assets are and will, immediately following the making of the Loan, be greater than Borrower’s and Maryland Owner’s probable respective liabilities, including the maximum amount of its respective contingent liabilities on its Debts as such Debts become absolute and matured.  Borrower’s and Maryland Owner’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its respective businesses as conducted or as proposed to be conducted and neither any Individual Borrower nor Maryland Owner intends to, nor believes that it will, incur Debt and liabilities (including contingent liabilities and other commitments) beyond its abilities to pay such Debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and Maryland Owner and the amounts to be payable on or in respect of its obligations).

4.1.35              Investment Company Act.  Neither Borrower nor Maryland Owner is (a) an investment company or a company Controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.36              Accounts.

(a)                                 This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Lockbox Account, the Cash Management Account and the Reserve Accounts in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances and any other Liens permitted under this Agreement or any of the other Loan Documents, and is enforceable as such against creditors of and purchasers from each of Borrower and Maryland Owner.  Other than in connection with the Loan Documents and except for Permitted Encumbrances, neither Borrower nor Maryland Owner has sold, pledged, transferred or otherwise conveyed the Lockbox Account, the Cash Management Account or the Reserve Accounts;

(b)                                 Each of the Lockbox Account, the Cash Management Account and the Reserve Accounts constitutes a “deposit account” and/or “securities account” within the meaning of the Uniform Commercial Code of the State of New York.

(c)                                  Pursuant and subject to the terms hereof and the other applicable Loan Documents, each of Lockbox Bank and Agent have agreed to comply with all instructions originated by Lender, without further consent by Borrower and/or Maryland Owner, directing disposition of the Lockbox Account and the Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities.

(d)                                 None of the Lockbox Account, the Cash Management Account and the Reserve Accounts are in the name of any Person other than Borrower and/or Maryland Owner, as applicable, as pledgor, or Lender, as pledgee.  Neither Borrower nor Maryland Owner has consented to Lockbox Bank and/or Agent complying with instructions with respect to any Lockbox Account and Cash Management Account from any Person other than Lender.

4.1.37              Labor.  Neither Borrower nor Maryland Owner (a) is involved in or, to the best of Borrower’s Knowledge, threatened with any labor dispute, work stoppage, labor strike, material grievance or litigation relating to labor matters involving any employees or other laborers at the Properties, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints which would reasonably be expected to have a Material Adverse Effect, (b)  has engaged, nor, to the best of Borrower’s Knowledge, has there been any allegations in any proceeding that Borrower or Maryland Owner has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act, and (c) except as set forth on Schedule 4.1.37, is a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and other laborers at the Properties and no such agreement or contract is currently being negotiated by Borrower, Maryland Owner or any of its Affiliates with respect to the Properties.

4.1.38              Brokers.  Neither Borrower, Maryland Owner nor Lender has dealt with any broker or finder with respect to the transactions contemplated by the Loan Documents and neither party has done any acts, had any negotiations or conversations, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by the other Parties of any brokerage fee, charge, commission or other compensation to any Person with respect to the transactions contemplated by the Loan Documents.  Borrower, Maryland Owner and Lender shall each indemnify and hold harmless the other from and against any loss, liability, cost or expense, including any judgments, attorneys’ fees, or costs of appeal, incurred by the other party and arising out of or relating to any breach or default by the indemnifying party of its representations, warranties and/or agreements set forth in this Section 4.1.38.  The provisions of this Section 4.1.38 shall survive the expiration and termination of this Agreement and the payment of the Indebtedness.

4.1.39              No Other Debt.  Neither Borrower nor Maryland Owner has borrowed or received debt financing that has not been heretofore repaid in full, other than the Permitted Debt.

4.1.40              Taxpayer Identification Number.  Each Individual Borrower’s and Maryland Owner’s tax payer identification number is set forth on Schedule 4.1.40 hereto.

4.1.41              Intentionally Omitted.

4.1.42              Intentionally Omitted.

4.1.43              Ground Leases.  Except as otherwise set forth in Schedule 4.1.43 attached hereto, each of Borrower and Maryland Owner represents and warrants to Lender as of the Closing Date the following with respect to each Ground Lease:

(a)                                 the Ground Lease (or a memorandum of such Ground Lease) has been duly recorded.  The Ground Lease permits the interest of the applicable Individual Borrower to be encumbered by a mortgage, deed of trust, indemnity deed of trust or deed to secure debt (provided that the mortgage, deed of trust, indemnity deed of trust or deed to secure debt, as applicable, is at all times subject and subordinate to the Ground Lease) or the Ground Lessor has approved and consented to the encumbrance of the Ground Lease Property by the applicable Security Instrument.  There have not been amendments or modifications to the terms of the Ground Lease since recordation of the Ground Lease (or a memorandum thereof), with the exception of written instruments which have been recorded.  The Ground Lease may not be terminated, surrendered or amended without the prior written consent of Lender; which such consent, with respect to amendment, shall not be unreasonably withheld, conditioned or delayed; provided that the Individual Borrowers that are tenants under the Ground Lease may exercise renewal rights without Lender’s consent and provided that the Ground Lessor shall not be prevented from exercising its remedies in accordance with the Ground Lease if the obligations of Individual Borrower under the Ground Lease are not performed as provided in the Ground Lease;

(b)                                 except for the Permitted Encumbrances and other encumbrances of record, the applicable Individual Borrower’s interest in the related Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the applicable Security Instrument other than the Ground Lessor’s related fee interest;

(c)                                  the applicable Individual Borrower’s interest in the Ground Lease is assignable without the consent of Ground Lessor to Lender, the purchaser at any foreclosure sale or the transferee under a deed or assignment in lieu of foreclosure in connection with the foreclosure of the Lien of the Security Instrument or transfer of the applicable Individual Borrower’s leasehold estate by deed or assignment in lieu of foreclosure.  Thereafter, subject to certain conditions and restrictions set forth therein, the Ground Lease is further assignable by such transferee and its successors and assigns without the consent of the applicable Ground Lessor;

(d)                                 as of the date hereof, the Ground Lease is in full force and effect and to Borrower’s Knowledge no material default has occurred under the Ground Lease that is continuing and there is no existing condition which, but for the passage of time or the giving of notice, could result in a material default under the terms of the Ground Lease;

(e)                                  under the terms of the Ground Lease and the Loan Documents, taken together, any related insurance and condemnation proceeds that are paid or awarded to Borrower with respect to the leasehold interest created thereby will be assigned to Lender and Lender shall have the right to,  (subject to the terms of the Loan Documents, either hold and disburse the proceeds for the payment of the costs and expenses for repairing or restoring all or part of the related portion of the Ground Lease Property, as the repair or restoration progresses, or apply the proceeds  to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon;

(f)                                   the Ground Lease does not impose any restrictions on subleasing;

(g)                                  the Ground Lease requires the Ground Lessor to give notice of any default by the applicable Individual Borrower under the Ground Lease to Lender prior to exercising its remedies thereunder;

(h)                                 Lender has the opportunity (including, where necessary, sufficient time to gain possession of the interest of the applicable Individual Borrower under the Ground Lease) to cure any default under such Ground Lease that is curable, after the receipt of notice of the default, before the Ground Lessor thereunder may terminate such Ground Lease;

(i)                                     each Ground Lease has a term (including all extensions exercisable at the option of the applicable Individual Borrower) which extends not less than eighteen (18) years beyond the Maturity Date; and

(j)                                    each Ground Lease requires the Ground Lessor, upon certain specified conditions being satisfied, to enter into a new lease upon termination (prior to expiration of the term thereof) of such Ground Lease for any reason, including rejection or disaffirmation of the Ground Lease in a bankruptcy proceeding.

4.1.44              REOA.

(a)                                 An Individual Borrower or Maryland Owner is a party to each REOA, and each REOA is in full force and effect and has not been amended or modified except as disclosed on Schedule 4.1.44 and each of Borrower’s or Maryland Owner’s interest therein has not been assigned pursuant to any assignment which survives the Closing Date except the assignment to Lender pursuant to the Loan Documents.

(b)                                 To Borrower’s Knowledge each REOA is in material compliance with all applicable local, state and federal laws, rules and regulations, except for such non-compliance as would not reasonably be expected to result in an Individual Material Adverse Effect.

(c)                                  To Borrower’s Knowledge, neither Borrower nor Maryland Owner nor any other party to any REOA is in default under any REOA and there are no grounds for default thereunder after the giving of the requisite notice thereunder, other than such defaults as would not reasonably be expected to result in an Individual Material Adverse Effect.

(d)                                 To Borrower’s Knowledge, no notice of termination or default has been given to Borrower or Maryland Owner with respect to any REOA except for those which have been cured or which would not reasonably be expected to result in an Individual Material Adverse Effect.

(e)                                  To the best of Borrower’s Knowledge, the current addresses to which notices are sent to each of Borrower or Maryland Owner or any other party to any REOA are correctly set forth in such REOA or in any amendment, notice or other document provided therewith.

(f)                                   To Borrower’s Knowledge, none of the other parties to any REOA (i.e., excluding Borrower and Maryland Owner) has performed any material work pursuant to such REOA, the cost of which such other party is or will be entitled to charge in whole or in part to Borrower or Maryland Owner under the provisions of such REOA.

(g)                                  There are no set-offs, claims, counterclaims or defenses being asserted by Borrower, Maryland Owner or, to Borrower’s Knowledge, any other party to any REOA for the enforcement of the obligations under any REOA.

(h)                                 To Borrower’s Knowledge, there are no liens capable of being asserted for amounts due under the provisions of any REOA which, if unpaid, may be asserted as a lien prior to the lien of the Security Instrument.

(i)                                     To Borrower’s Knowledge, all common charges and other sums due from each of Borrower or Maryland Owner under any REOA, if any, have been paid to the extent they are payable to the date hereof.

Section 4.2                                    Survival of Representations.  Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall be deemed given and made as of the Closing Date and survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower, Maryland Owner or Guarantor unless a longer survival period is expressly stated in a Loan Document with respect to a specific representation or warranty, in which case, for such longer period.

ARTICLE V

BORROWER COVENANTS

Section 5.1                                    Affirmative Covenants.  From the Closing Date and until payment and performance in full of all Obligations, each of Borrower and Maryland Owner hereby covenants and agrees with Lender that:

5.1.1                     Performance by Borrower and Maryland Owner.  Each of Borrower and Maryland Owner shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower and/or Maryland Owner, as applicable, and, except as provided herein or in any other Loan Document, shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower and/or Maryland Owner, as applicable, without the prior written consent of Lender.

5.1.2                     Existence; Compliance with Legal Requirements.  Subject to Borrower’s and Maryland Owner’s right of contest pursuant to Section 7.3, Borrower and Maryland Owner shall at all times comply and cause each Individual Property to be in compliance with all Legal Requirements and Prescribed Laws applicable to Borrower, Maryland Owner and each Individual Property and the uses permitted upon each Individual Property except where the failure to so comply would not reasonably be expected to have an Individual Material Adverse Effect.  Borrower and Maryland Owner shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises necessary to comply with all Legal Requirements applicable to it and each Individual Property except where failure to do so would not reasonably be expected to have an Individual Material Adverse Effect.  There shall never be committed by Borrower and/or Maryland Owner, and Borrower and/or Maryland Owner shall not knowingly permit any other Person in occupancy of or involved with the operation or use of any Individual Property to commit, any act or omission affording the federal government or any state or local government the right of forfeiture as against any Individual Property or any material part thereof or any monies paid in performance of Borrower’s and Maryland Owner’s obligations under any of the Loan Documents.  Each of Borrower and Maryland Owner hereby covenants and agrees not to commit, knowingly permit or suffer to exist any act or omission affording such right of forfeiture.  Borrower and Maryland Owner shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used in the conduct of its business and shall keep each Individual Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully set forth in the Security Instrument except where failure to do so would not reasonably be expected to have an Individual Material Adverse Effect.

5.1.3                     Litigation.  Borrower and/or Maryland Owner shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower or Maryland Owner which, if determined adversely to Borrower or Maryland Owner, would reasonably be expected to have an Individual Material Adverse Effect.

5.1.4                     Single Purpose Entity.  Each of Borrower and Maryland Owner hereby covenants with Lender that at all times on and after the date hereof and until such time as the Obligations shall be paid and performed in full:

(1)                                 each Individual Borrower (other than Maryland Individual Borrower) and Maryland Owner is not engaged in and will not engage in any business and has not owned, does not own and shall not own any asset or property other than (A) the applicable Individual Property, (B) the applicable fee or leasehold interest in the Improvements and (C) incidental personal property necessary or appropriate for the operation of the applicable Individual Property (and, (i) with respect to the Allentown Individual Borrower, the fee interest in the Wal-Mart Parcel and (ii) with respect to the Maryland Owner, the ownership interests in the Maryland Individual Borrower), provided that a ground tenant may acquire the fee interest in the property it ground leases.  Each Person other than an Individual Borrower or Maryland Owner has not owned, does not own and shall not own any asset or property other than the interest in the applicable Individual Borrower or Maryland Owner;

(2)                                 Maryland Individual Borrower has not owned any asset or property except for personal property necessary to enter into and perform its obligations under this Agreement or the other Loan Documents;

(3)                                 each Individual Borrower’s (except for Maryland Individual Borrower) and Maryland Owner’s purpose is solely to (A) own, hold, lease, operate, finance and manage the applicable Individual Property and incidental personal property necessary or appropriate for the operation thereof, (B) enter into and perform its obligations under the Loan Documents with Lender, (C) Transfer the applicable Individual Property or any incidental personal property necessary or appropriate for the operation, to the extent permitted under the Loan Documents, (D) additionally (i) with respect to the Allentown Individual Borrower, to hold, lease, operate, manage and Transfer the Wal-Mart Parcel and incidental personal property necessary or appropriate for the operation thereof, and act as lessor under the Wal-Mart Lease and (ii) with respect to the Maryland Owner, to acquire and own one hundred percent (100%) of the limited liability interests in the Maryland Individual Borrower and serve as the sole economic member of Maryland Individual Borrower, and (E) transact any and all lawful business that is necessary or incident to accomplish the foregoing clauses (A) through (D). Maryland Individual Borrower’s purpose is solely to enter into and perform its obligations under this Agreement and the other Loan Documents and to transact any and all lawful business that is necessary or incident to accomplish the foregoing.  Each Person’s other than an Individual Borrower or Maryland Owner purpose is solely to (i) acquire and own one hundred percent (100%) of the general partner or limited liability company interests, as applicable, in the applicable Individual Borrower or Maryland Owner, (ii) serve as the member or general partner of such Individual Borrower or Maryland Owner, (iii) Transfer its interest in such Individual Borrower or Maryland Owner to the extent permitted under the Loan Documents, and (iv) transact any and all lawful business that is necessary or incident to accomplish the foregoing clauses (i) through (iv);

(4)                                 neither Borrower nor Maryland Owner has engaged nor shall they engage in any business other than the foregoing subparagraphs (1) through (3) above;

(5)                                 except for (i) capital contributions and capital distributions permitted by its organizational documents or (ii) any ground leases entered into with another Individual Borrower, neither Borrower nor Maryland Owner has entered nor shall it enter into any contract or agreement with another Borrower, any constituent party of Borrower or Maryland Owner, any guarantor or indemnitor under any of the Loan Documents or any Affiliate of any such constituent party or guarantor or indemnitor, except upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s length basis with third parties other than any such party;

(6)                                 Borrower and Maryland Owner have at all times paid, and shall pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due and shall not pay its debts and liabilities from the assets and funds of any other entity, except for payments made pursuant to the Guaranty, the Bottom Up Guaranty or any similar bottom up guaranty;

(7)                                 Borrower and Maryland Owner have maintained and shall maintain all of their books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person; provided, however, (A) that Borrower’s and Maryland Owner’s financial position, assets, results of operations and cash flows may be included in a consolidated financial statement of an Affiliate of Borrower or Maryland Owner in accordance with GAAP, so long as (x) any such consolidated financial statement contains a note indicating that Borrower and Maryland Owner and their Affiliates are separate legal entities (or a similar statement is contained in such Affiliate’s Securities and Exchange Commission filings on Form 10-K and it is such Affiliate’s practice to deliver its financial statements together with such filings) and (y) such assets shall also be listed on Borrower’s and Maryland Owner’s own separate balance sheet and (B) all amounts paid to Borrower or Maryland Owner (including, without limitation, all amounts transferred from the Cash Management Account) may be deposited into a centralized cash management account, including, without limitation, the account established pursuant to the Cash Management Agency Agreement (controlled by an Affiliate of Borrower and Maryland Owner as an agent) on behalf of Borrower, Maryland Owner and various other entities that are Affiliates of Borrower and Maryland Owner, as and when received, provided that all amounts deposited into such centralized account for the benefit of Borrower and/or Maryland Owner are clearly segregated, for accounting purposes, from the revenues and expenses of all other Persons;

(8)                                 each of Borrower and Maryland Owner has held and shall hold itself out to the public as a legal entity, separate and distinct from any other entity (including any Affiliate of Borrower or Maryland Owner, any guarantor or indemnitor under any of the Loan Documents or any constituent party of Borrower or Maryland Owner), has corrected and shall correct any known misunderstanding regarding its status as a separate entity, has conducted and shall conduct business in its own name, and has not identified and shall not identify itself or any of its Affiliates as a division or part of the other;

(9)                                 each of Borrower and Maryland Owner has maintained and shall maintain, adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, the foregoing shall not require any other Person to make any additional capital contributions to Borrower or Maryland Owner;

(10)                          except with respect to the Cash Management Agency Agreement, neither Borrower nor Maryland Owner has commingled nor shall they commingle their funds and other assets, as applicable, with those of any of its Affiliates or constituent parties, any guarantor or indemnitor under any of the Loan Documents or any other Person, except as contemplated in subparagraph (7) above;

(11)                          each of Borrower and Maryland Owner has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or constituent parties, any guarantor or indemnitor under any of the Loan Documents or any other Person;

(12)                          each of Borrower and Maryland Owner has conducted and shall conduct its business so that the assumptions made with respect to Borrower and Maryland Owner and all other Persons in the Non-Consolidation Opinion shall be true and correct in all material respects;

(13)                          neither Borrower nor Maryland Owner has permitted and neither Borrower nor Maryland Owner shall permit any of its Affiliates or constituent parties independent access to its bank accounts, except in connection with property or cash management activities consistent with the terms of the Loan as described in subparagraphs (7) and (10) above;

(14)                          each of Borrower and Maryland Owner shall maintain a sufficient number of employees, if any, in light of its contemplated business purpose and have paid and shall pay the salaries of its own employees (if any) from its own funds;

(15)                          each of Borrower and Maryland Owner has compensated and shall compensate its consultants and agents from its own funds;

(16)                          each of Borrower and Maryland Owner has allocated and shall allocate fairly and reasonably shared expenses, including for shared office space and for services performed by an employee of an Affiliate;

(17)                          except in connection with the Loan, neither Borrower nor Maryland Owner has pledged and shall not pledge any of its assets to secure the obligations of any other Person;

(18)                          neither Borrower nor Maryland Owner shall have any obligation to indemnify their officers, directors, members, as the case may be, except to the extent that such obligation is fully subordinated to the Loan and shall not constitute a claim against Borrower or Maryland Owner if cash flow in excess of the amount required to pay the Obligations is insufficient to pay such obligation (but the foregoing shall not preclude a recovery on such claims against insurance in respect thereof);

(19)                          each of Borrower and Maryland Owner (A) has maintained and shall maintain records, books of account and (subject to subparagraph (7) above) bank accounts separate and apart from any other Person,  (B) has filed and shall file its own tax returns, if any, as has been or may be required under applicable law, (C) shall not have any obligation to reimburse a member or any of its respective Affiliates for any taxes that such Person may incur as a result of any profits or losses of the Company and (D) has maintained and shall maintain its books, records, resolutions and agreements as official records;

(20)                          neither Borrower nor Maryland Owner has made and shall not make any loans or advances to any third party (including any of their Affiliates or constituent parties, any guarantor or indemnitor under any of the Loan Documents or any Affiliate of any such constituent party or guarantor or indemnitor) (provided that Borrower and/or Maryland Owner, from time to time in the ordinary course of business, may agree with Tenants  in Leases of portions of an Individual Property to make certain tenant improvement allowances available to such Tenants), and shall not acquire obligations or securities of its Affiliates or of any of its constituent parties;

(21)                          except with respect to the other Individual Borrowers and Maryland Owner in connection with the Loan, neither Borrower nor Maryland Owner has assumed, guaranteed or become obligated for or held themselves out to be responsible for, and neither Borrower nor Maryland Owner shall assume, guarantee, become obligated for or hold itself or its credit out to be responsible for, the debts or obligations of any other Person or the decisions or actions respecting the daily business or affairs of any other Person;

(22)                          neither Borrower nor Maryland Owner shall incur, create or assume any Debt other than Permitted Debt;

(23)                          neither Borrower nor Maryland Owner has made nor shall they make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that Borrower and/or Maryland Owner may invest in Permitted Investments and may make any advance required or expressly permitted to be made pursuant to this  Agreement and may permit the same to remain outstanding in accordance with such provisions;

(24)                          neither Borrower nor Maryland Owner has formed, acquired or held and shall not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other), except that any Individual Borrower and/or Maryland Owner may own another Individual Borrower;

(25)                          each of Borrower and Maryland Owner at all times shall have a limited liability company agreement or limited partnership agreement (as applicable) that has been approved by Lender, it being hereby acknowledged that Lender has approved the current limited liability company agreement or limited partnership agreement (as applicable) of each Individual Borrower and Maryland Owner;

(26)                          except as may be permitted under this Agreement or any other Loan Document, neither Borrower nor Maryland Owner shall, to the fullest extent permitted by law, engage in, seek, or consent to its dissolution, winding up, liquidation, consolidation or merger;

(27)                          except for Transfers permitted under this Agreement or any other Loan Document, neither Borrower nor Maryland Owner shall engage in, seek or consent to any asset sale or permit any transfer of beneficial interests in itself;

(28)                          without the prior, unanimous affirmative vote of at least two (2) Independent Members of Borrower or Maryland Owner or the member or general partner of such entity, as applicable, Borrower and Maryland Owner shall not (A) petition or otherwise institute bankruptcy, reorganization or insolvency proceedings or otherwise seek any relief under the Bankruptcy Code or any laws relating to the relief from debts or the protection of debtors generally, (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or other similar official for the benefit of its creditors  or all or any portion of its properties, (C) make any assignment for the benefit of creditors, (D) take any action that might cause it  to become insolvent, or (E) take any action in furtherance of any of the foregoing;

(29)                          except for actions taken by agents, including Manager on behalf of Borrower and/or Maryland /Owner, in which such agent identifies itself as an agent of Borrower and/or Maryland Owner, Borrower and Maryland Owner shall have and shall use separate stationery, invoices and checks bearing their own name;

(30)                          unless an Individual Borrower or Maryland Owner has at least two (2) Independent Members, any such Individual Borrower (other than the Massachusetts Individual Borrowers) that is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company under the Delaware Limited Liability Company Act (6 Del. C. Section 18-101 et seq.)) or Maryland Owner has and shall only have entities as its members that are Single Purpose Entities. Each of the Massachusetts Individual Borrowers has and shall only have entities as its managing members that are Single Purpose Entities owning at least one half percent (0.5%) of the limited liability company interests in the applicable Massachusetts Individual Borrower;

(31)                          unless an Individual Borrower has at least two (2) Independent Members, any such Individual Borrower that is a limited partnership has and shall only have entities acting as its general partners that is a Single Purpose Entity;

(32)                          neither Borrower nor Maryland Owner shall buy or hold evidence of indebtedness issued by any other Person (other than cash, cash equivalents or investment-grade securities and Permitted Investments); and

(33)                          each Borrower and Maryland Owner shall comply with all organizational formalities necessary to maintain its separate existence.

Notwithstanding anything herein to the contrary, the execution and delivery of any Loan Document (including for this purpose, the Bottom Up Guaranty) by Borrower or an Affiliate thereof or Maryland Owner or an Affiliate thereof, and the performance by such Person of its obligations thereunder, shall not constitute a violation of this Section 5.1.4 or any other provisions of the Loan Documents.

5.1.5                     Consents.  The managing member, general partner or board of managers of Borrower and/or Maryland Owner may not take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members, the partners or the members of the board of managers of such Borrower or Maryland Owner unless all of the members, partners or members of the board of managers, including the Independent Members, as applicable, shall have participated in such vote.  An affirmative vote of one hundred (100%) of the members, partners or members of the board of managers of Borrower and/or Maryland Owner shall be required to file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings or authorize Borrower and/or Maryland Owner to do so.  Furthermore, Borrower’s and Maryland Owner’s organization documents shall expressly state that for so long as the Loan is outstanding and Borrower is the obligor under the Note, neither Borrower nor Maryland Owner shall be permitted to (1) dissolve, liquidate, consolidate, merge or sell all or substantially all of its assets other than in connection with the repayment of the Loan or except as permitted hereunder or (2) engage in any  business activity other than as set forth in subparagraphs (1) through (3) of Section 5.1.4, as applicable, and such restrictions shall not be modified or violated for so long as the Loan is outstanding.

5.1.6                     Access to Property.  Borrower and/or Maryland Owner shall permit agents, representatives and employees of Lender and the Rating Agencies, at no out-of-pocket expense to Borrower or Maryland Owner, to inspect each Individual Property or any part thereof during normal business hours on Business Days upon reasonable advance notice (which may be given telephonically or by e-mail).

5.1.7                     Notice of Default.  Borrower and/or Maryland Owner shall promptly advise Lender (a) of any event or condition that has or would reasonably be expected to have an Individual Material Adverse Effect of which Borrower and/or Maryland Owner has knowledge and (b) of the occurrence of any Default or Event of Default of which Borrower and/or Maryland Owner has knowledge.

5.1.8                     Cooperate in Legal Proceedings.  Borrower and/or Maryland Owner shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which would reasonably be expected to have an Individual Material Adverse Effect and, in connection therewith, permit Lender, at its election and its own expense, to participate in any such proceedings which would reasonably be expected to have an Individual Material Adverse Effect, other than those proceedings where Borrower and Lender are adverse parties.

5.1.9                     Perform Loan Documents.  Borrower and/or Maryland Owner shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required, under the Loan Documents executed and delivered by, or applicable to, Borrower and/or Maryland Owner.

5.1.10              Insurance.

(a)                                 Borrower and/or Maryland Owner shall cooperate with Lender in obtaining for Lender (to the extent that this Agreement provides that such Proceeds are to be paid to Lender) the benefits of any Proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements) out of such Proceeds.

(b)                                 Borrower and/or Maryland Owner shall comply with all Insurance Requirements and shall not bring or keep or permit to be brought or kept any article upon any Individual Property or cause or permit any condition to exist thereon which would be prohibited by any Insurance Requirement, or would invalidate insurance coverage required hereunder to be maintained by Borrower and Maryland Owner on or with respect to any part of any Individual Property pursuant to Section 6.1.

5.1.11              Further Assurances.

(a)                                 Borrower and/or Maryland Owner shall execute and acknowledge (or cause to be executed and acknowledged), and deliver to Lender, all documents, and take all actions, reasonably required by Lender from time to time in order to confirm the rights created or intended to be created under this Agreement and the other Loan Documents and any security interest created or purported to be created thereunder, to protect the validity, priority and enforceability of this Agreement and the other Loan Documents, to subject to the Loan Documents any property of Borrower and/or Maryland Owner intended by the terms of any one or more of the Loan Documents to be encumbered by the Loan Documents, or otherwise carry out the purposes of the Loan Documents and the transactions contemplated thereunder, provided that the foregoing shall not impose any additional material liability or obligations on, nor materially reduce the rights or remedies of, Borrower, Maryland Owner or Guarantor.

(b)                                 In addition, Borrower and/or Maryland Owner shall, at Borrower’s and/or Maryland Owner’s sole cost and expense (except as provided in Section 5.1.11(a)), and without making any so-called “bring down representations”:

(i)                                     execute and deliver, from time to time, such further instruments (including, without limitation, delivery of any financing statements under the UCC) as may be reasonably requested by Lender to confirm the Lien of the Security Instrument on any Property, Building Equipment or any Intangible;

(ii)                                  execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts as shall be reasonably necessary to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations, as Lender may reasonably require; and

(iii)                               do and execute all and such further lawful and reasonable acts, conveyances and assurances for the carrying out of the terms and conditions of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.12              Wal-Mart Parcel.  Borrower and Maryland Owner agree and acknowledge that all covenants, obligations, representations, warranties and indemnities set forth in this Agreement and all of the other Loan Documents relating in any way to the ownership and/or operation of the Properties shall apply to the Wal-Mart Parcel as if the Wal-Mart Parcel was an Individual Property hereunder; provided that the foregoing shall not prohibit the Transfer of the Wal-Mart Parcel to the Tenant under, and in accordance with, the Wal-Mart Lease or to any Person, including to an Affiliate of Borrower, on commercially reasonable terms and conditions.

5.1.13              Operation.  Borrower and/or Maryland Owner shall (a) promptly perform and/or observe and shall use commercially reasonable efforts to cause Manager to perform and/or observe in all material respects all of the covenants and agreements required to be performed and observed by it under the Management Agreement, and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (b) promptly notify Lender of any “event of default” under the Management Agreement of which it is aware; and (c) promptly deliver, and shall use commercially reasonable efforts to cause Manager to deliver, to Lender, if Manager is not an Affiliate of Borrower and/or Maryland Owner, a copy of each financial statement, capital expenditures plan, property improvement plan and any other notice, report and estimate received by it under the Management Agreement.

5.1.14              Business and Operations.  Borrower (except Maryland Individual Borrower) and/or Maryland Owner shall continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of each Individual Property.  Each Individual Borrower (except Maryland Individual Borrower) and/or Maryland Owner shall qualify to do business and shall remain in good standing under the laws of the State in which its Individual Property is located and as and to the extent required for the ownership, maintenance, management and operation thereof.

5.1.15              Title to the Property.  Each Individual Borrower (except Maryland Individual Borrower) and/or Maryland Owner shall warrant and defend (a) its fee or leasehold title to the Individual Property owned or leased by it and the Improvements and every part thereof, subject only to Liens permitted hereunder or under any of the other Loan Documents (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Security Instrument, the Assignment of Leases and this Agreement on each Individual Property, subject only to Liens permitted hereunder or under any of the other Loan Documents (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever.  Borrower (except Maryland Individual Borrower) and/or Maryland Owner shall reimburse Lender for any reasonable out-of-pocket losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any Individual Property, other than as permitted hereunder or under any of the other Loan Documents (including Permitted Encumbrances), is claimed by another Person.

5.1.16              Intentionally Omitted.

5.1.17              Estoppel Statement.

(a)                                 Borrower and/or Maryland Owner shall, from time to time, upon thirty (30) days’ prior written request from Lender, execute, acknowledge and deliver to Lender, an estoppel certificate,  (i) stating that this Agreement and the other Loan Documents are unmodified and, to the best of Borrower’s and/or Maryland Owner’s knowledge, in full force and effect (or, if there have been modifications, that this Agreement and the other Loan Documents are in full force and effect as modified and setting forth such modifications), (ii) stating, to the best of Borrower’s and/or Maryland Owner’s knowledge, the amount of accrued and unpaid interest and the outstanding principal amount of the Note and (iii) containing such other information with respect to Borrower and/or Maryland Owner, the Properties or any one or more Individual Properties and the Loan as Lender shall reasonably request.  The estoppel certificate shall also specify either that, to Borrower’s and/or Maryland Owner’s knowledge, no Default or Event of Default exists hereunder or, if any Default or Event of Default shall exist hereunder, such Default or Event of Default and the steps being taken to cure such Default or Event of Default.

(b)                                 Borrower and/or Maryland Owner shall use commercially reasonable efforts to deliver to Lender, within fifteen (15) Business Days of Lender’s request, tenant estoppel certificates from any requested Tenant in substantially the form and substance of the estoppel certificate set forth in Schedule 5.1.17, provided that neither Borrower nor Maryland Owner shall be required to deliver such certificates more frequently than one time in any twelve

(12)-month period; and provided, further, that, for the avoidance of doubt, Borrower and Maryland Owner shall not be deemed to be in Default hereunder due to a failure to deliver  any estoppel certificate to the extent they have used commercially reasonable efforts to obtain such tenant estoppel certificate.

(c)                                  Lender shall, from time to time, upon fifteen (15) Business Days prior written request from Borrower and/or Maryland Owner, execute, acknowledge and deliver to Borrower, an estoppel certificate, stating (i) the amount of accrued and unpaid interest on and the outstanding principal amount of the Note, (ii) the date installments of interest and principal were last paid and (iii) whether or not Lender has sent any notice of default under the Loan Documents which remains uncured in the opinion of Lender.

5.1.18              Loan Proceeds.  Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.5.

5.1.19              No Joint Assessment.  Neither Borrower nor Maryland Owner shall suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property or (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Individual Property.

5.1.20              No Further Encumbrances.  Borrower and/or Maryland Owner shall do, or cause to be done, all things necessary to keep and protect each Individual Property and all portions thereof unencumbered from any Liens, easements or agreements granting rights in or restricting the use or development of each Individual Property, except for (a) Permitted Encumbrances, (b) Liens permitted pursuant to the Loan Documents, (c) Liens for Impositions prior to the imposition of any interest, charges or expenses for the non-payment thereof, (d) any Liens permitted pursuant to Leases and (e) any Liens permitted pursuant to an REOA.

5.1.21              Leases.  Borrower and/or Maryland Owner shall promptly after receipt thereof deliver to Lender a copy of any notice received with respect to a Lease affecting more than thirty thousand (30,000) square feet claiming that Borrower and/or Maryland Owner is in default in the performance or observance of any of the material terms, covenants or conditions of such Lease.

5.1.22              O&M Plan.  As a condition of the making of the Loan, Borrower and/or Maryland Owner have agreed to implement the O&M Program.  Borrower and Maryland Owner hereby covenant and agree that during the term of the Loan, including any extension or renewal thereof, Borrower and Maryland Owner shall comply in all material respects with the terms and conditions of the O&M Program.  Nothing in this Section 5.1.22 shall be deemed to constitute a waiver or a modification of any of Borrower’s and Maryland Owner’s representations, covenants or agreements with respect to environmental matters set forth in this Agreement or any other Loan Documents.

5.1.23              Ground Leases.

(a)                                 Each Ground Tenant shall, at their sole cost and expense, promptly and timely perform and observe all the terms, covenants and conditions required to be performed and observed by it as lessee under its Ground Lease (including, but not limited to, the payment of all rent, additional rent, percentage rent and other charges required to be paid under the Ground Lease), except where the failure to so perform or observe would not reasonably be expected to have an Individual Material Adverse Effect.

(b)                                 If any Ground Tenant shall be in default under a Ground Lease beyond any applicable notice and cure periods, then, subject to the terms of such Ground Lease, such Ground Tenant shall grant Lender the right (but not the obligation) to cause the default or defaults under such Ground Lease to be remedied and otherwise exercise any and all rights of such Ground Tenant under such Ground Lease, as are necessary to prevent or cure any default, provided that such actions are necessary to protect Lender’s interest under such Ground Lease and the Loan Documents, and Lender shall have the right to enter all or any portion of the applicable Ground Lease Property at such times and in such manner as is necessary to prevent or to cure any such default.

(c)                                  The actions or payments of Lender to cure any default by any Ground Tenant under a Ground Lease shall not remove or waive, as between such Ground Tenant and Lender, the default that occurred under this Agreement by virtue of the default by such Ground Tenant under its Ground Lease.  All reasonable out-of-pocket sums expended by Lender to cure any such default shall be paid by Borrower and Maryland Owner to Lender, upon demand, with interest on such sum at the rate set forth in this Agreement from the date such sum is expended to and including the date the reimbursement payment is made to Lender.  All such indebtedness shall be deemed to be secured by the related Security Instrument.

(d)                                 Each Ground Tenant shall notify Lender promptly in writing of the occurrence and continuance of any default by its Ground Lessor under a Ground Lease and the receipt by such Ground Tenant of any notice (written or otherwise) from its Ground Lessor under the applicable Ground Lease noting or claiming the occurrence of any default by such Ground Tenant under the applicable Ground Lease.  Each Ground Tenant shall promptly deliver to Lender a copy of any such written notice of default.

(e)                                  Within twenty (20) days after receipt of written demand by Lender, each Ground Tenant shall use commercially reasonable efforts to obtain from its  Ground Lessor under its Ground Lease and furnish to Lender an estoppel certificate of such Ground Lessor stating the date through which rent has been paid and whether or not there are any defaults thereunder and specifying the nature of such claimed defaults, if any; provided  that, for the avoidance of doubt, Borrower and Maryland Owner shall not be deemed to be in Default hereunder due to a failure to deliver such estoppel certificate to the extent the applicable Ground Tenant has used commercially reasonable efforts to obtain such estoppel certificate.

(f)                                   Each Ground Tenant shall promptly execute, acknowledge and deliver to Lender such instruments as may reasonably be required to permit Lender to cure any default under its applicable Ground Lease or permit Lender to take such other action required to enable Lender to cure or remedy the matter in default and preserve the security interest of Lender under the Loan Documents with respect to the Ground Lease Property subject to such Ground Lease.

Each Ground Tenant hereby irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, any and all acts and to execute any and all documents that are necessary to preserve any rights of such Ground Tenant under or with respect to its Ground Lease, including, without limitation, the right to effectuate any extension or renewal of its Ground Lease, or to preserve any rights of such Ground Tenant whatsoever in respect of any part of such Ground Lease (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

(g)                                  Notwithstanding anything to the contrary contained in this Agreement with respect to each Ground Lease:

(i)                                     the lien of the related Security Instrument attaches to all of each Ground Tenant’s rights and remedies at any time arising under or pursuant to Subsection 365(h) of the Bankruptcy Code, 11 U.S.C. Sections 101 et seq., including, without limitation, all of each Ground Tenant’s rights, as debtor, to remain in possession of the Ground Lease Property;

(ii)                                  no Ground Tenant shall, without Lender’s prior written consent, elect to treat any Ground Lease as terminated under Subsection 365(h)(l) of the Bankruptcy Code.  Any such election made without Lender’s prior written consent shall be void;

(iii)                               as security for the Indebtedness, each Ground Tenant unconditionally assigns, transfers and sets over to Lender all of such Ground Tenant’s claims and rights to the payment of damages arising from any rejection by the Ground Lessor under its Ground Lease under the Bankruptcy Code.  Lender and each Ground Tenant shall proceed jointly or in the name of the applicable Ground Tenant in respect of any claim, suit, action or proceeding relating to the rejection of any Ground Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of the Ground Lessors under the Bankruptcy Code.  This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Indebtedness shall have been satisfied and discharged in full.  Any amounts received by Lender or any Ground Tenant as damages arising out of the rejection of any Ground Lease as aforesaid may be applied by Lender to all reasonable out-of-pocket costs and expenses of Lender (including, without limitation, reasonable attorney’s fees and costs) incurred in connection with the exercise of any of its rights or remedies in accordance with the applicable provisions of this Agreement;

(iv)                              if, pursuant to Subsection 365(h) of the Bankruptcy Code, any Ground Tenant seeks to offset, against the rent reserved in an applicable Ground Lease, the amount of any damages caused by the nonperformance by the lessor of any of its obligations thereunder after the rejection by the Ground Lessor of its Ground Lease under the Bankruptcy Code, then such Ground Tenant shall not effect any offset of the amounts so objected to by Lender in its reasonable discretion.  If Lender has failed to object as aforesaid within five (5) days after notice from such Ground Tenant in accordance with the first sentence of this subparagraph (iv), such Ground Tenant may proceed to offset the amounts set forth in such Ground Tenant’s notice;

(v)                                 if any action, proceeding, motion or notice shall be commenced or filed in respect of any Ground Lessor of all or any part of any Ground Lease Property in connection with any case under the Bankruptcy Code, Lender and the applicable Ground Tenant shall cooperatively conduct and control any such litigation with counsel selected by such Ground Tenant and approved by Lender (such approval not to be unreasonably withheld, conditioned or delayed) in connection with such litigation at such Ground Tenant’s sole cost and expense.  Such Ground Tenant shall, upon demand, pay to Lender all reasonable out-of-pocket costs and expenses actually paid or actually incurred by Lender in connection with such prosecution or conduct of any such proceedings.  All such costs and expenses shall be secured by the lien of the related Security Instrument and the other Loan Documents; and

(vi)                              Each Ground Tenant shall promptly, after obtaining knowledge of such filing, notify Lender orally of any filing by or against a Ground Lessor under any Ground Lease of a petition under the Bankruptcy Code.  Each Ground Tenant shall thereafter promptly give written notice of such filing to Lender, setting forth any information available to such Ground Tenant as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing.  Each Ground Tenant shall promptly deliver to Lender any and all notices, summonses, pleadings, applications and other documents received by an applicable Ground Tenant in connection with any such petition and any proceedings relating to such petition.

5.1.24              REOA.

(a)                                 Neither Borrower nor Maryland Owner shall, without Lender’s prior written consent, terminate, materially amend, materially modify or materially supplement, or consent to the termination, material amendment, material modification or material supplementation of any REOA, except that Lender shall not unreasonably withhold its consent to any termination, amendment, modification or supplementation which would not reasonably be expected to have an Individual Material Adverse Effect.

(b)                                 Borrower and/or Maryland Owner shall pay all charges and other sums to be paid by Borrower and Maryland Owner pursuant to the terms of each REOA as the same shall become due and payable and prior to the expiration of any applicable notice and/or grace period therein provided.  Borrower and/or Maryland Owner, at Borrower’s and/or Maryland Owner’s own expense, may contest by appropriate legal proceeding, arbitration, mediation or other alternate dispute resolution promptly initiated and conducted in good faith and with diligence, the amount or validity or application in whole or in part of any charges required to be paid by Borrower and/or Maryland Owner pursuant to any REOA, provided that (i) such proceeding shall not be prohibited under and shall be conducted in accordance with any applicable provisions of such REOA and any other instrument to which Borrower and/or Maryland Owner, as applicable, is subject or by which the applicable Individual Property is bound and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (ii) neither the Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iii) the applicable REOA will not be in danger of being terminated; (iv) Borrower and/or Maryland Owner, as applicable, shall promptly upon final non-appealable determination thereof pay the amount of any such charges, together with all costs, interest and penalties which may be payable in connection therewith; and (v) such proceeding shall suspend the collection of such charges from Borrower and/or Maryland Owner and the Individual Property to which the REOA applies.

(c)                                  Each of Borrower and Maryland Owner shall comply, in all material respects, with all of the terms, covenants and conditions on Borrower’s and Maryland Owner’s part to be complied with pursuant to terms of each REOA except where the failure to so comply would not reasonably be expected to have an Individual Material Adverse Effect.

(d)                                 Each of Borrower and Maryland Owner shall take all actions as may be necessary from time to time to preserve and maintain each REOA in accordance with applicable laws, rules and regulations except where the failure to take such action will not reasonably be expected to have an Individual Material Adverse Effect.

(e)                                  Each of Borrower and Maryland Owner shall enforce, in a commercially reasonable manner, the obligations to be performed by the parties to any REOA (other than Borrower or Maryland Owner, as applicable) except where the failure to so enforce would not reasonably be expected to have an Individual Material Adverse Effect.

(f)                                   Each of Borrower and Maryland Owner shall promptly furnish to Lender any notice of default actually received by Borrower or Maryland Owner in connection with any REOA by any party to such REOA or any third-party.

(g)                                  Neither Borrower nor Maryland Owner shall assign (other than to Lender) or encumber its rights under any REOA except as otherwise permitted under any of the Loan Documents.

(h)                                 Subject to the terms of the REOA, if Lender, its nominee, designee, successor, or assignee acquires title and/or rights of Borrower and/or Maryland Owner under any REOA by reason of foreclosure of the related Security Instrument, deed-in-lieu of foreclosure or otherwise, such party shall (i) succeed to all of the rights of and benefits accruing to Borrower and/or Maryland Owner, as applicable, under such REOA and (ii) be entitled to exercise all of the rights and benefits accruing to Borrower and/or Maryland Owner, as applicable, under such REOA.  At such time as Lender shall request, each of Borrower and Maryland Owner agrees to execute and deliver to Lender such documents as Lender and its counsel may reasonably require in order to ensure that the provisions of this Section 5.1.24(h) will be validly and legally enforceable and effective against Borrower and/or Maryland Owner and all parties claiming by, through, under or against Borrower and/or Maryland Owner, except that neither Borrower nor

Maryland Owner shall be required to execute or deliver any documents that materially increases its liabilities or obligations under any of the Loan Documents.

5.1.25              Interest Rate Cap Agreement.

(a)                                 Prior to or contemporaneously with the Closing Date, Borrower shall have obtained the Rate Cap.  Borrower shall be obligated to maintain the Rate Cap or a Replacement Rate Cap at all times that the Floating Rate Component of the Loan remains outstanding, subject to reduction in accordance with Section 2.5.4 as the Floating Rate Component is prepaid.  If the provider of the Rate Cap or any Replacement Rate Cap ceases to be an Acceptable Counterparty and/or if the term of the Rate Cap will expire prior to the Maturity Date, Borrower shall, as applicable, obtain a Replacement Rate Cap at Borrower’s sole cost and expense (i) within thirty (30) days of receipt of notice from Lender or Borrower’s obtaining knowledge that the provider is no longer an Acceptable Counterparty or (ii) on or prior to the expiration date of the then existing Rate Cap or Replacement Rate Cap.

(b)                                 Borrower shall collaterally assign to Lender pursuant to the Collateral Assignment of Interest Rate Cap Agreement all of its right, title and interest to receive any and all payments under the Rate Cap or any Replacement Rate Cap (and any related guarantee, if any) and shall deliver to Lender counterparts of such Collateral Assignment of Interest Rate Cap Agreement executed by Borrower and by the Acceptable Counterparty and notify the Acceptable Counterparty of such collateral assignment (either in such Rate Cap, in such Collateral Assignment of Interest Rate Cap Agreement or by separate instrument).  At such time as the Floating Rate Component of the Loan is repaid in full, all of Lender’s right, title and interest in the Rate Cap and any Replacement Rate Cap shall terminate and Lender shall execute and deliver, at Borrower’s sole cost and expense, such documents as may be required to evidence Lender’s release of the Rate Cap and any Replacement Rate Cap and to notify the Acceptable Counterparty of such release.

(c)                                  Borrower shall comply with all of its obligations under the terms and provisions of the Rate Cap and any Replacement Rate Cap.  All amounts paid by the Acceptable Counterparty under the Rate Cap to Borrower or Lender shall be deposited directly into the Lockbox Account and applied in accordance with the terms of this Agreement, the Collateral Assignment of Interest Rate Cap Agreement and the Cash Management Agreement.  Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Rate Cap and any Replacement Rate Cap in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder; provided that Borrower shall not be required to take any action that increases its liabilities or obligations under any of the Loan Documents

(d)                                 In the event that Borrower fails to purchase and deliver to Lender the Rate Cap or any Replacement Rate Cap as and when required hereunder, or fails to maintain such agreement in accordance with the terms and provisions of this Agreement, Lender may (upon ten (10) days notice to Borrower) purchase the Rate Cap or any Replacement Rate Cap, as applicable, and the reasonable out-of-pocket cost incurred by Lender in purchasing the Rate Cap or any Replacement Rate Cap, as applicable, shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e)                                  In connection with the Rate Cap and any Replacement Rate Cap, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in house counsel for the Acceptable Counterparty) for the Acceptable Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, subject to customary assumptions and qualifications, in relevant part, that:

(i)                                     the Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Rate Cap or the Replacement Rate Cap, as applicable;

(ii)                                  the execution and delivery of the Rate Cap or the Replacement Rate Cap, as applicable, by the Acceptable Counterparty, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii)                               all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty of the Rate Cap or the Replacement Rate Cap, as applicable, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv)                              the Rate Cap or the Replacement Cap, as applicable, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Acceptable Counterparty and constitutes the legal, valid and binding obligation of the Acceptable Counterparty, enforceable against the Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

5.1.26              Delivery of Documents Pursuant to the Loan Purchase Agreement.  If any document, other than a document required to be executed or delivered by Vornado DP LLC, required to be delivered to Purchaser or its designee pursuant to Section 3 of the Loan Purchase Agreement is not delivered as and when required, is not properly executed or is determined to be defective or not to be in compliance with the requirements of any applicable filing office or recording depository, or if any such document is lost or returned unrecorded because of a defect therein (any of the foregoing, a “Defect”), within ninety (90) days of the receipt by Borrower and/or Maryland Owner of notice of such Defect, Borrower and/or Maryland Owner shall promptly prepare a substitute document and cause each such document to be duly submitted for filing or recording, as applicable, and shall otherwise cure such Defect; provided, however, that in the event that such Defect is capable of being cured but not within such 90-day period and Borrower and/or Maryland Owner have commenced and are diligently proceeding with the cure of such Defect, Borrower and/or Maryland Owner will have an additional ninety (90) days to complete such cure; provided, further, that with respect to such additional 90-day period, Borrower and/or Maryland Owner shall have delivered an Officer’s Certificate to Lender or its designee and the servicer setting forth the reason why such Defect is not capable of being cured within the initial ninety (90) day period and what actions Borrower and/or Maryland Owner are pursuing in connection with the cure thereof.

5.1.27              Required Repairs. Each of Borrower and Maryland Owner shall perform the repairs at the Properties as more particularly set forth on Schedule 5.1.27 hereto (such repairs herein referred to as “Required Repairs”) in a good workmanlike and prompt and expeditious manner, and shall diligently and continuously prosecute same to completion.

5.1.28              Surveys.  Each of Borrower and Maryland Owner shall, at their sole cost and expense, deliver to Lender within thirty (30) days of the date hereof current Surveys and executed American Land Title Association Endorsements 25-06 (Same as Survey) from the Title Company to become a part of each applicable Title Policy for each of (a) the Individual Property located in North Bergen, New Jersey, (b) the Individual Property located in East Hanover, New Jersey and (c) Towson, Maryland.

Section 5.2                                    Negative Covenants.  From the Closing Date until payment and performance in full of all obligations of Borrower and Maryland Owner under the Loan Documents or the earlier release of the Lien of this Agreement or the Security Instrument in accordance with the terms of this Agreement and the other Loan Documents, each Individual Borrower and Maryland Owner covenant and agree with Lender that it will not do, directly or indirectly, any act expressly prohibited by this Agreement or any of the following:

5.2.1                     Partition.  Neither Borrower nor Maryland Owner shall permit or petition for the partition of any Individual Property.

5.2.2                     Amend Organizational Documents.  Neither Borrower nor Maryland Owner shall amend or modify any of its organizational documents without Lender’s consent, other than in connection with any Transfer permitted pursuant to Article VIII or to reflect any change in capital accounts, contributions, distributions, allocations or to otherwise amend any provisions in any respect that do not and would not reasonably be expected to have an Individual Material Adverse Effect, provided that, in all instances, each Individual Borrower and Maryland Owner remains a Single Purpose Entity.

5.2.3                     Distributions.  From and after the occurrence and during the continuance of an Event of Default, neither Borrower nor Maryland Owner shall make any distributions to or for the benefit of any of its members.

5.2.4                     ERISA.  Neither Borrower nor Maryland Owner shall engage in any activity that would subject it to regulation under ERISA or qualify it as an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) to which ERISA applies or would cause Borrower’s and/or Maryland Owner’s assets to constitute plan assets within the meaning of 29 C.F.R. Section 2510.3-101.

5.2.5                     Manager.

(a)                                 Without obtaining a Rating Agency Confirmation/Notification with respect to such action, neither Borrower nor Maryland Owner shall be permitted to:  (i) modify, change, supplement, alter or amend the Management Agreement or waive or release any of its rights and remedies under the Management Agreement that would, in any such instance, reasonably be expected to have a Material Adverse Effect or (ii) replace Manager with a Person other than a Qualified Manager; provided that Borrower and/or Maryland Owner shall have the unilateral right to replace Manager as it sees fit from time to time with one of its Affiliates.

(b)                                 Borrower and/or Maryland Owner shall notify Lender in writing (and deliver a copy of the proposed management agreement) of any entity proposed to be designated as a Qualified Manager of each applicable Individual Property to replace Manager not less than thirty (30) days before such Qualified Manager begins to manage the applicable Individual Property, and, if reasonably requested by Lender, deliver a reasonably acceptable non-consolidation opinion covering such replacement manager if such Person (i) is not covered by the Non-Consolidation Opinion or an Additional Non-Consolidation Opinion, and (ii) is an Affiliate of Borrower and/or Maryland Owner.

(c)                                  In the event that Manager is an Affiliate of Borrower and/or Maryland Owner, then (i) if an Event of Default has occurred and is continuing and Lender has elected to accelerate the Loan or (ii) upon the gross negligence or willful misconduct of Manager in the performance of its obligations under the Management Agreement (except if any such gross negligence or willful misconduct by Manager does not occur more than once in any twelve (12) month period and Manager has paid to Borrower and/or Maryland Owner all damages arising out of such actions), Borrower and/or Maryland Owner shall, at the request of Lender, terminate the Management Agreement and replace Manager with a Qualified Manager in accordance with this Section 5.2.5 and deliver a non-consolidation opinion (in form and substance reasonably acceptable to Lender and, if a Securitization shall have occurred, acceptable to the Rating Agencies) covering such replacement manager if such Person is not covered by the Non-Consolidation Opinion or an Additional Non-Consolidation Opinion.  In the event that Manager or any replacement Qualified Manager is not an Affiliate of Borrower and/or Maryland Owner, if (I) Manager shall become bankrupt or insolvent or (II) a default occurs under the Management Agreement beyond any applicable notice and grace period or (III) an Event of Default has occurred and is continuing, Borrower and/or Maryland Owner shall, at the request of Lender, terminate the Management Agreement and replace Manager with a Qualified Manager in accordance with this Section 5.2.5; provided, however, that prior to Borrower or Maryland Owner becoming so obligated, Borrower or Maryland Owner shall have ten (10) days, from and after the date of such request, within which to provide evidence reasonably satisfactory to Lender that Manager is no longer insolvent or such proceeding has been dismissed, as applicable, in which case neither Borrower nor Maryland Owner shall become so obligated.

(d)                                 Upon the retention of a Qualified Manager, Lender, and if a Securitization shall have occurred, the Rating Agencies, shall have the right to approve any new management agreement with such Qualified Manager (which approval by Lender shall not be unreasonably withheld, conditioned or delayed); provided that, if such replacement Manager is an Affiliate of Borrower and/or Maryland Owner, then as long as such new management agreement is on substantially the same terms and conditions of the Management Agreement, Lender’s consent to such new management agreement shall not be required.

(e)                                  Upon the termination of Manager and replacement with a Qualified Manager, such Qualified Manager shall constitute Manager hereunder and Borrower and/or Maryland Owner and Qualified Manager shall enter into an assignment of management agreement in favor of Lender in form and substance substantially similar to the Assignment of Management Agreement entered into as of the date hereof.

5.2.6                     Ground Lease.

(a)                                 Each Ground Tenant shall not, without Lender’s prior written consent, fail to exercise any option or right to renew or extend the term of its Ground Lease in accordance with the terms of such Ground Lease, and shall give immediate written notice to Lender and shall execute, acknowledge, deliver and record any document reasonably requested by Lender to evidence the lien of the related Security Instrument on such extended or renewed lease term; provided, however, that no Ground Tenant shall be required to exercise any particular option or right to renew or extend to the extent any Ground Tenant shall have received the prior written consent of Lender (which consent may be withheld by Lender in its sole and absolute discretion) allowing such Ground Tenant to forego exercising such option or right to renew or extend.  If any Ground Tenant shall fail to exercise any such option or right as aforesaid, Lender may exercise the option or right as such Ground Tenant’s agent and attorney-in-fact as provided above in Lender’s own name or in the name of and on behalf of a nominee of Lender, as Lender may determine in the exercise of its sole and absolute discretion.

(b)                                 No Ground Tenant shall waive, excuse, condone or in any way release or discharge the Ground Lessor under its Ground Lease of or from such Ground Lessor’s material obligations, covenants and/or conditions under such Ground Lease without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)                                  No Ground Tenant shall, without Lender’s prior written consent, surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of, or change, modify or amend in a material adverse manner, any applicable Ground Lease.  Consent to one amendment, change, agreement or modification shall not be deemed to be a waiver of the right to require consent to other, future or successive amendments, changes, agreements or modifications to the extent required in accordance herewith.  Any acquisition of any Ground Lessor’s interest in a Ground Lease by a Ground Tenant or any Affiliate of such Ground Tenant (which is hereby permitted, subject to the following terms of this sentence) shall be accomplished by such Ground Tenant in such a manner so as to avoid a merger of the interests or estates of lessor and lessee in such Ground Lease, unless prior written consent to such merger is granted by Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

5.2.7                     Modify Account Agreement.  Without obtaining a Rating Agency Confirmation/Notification respect to such action, neither Borrower nor Maryland Owner shall execute any modifications to the Lockbox Agreement and/or the Cash Management Agreement, if the same would have a material adverse effect on Lender, including, without limitation, any adverse effect or limitation on the enforceability and/or validity of the security interests created pursuant to the Lockbox Agreement and/or the Cash Management Agreement.

5.2.8                     Zoning Reclassification.  Without the prior written consent of Lender, neither Borrower nor Maryland Owner shall (a) initiate or consent to any zoning reclassification (other than to expand the permitted uses to include uses which are consistent with the current use of the applicable Individual Property) of any portion of any Individual Property, (b) seek any variance under any existing zoning ordinance that could result in the use of any Individual Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, or (c) allow a change, in the case of any portion of any Individual Property, with the result that the use of such Individual Property shall become a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation.

5.2.9                     Debt Cancellation.  Neither Borrower nor Maryland Owner shall cancel or otherwise forgive or release any material claim or debt owed to it by any Person, except for adequate consideration or in the ordinary course of its business or except (a) in connection with the settlement of claims, subject to the terms and provisions of Section 8.8, against Tenants of or service providers to any Individual Property in connection with such Person’s Lease or other contract defaults, provided such settlements do not and would not reasonably be expected to have a Material Adverse Effect and (b) for termination of a Lease as permitted by Section 8.8.

5.2.10              Misapplication of Funds.  Neither Borrower nor Maryland Owner shall distribute any revenue from the Properties or any Proceeds in violation of the provisions of this Agreement, fail to remit amounts to the Lockbox Account or to Lender, as applicable, as required by Article III of this Agreement, the Lockbox Agreement, or the Cash Management Agreement, misappropriate any security deposit or portion thereof or apply the proceeds of the Loan in violation of Section 2.1.5.

5.2.11              Bankruptcy.  Neither Borrower nor Maryland Owner shall distribute any revenue from the Properties or any Proceeds in violation of the provisions of this Agreement, fail to remit amounts to the Lockbox Account or to Lender, as applicable, as required by Article III of this Agreement, the Lockbox Agreement, or the Cash Management Agreement, misappropriate any security deposit or portion thereof or apply the proceeds of the Loan in violation of Section 2.1.5.

ARTICLE VI

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 6.1                                    Insurance Coverage.

6.1.1                     Insurance Coverage Requirements.  Borrower and Maryland Owner shall, at their sole cost and expense, keep in full force and effect insurance coverage of the types and minimum limits as follows during the term of this Agreement:

(a)                                 Property Insurance.  Property insurance against loss or damage by fire, lightning and such other perils as are included in a standard “ISO special causes of loss form” policy, including wind and named storms, riot and civil commotion, vandalism, malicious mischief, burglary and theft, in each case in an amount, for each Individual Property, equal to one hundred percent (100%) of the “Full Replacement Cost” of such Individual Property, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (2) containing an agreed amount provision with respect to the Improvements and Borrower’s or Maryland Owner’s personal property at each Individual Property waiving all co-insurance provisions; (3) providing for no deductible in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (except for earthquake and wind coverage which shall be five percent (5%) of the total insured value; and (4) containing an “Ordinance or Law” provision if any of the Improvements or the use of any Individual Property shall at any time constitute legal non-conforming structures or uses, and compensating for loss of value or property resulting from operation of law and the cost of demolition and the increased cost of construction in amounts as reasonably required by Lender and comparable to properties similar to each applicable Individual Property.  In addition, Borrower and Maryland Owner shall obtain:  (A) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance, if commercially available in an amount equal to the lesser of (i) the outstanding principal balance of the Loan, or (ii) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or such greater amount as Lender shall reasonably require which may be in excess of that amount available under the Federal Flood Insurance Plan; and (B) earthquake insurance in amounts and in form and substance reasonably satisfactory to Lender in the event the Individual Property is located in an area with a high degree of seismic activity.  Insurance for losses relating to acts of terrorism, including Terrorism Losses, shall be governed by Section 6.1.7;

(b)                                 Liability Insurance.  Commercial general liability insurance providing coverage against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Individual Property, such insurance (1) to be on the so-called “occurrence” form and containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00), and excluding umbrella coverage, a policy year aggregate limit of not less than Two Million and No/100 Dollars ($2,000,000.00); (2) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (3) to cover at least the following hazards:  (A) premises and operations; (B) products and completed operations on an “if any” basis; (C) independent contractors; and (D) no exclusion for contractual liability for all “Insured Contracts”;

(c)                                  Workers’ Compensation Insurance.  Worker’s compensation including Employer’s Liability coverage and disability insurance as required by law;

(d)                                 Commercial Rents Insurance.  “Commercial rents” insurance (1) with loss payable to Lender as its interest shall appear as lender and mortgagee; (2) covering all risks required to be covered by the insurance provided for in paragraph (a) above and Section 6.1.7 below, if any; and (3) in an amount sufficient to provide Proceeds which will cover the actual loss of income sustained during the actual period of restoration but in any event not less than eighteen (18) months, with a limit of liability sufficient to avoid any co-insurance policy and, in any event, not less than the aggregate limit of the insurance policies required hereunder as of the date hereof, and containing an extended period of indemnity provision which provides that after the physical loss to the Improvements and personal property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period.  Such insurance shall be deemed to include “loss of rental value” insurance where applicable.  The term “rental value” means the sum of (A) the total then ascertainable Rents payable under the Leases, and (B) the total ascertainable amount of all other amounts to be received by Borrower and Maryland Owner from third parties which are legal obligations of Tenants, less (C) such amounts as would not be received because of operating expenses not incurred during a period of non-occupancy of that portion of such Individual Property then not being occupied.  All proceeds payable to Lender as its interest shall appear as lender and mortgagee pursuant to this subsection shall be held by Lender and shall be applied to the Obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower or Maryland Owner of their Obligations to pay the Indebtedness on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such “commercial rents” insurance.  Insurance for losses relating to acts of terrorism, including Terrorism Losses, shall be governed by Section 6.1.7;

(e)                                  Builder’s All Risk Insurance.  During any period of repair or restoration, and only if the Property and Liability coverage forms do not otherwise apply, (A) general liability and umbrella liability insurance covering claims related to construction, repairs or alterations being made at the Property and (B) “ISO special causes of loss form” (or equivalent) builder’s risk completed value form (1) on a non-reporting basis, (2) covering perils required herein this Section 6.1 in an amount equal to not less than the full insurable value of the Individual Property and all insurable costs of construction against such risks (including perils covered by the so-called “ISO special causes of loss form” (or equivalent) and collapse of the Improvements to agreed limits as Lender may request, in form and substance reasonably acceptable to Lender;

(f)                                   Boiler and Machinery Insurance.  Boiler and machinery insurance, if applicable, in an amount equal to the lesser of (1) the outstanding principal balance of the Loan, or (2) Ten Million and No/100 Dollars ($10,000,000.00);

(g)                                  Umbrella Liability.  Umbrella liability insurance in addition to primary coverage in an amount not less than One Hundred Million and No/100 Dollars ($100,000,000.00) on terms consistent with the commercial general liability insurance policy required under paragraph (b) above and paragraph (h) below;

(h)                                 Motor Vehicle Liability.  Motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with limits which are reasonably required from time to time by Lender (if applicable); and

(i)                                     Other Insurance.  At Lender’s reasonable request, such other insurance with respect to the Properties against loss or damage of the kinds from time to time customarily insured against and in such amounts as are generally required by institutional lenders on multi-property loans of similar amounts and secured by properties comparable to, and in the general vicinity of, each Individual Property.

6.1.2                     Ratings of Insurers.  All insurance policies required pursuant to Section 6.1.1 shall:

(a)                                 be issued by companies approved to do business in the State where each Individual Property is located which companies either (1) shall each have a claims paying ability rating of at least “A” or better by S&P (and the equivalent rating by Fitch, if Fitch rates the insurers), (2) if (A) more than five (5) insurance companies issue the policies required hereunder, then at least sixty percent (60%) of the applicable insurance coverages represented by the policies required hereunder must be provided by insurance companies having a claims paying rating of “A” or better by S&P (and the equivalent rating by Fitch, if Fitch rates the insurers) and the remaining forty percent (40%) of the applicable insurance coverages represented by the policies required hereunder must be provided by insurance companies having a claims paying rating of “BBB” or better by S&P (and the equivalent rating by Fitch, if Fitch rates the insurers), or (3) if (A) more than one (1) but fewer than five (5) insurance companies issue the policies required hereunder, then at least seventy-five percent (75%) of the applicable insurance coverages represented by the policies required hereunder must be provided by insurance companies having a claims paying rating of “A” or better by S&P (and the equivalent rating by Fitch, if Fitch rates the insurers) and the balance of the applicable insurance coverages represented by the policies required hereunder must be provided by insurance companies having a claims paying rating of “BBB” or better by S&P (and the equivalent rating by Fitch, if Fitch rates the insurers).  If a Securitization occurs and more than five (5) insurance companies issue the policies required hereunder, the foregoing required insurance company rating by a Rating Agency not rating any Securities shall be disregarded.  Notwithstanding the foregoing, Borrower shall be permitted to maintain the policies required hereunder with insurance companies which do not meet the foregoing requirements (an “Otherwise Rated Insurer”), provided Borrower obtains a “cut-through” endorsement (that is, an endorsement which permits recovery against the provider of such endorsement) or a contingent policy (that is, a credit wrap with respect to an Otherwise Rated Insurer) reasonably acceptable to Lender with respect to any Otherwise Rated Insurer from an insurance company or companies that meet the claims paying ability ratings required above.  Notwithstanding the foregoing, the insurance required to be maintained by Borrower under Section 6.1.1(a) and (d) and Section 6.1.7 hereof for acts of terrorism only may be provided by a captive insurance company (a “Captive Insurance Company”) with the prior written consent of Lender and subject to Lender’s review and approval of policies and other documentation reasonably requested by Lender and the satisfaction of such other conditions as Lender may reasonably require provided that (and for so long as) (i) except with respect to any deductible permitted under Section 6.1.1(a), those covered losses which are not reinsured by the federal government under the Terrorism Risk Insurance Program Reauthorization Act of 2007 (“TRIPRA”) and payable directly to the insured shall be reinsured by an insurance company having a claims paying ability rating of “A” or better with S&P, (ii) all re-insurance agreements between such Captive Insurance Company and all such re-insurance companies providing the referenced re-insurance shall be reasonably acceptable to Lender, and Borrower shall cause such re-insurance agreements to provide a cut-through endorsement acceptable to Lender, (iii) if at any time the Captive Insurance Company shall be subject to a bankruptcy or similar insolvency, borrower shall immediately replace such insurance provided by the Captive Insurance Company with a policy from an Insurance Company that meets the above requirements, (iv) such Captive Insurance Company shall be licensed in the applicable state, to the extent required, and qualified to issue the terrorism insurance policy described in Section 6.1.1(a), Section 6.1.1(d) and Section 6.1.7 and similar terrorism insurance policies in accordance with all Legal Requirements, (v) such Captive Insurance Company shall qualify for the reinsurance and other benefits afforded insurance companies under TRIPRA or subsequent statute or reauthorization, (vi) no Governmental Authority shall have issued any statement, opinion, finding or decree that any insurance company which is similar to such Captive Insurance Company does not qualify for such benefits and TRIPRA shall be in full force and effect, (vii) Lender shall have received each of the following, each of which shall be reasonably acceptable to Lender: (1) the organizational documents of such Captive Insurance Company; (2) any regulatory agreements of such Captive Insurance Company; (3) the application for licensing by the applicable state regulator for such Captive Insurance Company; and (4) the full and complete Policy to be used by such Captive Insurance Company to provide the insurance coverage described herein; (viii) the Insurance Premiums payable to such Captive Insurance Company shall be based on the current market conditions for such coverage; (ix) the organizational documents of such Captive Insurance Company shall not be materially amended without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed; and (x) except as otherwise expressly set forth in this paragraph (c), all such insurance provided by such Captive Insurance Company shall otherwise comply with all other terms and conditions of Section 6.1.1(a), Section 6.1.1(d) and Section 6.1.7;

(b)                                 with respect to all property insurance policies, name Lender and its successors and/or assigns as their interest may appear as Lender and mortgagee;

(c)                                  with respect to all property insurance policies and rental loss and/or business interruption insurance policies, contain a “Standard Mortgagee” and a “Lender’s Loss Payable” provision, or their equivalents, naming Lender as the person to whom payments will be made as its interest shall appear;

(d)                                 with respect to all liability policies, name Lender and its successors and/or assigns as an additional insured;

(e)                                  contain a waiver of subrogation against Lender; and

(f)                                   contain such provisions as Lender reasonably deems necessary or desirable to protect its interest, including endorsements if not already contained in the policy language providing that neither Borrower, Lender nor any other party shall be a co-insurer under said insurance policies.

Borrower and Maryland Owner shall each pay the insurance premiums for which it is responsible for hereunder as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the insurance policies with receipts for the payment of the Insurance Premiums or other evidence of such payment to the extent due and payable reasonably satisfactory to Lender within thirty (30) days after their respective due dates (provided, however, that neither Borrower nor Maryland Owner shall be required to pay such Insurance Premiums nor furnish such evidence of payment to Lender in the event that the amounts required to pay such Insurance Premiums have been deposited into the Insurance Reserve Account pursuant to Section 16.2).

6.1.3                     Form of Insurance Policies; Endorsements.  Subject to Section 6.1.1, hereof, all insurance policies shall be in such form and with such endorsements as are reasonably satisfactory to Lender.  A certificate of insurance with respect to all of the above mentioned insurance policies has been delivered to Lender and certified copies of all such policies shall be delivered to Lender when the same are available (but no later than five (5) Business Days after Borrower’s or Maryland Owner’s receipt thereof) and shall be held by Lender.  All policies (except workers’ compensation and liability) shall contain:  (a) a standard “non-contributory mortgagee” provision or its equivalent relating, inter alia, to recovery by Lender notwithstanding the acts or omissions of Borrower and/or Maryland Owner and shall provide that with respect to the interest of Lender, such insurance policy shall not be invalidated by and shall insure Lender regardless of (1) any act, unintentional failure to act, declarations or conditions contained in such policy by any named insured except for the willful misconduct of Lender committed knowingly in violation of the conditions of such policy, (2) the occupancy or use of any Individual Property for purposes more hazardous than permitted by the terms thereof, or (3) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of this Agreement; and (b) a provision that such policies shall not be canceled, terminated, modified, reduced or expire without at least thirty (30) days’ prior written notice to Lender, in each instance (or ten (10) days notice, in case of cancellation or termination for nonpayment of premiums).  Each insurance policy shall contain a provision whereby the insurer:  (1) waives any right to claim any premiums and commissions against Lender and (2) provides that Lender at its option, shall be permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums.

6.1.4                     Certificates.  Borrower and Maryland Owner shall deliver to Lender annually, no less than ten (10) Business Days prior to the effective date of renewal of the insurance policies required hereunder, a certificate of insurance in the then-current version of the appropriate form (or its equivalent), along with binders or other evidence of the renewal policies satisfactory to Lender, and a statement from Borrower’s and/or Maryland Owner’s insurance broker or agent stating that Borrower and/or Maryland Owner has paid all required premiums to the extent then due.  At Lender’s reasonable request, Borrower and Maryland Owner shall deliver to Lender copies of such replacement insurance policies five (5) Business Days after Borrower’s and/or Maryland Owner’s receipt thereof.  If Borrower and/or Maryland Owner fail to maintain and deliver to Lender the certificates of insurance and copies required by this Agreement, upon one (1) Business Day’s prior written notice to Borrower and/or Maryland Owner, Lender may procure such insurance, and all costs thereof (and interest thereon at the Default Rate) shall be added to the Indebtedness.  Lender shall not, by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of insurance contracts, solvency of insurance companies, or payment or defense of lawsuits, and Borrower and Maryland Owner hereby expressly assume full responsibility therefor and all liability, if any, with respect to such matters.

6.1.5                     Separate Insurance.  Neither Borrower nor Maryland Owner shall take out separate insurance contributing in the event of loss with that required to be maintained pursuant to this Section 6.1 unless such insurance complies with this Section 6.1 and is approved by Lender in writing in advance.

6.1.6                     Blanket Policies.  Borrower and Maryland Owner shall have the right to effect the insurance coverages required under this Article VI by means of any one or more blanket insurance policies covering one or more Individual Properties, either alone or together with other properties that are not a part of the collateral for the Loan, provided that the Lender is satisfied by evidence reasonably required by Lender that the blanket policy shall provide substantially the same protection as would a separate insurance policy insuring only each Individual Property in compliance with the provisions of this Section 6.1.

6.1.7                     Terrorism Insurance.  The insurance coverage required hereunder for Terrorism Losses shall be on terms consistent with those required under Sections 6.1.1(a) and (d) above at all times during the term of the Loan, and either (A) Borrower and Maryland Owner shall maintain such coverage, if commercially available, through a policy or policies covering multiple locations so long as such coverage is on terms consistent with those required under Sections 6.1.1(a) and (d) above with a deductible of not greater than Five Hundred Thousand and No/100 Dollars ($500,000.00) or, if greater, at prevailing insurance market deductibles for such coverage with such increase to be reasonably approved by Lender and such coverage is in an amount, for each Individual Property, equal to one hundred percent (100%) of the Full Replacement Cost plus rents as required in Section 6.1.1(d) of such Individual Property and further provided that if any claim is made under such policy or policies reducing the amount of coverage below that which is required to be maintained under this Sections 6.1.1(a) and (d) above, then Borrower and Maryland Owner shall increase the amount of such policy or policies to an amount that satisfies the requirements of this Section 6.1.7, subject to the annual limit on Insurance Premiums represented by the Terrorism Premium Limit, or (B) Borrower and Maryland Owner shall obtain a stand-alone policy or policies that covers the Properties against Terrorism Losses, which stand-alone policy or policies shall be on terms consistent with those required under Sections 6.1.1(a) and (d) above with a deductible of not greater than Five Hundred Thousand and No/100 Dollars ($500,000.00) (or at prevailing insurance market deductibles for such coverage with such increase to be reasonably approved by Lender, such approval not to be unreasonably withheld, delayed or conditioned) and such coverage is in an amount, for each Individual Property, equal to one hundred percent (100%) of the Full Replacement Cost plus rents as required in Section 6.1.1(d) of such Individual Property.  Notwithstanding the foregoing, if TRIPRA or subsequent extension, reauthorization or similar Federal statute is no longer in effect, in no event shall Borrower and/or Maryland Owner be required under this Agreement or any other Loan Document to pay annual premiums for any insurance policy covering Terrorism Losses in respect of the Properties in excess of the Terrorism Premium Limit (i.e. if the cost exceeds the Terrorism Premium Limit, Borrower and

Maryland Owner shall obtain as much coverage for Terrorism Losses as is available at a cost equal to the Terrorism Premium Limit).

Section 6.2                                    Condemnation and Insurance Proceeds.

6.2.1                     Notification.  Borrower and/or Maryland Owner shall promptly notify Lender in writing upon obtaining knowledge of (a) the institution of any proceedings relating to any Taking (whether material or immaterial) of, or (b) the occurrence of any casualty, damage or injury to, any Individual Property or any portion thereof, the restoration of which is estimated by Borrower and/or Maryland Owner in good faith to cost more than the Casualty Amount.  In addition, each such notice shall set forth such good faith estimate of the cost of repairing or restoring such casualty, damage, injury or Taking in reasonable detail if the same is then available and, if not, as soon thereafter as it can reasonably be provided.

6.2.2                     Proceeds.  In the event of any Taking of or any casualty or other damage or injury to any Individual Property, Borrower’s and/or Maryland Owner’s right, title and interest in and to all compensation, awards, proceeds, damages, claims, insurance recoveries, causes and rights of action (whether accrued prior to or after the date hereof) and payments which Borrower and/or Maryland Owner may receive or to which Borrower and/or Maryland Owner may become entitled with respect to such Individual Property or any part thereof other than payments received in connection with any liability or loss of rental value or business interruption insurance, other than the Marlton Condemnation Proceeds (collectively, “Proceeds”), in connection with any such Taking of, or casualty or other damage or injury to, the Individual Property or any part thereof are, except as otherwise herein provided, hereby assigned by Borrower and Maryland Owner to Lender and shall, except as otherwise herein provided, be paid to Lender.  Borrower and/or Maryland Owner shall, in good faith and in a commercially reasonable manner, file and prosecute the adjustment, compromise or settlement of any claim for Proceeds and, subject to Borrower’s and/or Maryland Owner’s right to receive the direct payment of any Proceeds as herein provided, will cause the same to be paid directly to Lender to be held and applied in accordance with the provisions of this Agreement.  Except upon the occurrence and during the continuance of an Event of Default, Borrower and/or Maryland Owner may settle any insurance claim with respect to Proceeds which does not exceed the Casualty Amount.  Whether or not a Monetary Default or an Event of Default shall have occurred and be continuing, Lender shall have the right to approve, such approval not to be unreasonably withheld, conditioned or delayed any settlement which would in Lender’s reasonable judgment result in any Proceeds in excess of the Casualty Amount and Borrower and/or Maryland Owner shall deliver or cause to be delivered to Lender all instruments reasonably requested by Lender to permit such approval.  Borrower and/or Maryland Owner shall pay all reasonable fees charged and out-of-pocket costs, fees and expenses reasonably incurred by Lender (including all reasonable attorneys’ fees and expenses, the reasonable fees of insurance experts and adjusters and reasonable costs incurred in any litigation or arbitration), and interest thereon at the Default Rate to the extent not paid within fifteen (15) Business Days after delivery of a request for reimbursement by Lender, accompanied by reasonable back-up documentation, in connection with the settlement of any claim for Proceeds and the seeking and obtaining of any payment on account thereof in accordance with the foregoing provisions.  If any Proceeds are received by Borrower and/or Maryland Owner and may be retained by Borrower and/or Maryland Owner pursuant to this Section 6.2, such Proceeds shall, until the completion of the related Work, be held in trust for Lender and shall be segregated from other funds of Borrower and/or Maryland Owner to be used to pay for the cost of the Work in accordance with the terms hereof, and to the extent such Proceeds exceed the Casualty Amount, such Proceeds shall be forthwith paid directly to and held by Lender in the Proceeds Reserve Account in trust for Borrower, in each case to be applied or disbursed in accordance with this Section 6.2.  If an Event of Default shall have occurred and be continuing, or if Borrower and/or Maryland Owner fails to file any insurance claim for a period of fifteen (15) Business Days, or to prosecute same with commercially reasonable diligence following Borrower’s receipt of written notice to do so from Lender, Borrower and Maryland Owner each hereby irrevocably empowers Lender, in the name of Borrower and/or Maryland Owner, as applicable, as their true and lawful attorney in fact, to file and prosecute such claim (including settlement thereof) with counsel reasonably satisfactory to Lender and to collect and to make receipt for any such payment, all at Borrower’s and/or Maryland Owner’s expense (including payment of interest at the Default Rate for any amounts advanced by Lender pursuant to this sentence).  Notwithstanding anything to the contrary set forth in this Agreement, but excluding all situations requiring prepayment of the Note, to the extent any Proceeds (either singly or when aggregated with all other then unapplied Proceeds with respect to any Individual Property) do not exceed the Casualty Amount applicable as to such Individual Property, provided, no Event of Default has occurred and is continuing, such Proceeds are to be paid directly to Borrower and/or Maryland Owner to be applied to restoration of such Individual Property in accordance with the terms hereof (except that Proceeds paid in respect of the insurance described in Section 6.1.1(d) shall be deposited directly to the Lockbox Account as revenue of such Individual Property).

6.2.3                     Lender to Take Proceeds.  If (a) no Event of Default shall have occurred and be continuing, (b) no Total Loss with respect to any Individual Property shall have occurred, (c) the Work is capable of being completed before the date which is six (6) months prior to the Stated Maturity Date, (d) such Individual Property is capable of being restored substantially to its condition prior to such Taking or casualty; provided, however, that in the case of a partial Taking, the restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Taking; it being understood, however, that Borrower shall not be obligated to restore the Individual Property to the precise condition of the Individual Property prior to any partial Taking of, or casualty or other damage or injury to, the Individual Property, if the Work actually performed, if any, or failed to be performed, would not reasonably be expected to have, and does not have, a Material Adverse Effect on the value and use of the Individual Property from the value and use that the Individual Property would have had if the same had been restored to its condition immediately prior to such Taking, casualty or other damage or injury and (e) Lender determines in its reasonable discretion that upon the completion of the restoration, the Operating Income of the Properties will be restored to a level sufficient to cover all Operating Expenses of the Properties and the Net Operating Income of the Properties will be restored to a level sufficient to achieve a Debt Service Coverage Ratio of at least 1.05 to 1.00, (after taking into account any guaranty delivered by Guarantor (provided that no Guarantor Rating Period shall be in effect or any Letter of Credit or Cash and Cash Equivalents collateral delivered hereunder), of that portion of the outstanding principal amount of the Indebtedness which when deducted from the then current outstanding principal amount of the Indebtedness would result in a Debt Service Coverage Ratio of at least 1.05 to 1.00, provided that at such time the Guaranteed Obligations, together with such guaranty does not exceed ten percent (10%) of the outstanding principal amount of the Loan); then in any such case, all Proceeds shall be applied to Borrower’s and/or Maryland Owner’s cost of restoration in accordance with Section 6.2.4, and any Proceeds remaining after such application (including reimbursement of Lender’s reasonable out-of-pocket costs and expenses actually incurred in connection with recovery of such Proceeds and their application hereunder (including, without limitation, reasonable attorney’s fees and disbursements and reasonable out-of-pocket administrative costs and inspection fees)) shall be remitted to Borrower and/or Maryland Owner.  In the event that Lender shall not be required to apply any Proceeds to Borrower’s and/or Maryland Owner’s cost of restoration, then such Proceeds (up to the Allocated Loan Amount for the affected Individual Property) may be applied by Lender to prepay each of the Components, in accordance with the provisions hereof, without any prepayment premium, Yield Maintenance Premium or penalty or similar payment or defeasance obligation, and the balance, if any, provided no Event of Default has occurred and is continuing, shall be paid to Borrower and/or Maryland Owner and, notwithstanding anything herein or in any other Loan Document to the contrary (including Section 6.2.4 hereof), Borrower’s and/or Maryland Owner’s obligation to restore each Individual Property in such event shall be limited to repair each applicable Individual Property to the extent necessary to (i) protect life and safety at such Individual Property and (ii) return such Individual Property to a condition where the subject Individual Property is deemed an architectural whole whereby access to any portion of such Individual Property is not impaired and the shell of the applicable Improvements is fully complete and closed.  The Proceeds (up to the Allocated Loan Amount for the affected Individual Property) so applied shall reduce the Allocated Loan Amount for the affected Individual Property.  In the event that the Proceeds applied (together with any other prepayment or defeasance permitted under the Loan Agreement) pursuant this Section 6.2.3 equals or exceeds the Allocated Loan Amount with respect to the affected Individual Property, then the Lien of the Security Instrument and the other Loan Documents in respect of such Individual Property shall be released or assigned in accordance with and subject to the applicable terms and conditions of Sections 2.5.3(a), (b) and (c).

6.2.4                     Borrower to Restore.

(a)                                 Promptly after the occurrence of any damage or destruction to all or any portion of any Individual Property or a Taking of a portion of any Individual Property, Borrower and/or Maryland Owner shall commence and diligently prosecute, or cause to be commenced and diligently prosecuted, to completion, subject to Excusable Delay, and delays directly caused by Lender’s failure to respond within a commercially reasonable prompt time to requests for approval of plans or other requests for approvals pursuant to this Section, the repair, restoration and rebuilding of such Individual Property (in the case of a partial Taking, to the extent it is capable of being restored) so damaged, destroyed or remaining after such Taking in full compliance with all material Legal Requirements and free and clear of any and all Liens except Permitted Encumbrances (such repair, restoration and rebuilding are sometimes herein collectively referred to as the “Work”).  The plans and specifications shall require that the Work be done in a good and workmanlike manner at least substantially equivalent to the quality and character prior to the damage or destruction, so that upon completion thereof, the Individual Property shall be at least equal in general utility to such Individual Property prior to the damage or destruction, subject to any restrictions on Borrower’s and/or Maryland Owner’s ability to do so which may be imposed by any applicable Legal Requirements (provided, however, that in the case of a partial Taking, such Individual Property restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Taking); it being understood, however, that Borrower and/or Maryland Owner shall not be obligated to restore any Individual Property to the precise condition of such Individual Property prior to any partial Taking of, or casualty or other damage or injury to, such Individual Property, if the Work actually performed, if any, or failed to be performed, shall have no and would not reasonably be expected to have a Individual Material Adverse Effect on the value of such Individual Property from the value that such Individual Property would have had if the same had been restored to its condition immediately prior to such Taking, casualty or other damage or injury.  Borrower and/or Maryland Owner shall be obligated to restore the Individual Property suffering a casualty or which has been subject to a partial Taking in accordance with the provisions of this Section 6.2 at Borrower’s and/or Maryland Owner’s sole cost and expense whether or not the Proceeds shall be sufficient, provided that, if required pursuant to this Agreement, the Proceeds shall be made available to Borrower and/or Maryland Owner by Lender in accordance with this Agreement.

(b)                                 If Proceeds are not applied toward payment of the Indebtedness pursuant to the terms hereof and Borrower and/or Maryland Owner has satisfied all of the conditions of Section 6.2.3, then Lender shall make the Proceeds which it is holding pursuant to the terms hereof (after payment of any reasonable out-of-pocket expenses actually incurred by Lender in connection with the collection thereof plus interest thereon at the Default Rate to the extent the same are not paid within fifteen (15) Business Days after request for reimbursement by Lender, accompanied by reasonable back-up documentation) available to Borrower and/or Maryland Owner for payment of or reimbursement of Borrower’s and/or Maryland Owner’s or the applicable Tenant’s expenses incurred with respect to the Work, upon the terms and subject to the conditions set forth in sub-paragraphs (i), (ii), (iii) and (iv) below and in Section 6.2.5:

(i)                                     at the time of the requested disbursement, there shall be no continuing Event of Default;

(ii)                                  if, at any time, the estimated cost of the Work (as estimated by the Independent Architect referred to in sub-paragraph (iv) below) shall exceed the Proceeds by more than the Threshold Amount (the amount of such excess over the Threshold Amount being a “Deficiency”) and for so long as a Deficiency shall exist, Lender shall not be required to make any Proceeds disbursement to Borrower unless Borrower (within a reasonable period of time after receipt of such estimate), at its election, either deposits with or delivers to Lender (A) Cash and Cash Equivalents or a Letter or Letters of Credit in an amount equal to the Deficiency, or (B) such other evidence of Borrower’s ability to meet such excess costs as shall be reasonably satisfactory to Lender and satisfactory to the Rating Agencies;

(iii)                               If the Work shall constitute an Alteration that would require Lender’s consent pursuant to Section 10.2, then Lender shall have reasonably approved the plans and specifications for the Work and any material change orders in connection with such plans and specifications; and

(iv)                              Lender shall, within a reasonable period of time prior to Borrower’s and/or Maryland Owner’s request for initial disbursement, be furnished with an estimate of the cost of the Work accompanied by an Architect’s certification as to such costs.  Borrower and/or Maryland Owner shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use comply with all applicable Legal Requirements including zoning, environmental and building laws, codes, ordinances and regulations.

6.2.5                     Disbursement of Proceeds.

(a)                                 Disbursements of the Proceeds in Cash or Cash Equivalents to Borrower and/or Maryland Owner hereunder shall be made from time to time (but not more frequently than once in any month) by Lender but only for so long as no Monetary Default or Event of Default shall have occurred and be continuing, as the Work progresses upon receipt by Lender of (i) an Officer’s Certificate dated not more than ten (10) Business Days prior to the application for such payment, requesting such payment or reimbursement and describing the Work performed that is the subject of such request, the parties that performed such Work and the actual cost thereof, and also certifying that such Work and materials are or, upon disbursement of the payment requested to the parties entitled thereto, will be free and clear of Liens other than Permitted Encumbrances, (ii) evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed in connection with the Work for which disbursement is being requested have been or, upon disbursement of the payment requested to the parties entitled thereto, will be paid for in full, and (B) there exists no notices of pendency, stop orders, mechanic’s liens or notices of intention to file same (unless the same is required by State law as a condition to the payment of a contractor) or any liens or encumbrances of any nature whatsoever on any applicable Individual Property arising out of the Work which have not been either fully bonded to the reasonable satisfaction of Lender or discharged of record or in the alternative, fully insured to the satisfaction of Lender by the Title Company that issued the Title Policy or any other national title insurance company selected by Borrower and/or Maryland Owner as reasonably approved by Lender, and (iii) an Architect’s certificate (which certificate may be qualified as appropriate including as to such Person’s reliance on any other Person) certifying performance of the Work together with an estimate of the cost to complete the Work.  No payment made prior to the final completion of the Work, as certified by the Architect, except for payment made to contractors whose Work shall have been fully completed and from which final lien waivers have been received, shall exceed ninety percent (90%) (the “Retainage Release Threshold”) of the value of the Work performed and materials furnished and incorporated into the Improvements from time to time until such time as fifty percent (50%) of such Work has been satisfactorily completed (as certified by the Architect), at which time the Retainage Release Threshold with respect to such Work shall be increased to ninety-five percent (95%), and at all times the undisbursed balance of said Proceeds together with all amounts deposited, bonded, guaranteed or otherwise provided for pursuant to Section 6.2.4(b)(ii) above, shall be at least sufficient to pay for the estimated cost of completion of the Work; final payment of all Proceeds remaining with Lender shall be made upon receipt by Lender of a certification by an Architect, as to the completion of the Work substantially in accordance with the submitted plans and specifications and final lien releases, as certified pursuant to an Officer’s Certificate, and delivery of a certificate of occupancy with respect to the Work, or, if not applicable, an Officer’s Certificate to the effect that a certificate of occupancy is not required.

(b)                                 If, after the Work is completed in accordance with the provisions hereof and Lender receives evidence that all costs of completion have been paid, there are excess Proceeds, Lender shall, provided, no Event of Default has occurred and is continuing, (i) in the event such Proceeds relate to a Taking, apply such excess Proceeds with respect to such Taking of the applicable Individual Property to the payment or prepayment of all or any portion of the Indebtedness secured hereby up to the Allocated Loan Amount of the affected Individual Property without prepayment penalty or premium (including any Yield Maintenance Premium) or defeasance obligation, and the Allocated Loan Amount of the Individual Property shall be correspondingly reduced, and any balance thereof, shall be paid to Borrower and/or Maryland Owner, and (ii) in the event such Proceeds relate to a casualty to such Individual Property, remit to Borrower and/or Maryland Owner such excess Proceeds with respect to such casualty to such Individual Property.

ARTICLE VII

IMPOSITIONS, OTHER CHARGES, LIENS AND OTHER ITEMS

Section 7.1                                    Borrower and Maryland Owner to Pay Impositions and Other Charges.  Borrower and Maryland Owner shall pay all Impositions now or hereafter levied or assessed or imposed against each Individual Property or any part thereof and all Other Charges prior to the imposition of any interest, charges or expenses for the non-payment thereof, except to the extent provision for payment thereof from the Tax Reserve Account is made by Lender in this Section 7.1.  Borrower and/or Maryland Owner shall deliver to Lender annually, no later than fifteen (15) Business Days after each of the same are received, all bills for Impositions and Other Charges attributable to or affecting any Individual Property or Borrower and/or Maryland Owner.  Subject to Borrower’s and/or Maryland Owner’s right of contest set forth in Section 7.3, and to the extent of funds available in the Tax Reserve Account, Lender, on behalf of Borrower and/or Maryland Owner, shall pay all Impositions and Other Charges which are attributable to or affect each Individual Property or Borrower and/or Maryland Owner, prior to the date such Impositions or Other Charges shall become delinquent or late charges may be imposed thereon, directly to the applicable taxing authority with respect thereto.  Lender shall pay to the taxing authority such amounts to the extent funds in the Tax Reserve Account are sufficient to pay such Impositions.  Nothing contained in this Agreement or the Security Instrument shall be construed to require Borrower and/or Maryland Owner to pay any tax, assessment, levy or charge imposed on Lender in the nature of a franchise, capital levy, estate, inheritance, succession, income or net revenue tax.

Section 7.2                                    No Liens.  Subject to its right of contest set forth in Section 7.3, Borrower and/or Maryland Owner shall at all times pay when due and payable (or bond over) all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, would result in or permit the creation of a Lien on any Individual Property or any portion thereof (except insofar as the same is Permitted Debt) and shall in any event cause the prompt, full and unconditional discharge of all Liens imposed on or against any Individual Property or any portion thereof within sixty (60) days after receiving written notice of the filing (whether from Lender, the lienor or any other Person) thereof.  Borrower and/or Maryland Owner shall do or cause to be done, at the sole cost of Borrower, everything reasonably necessary to fully preserve the first priority of the Lien of the Security Instrument against each applicable Individual

Property, subject to the Permitted Encumbrances.  Upon the occurrence and during the continuance of an Event of Default with respect to Borrower’s and Maryland Owner’s Obligations as set forth in this Article VII, Lender may (but shall not be obligated to) make such payment or discharge such Lien, and Borrower and/or Maryland Owner shall reimburse Lender within ten (10) Business Days after demand, accompanied by reasonable back-up documentation, for all such advances pursuant to Section 19.12 (together with interest thereon at the Default Rate).

Section 7.3                                    Contest.  Nothing contained herein shall be deemed to require Borrower and/or Maryland Owner to pay, or cause to be paid, any Imposition or Other Charges, or to satisfy any Lien, or to comply with any Legal Requirement or Insurance Requirement, so long as Borrower and/or Maryland Owner is in good faith, and by proper legal proceedings, where appropriate, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (a) Borrower and/or Maryland Owner shall keep Lender informed of the status of such contest at reasonable intervals, (b) if Borrower and/or Maryland Owner is not providing security as provided in clause (e) below, adequate reserves with respect thereto are maintained on Borrower’s and/or Maryland Owner’s books in accordance with GAAP or in the Tax Reserve Account or Insurance Reserve Account, as applicable, (c) either such contest operates to suspend collection or enforcement, as the case may be, of the contested Imposition, Lien or Legal Requirement, and such contest is maintained and prosecuted continuously and with diligence, or the Imposition or Lien is bonded or provision reasonably satisfactory to Lender for the protection of Lender’s interest in the each applicable Individual Property is otherwise made, (d) in the case of any Insurance Requirement, the failure of Borrower and/or Maryland Owner to comply therewith shall not impair the validity of any insurance required to be maintained by Borrower and/or Maryland Owner under Section 6.1 or the right to full payment of any claims thereunder, and (e) in the case of Impositions and Liens which are not bonded in excess of Ten Million and No/100 Dollars ($10,000,000.00) in the aggregate or One Million and No/100 Dollars ($1,000,000.00) individually (the “Contest Threshold”) during such contest, Borrower and/or Maryland Owner, shall deposit with or deliver to Lender either Cash and Cash Equivalents, a guaranty by VOP or any other Person, provided that VOP or such other Person maintains an Investment Grade rating as to its a long-term unsecured debt, to Lender (in form reasonably acceptable to Lender) of any or a Letter or Letters of Credit to the excess of (A) (i) the amount of Borrower’s and/or Maryland Owner’s obligations being contested plus (ii) any additional interest, charge, or penalty arising from such contest over (B) the Contest Threshold, or provision reasonably satisfactory to Lender for the protection of Lender’s interest in each applicable Individual Property is otherwise made.  Notwithstanding the foregoing, the creation of any such reserves or the furnishing of any bond or other security, Borrower and/or Maryland Owner promptly shall comply with any contested Legal Requirement or Insurance Requirement or shall pay any contested Imposition or Lien, and compliance therewith or payment thereof shall not be deferred, if, at any time any Individual Property or any portion thereof shall be, in Lender’s reasonable judgment, in imminent danger of being forfeited or lost or Lender is likely to be subject to civil or criminal charges as a result thereof.  If such action or proceeding is terminated or discontinued adversely to Borrower and/or Maryland Owner, Borrower and/or Maryland Owner shall deliver to Lender reasonable evidence of Borrower’s and/or Maryland Owner’s compliance with such contested Imposition, Lien, Legal Requirements or Insurance Requirements, as the case may be.

ARTICLE VIII

TRANSFERS, INDEBTEDNESS AND SUBORDINATE LIENS

Section 8.1                                    Restrictions on Transfers.  Unless such action is permitted by the provisions of this Article VIII or any of the other provisions of this Agreement or any other Loan Document, (a) neither Borrower or Maryland Owner shall incur any Debt other than (i) Permitted Debt and (ii) Permitted Encumbrances, and (b) neither Borrower nor Maryland Owner shall, and shall not permit any Person holding any direct or indirect legal, economic, beneficial or other ownership interest in Borrower, Maryland Owner or any Individual Property to, except with the prior written consent of Lender, (i) Transfer all or any part of an applicable Individual Property or (ii) permit any Transfer (directly or indirectly) of any direct or indirect interest in Borrower.

Section 8.2                                    Sale of Building Equipment.  Borrower and/or Maryland Owner may Transfer or dispose of Building Equipment which is being replaced or which is no longer necessary in connection with the operation of an Individual Property and the same shall be free from the Lien of the Security Instrument, provided that such Transfer or disposal will not and would not reasonably be expected to have an Individual Material Adverse Effect on the applicable Individual Property taken as a whole, and provided, further, that any new Building Equipment acquired by Borrower and/or Maryland Owner (and not so disposed of) shall be subject to the Lien of the Security Instrument.  Lender shall, from time to time, upon receipt of an Officer’s Certificate requesting the same and confirming satisfaction of the conditions set forth above, execute a written instrument in form reasonably satisfactory to Lender to confirm that such Building Equipment which is to be, or has been, sold or disposed of is free from the Lien of the Security Instrument.

Section 8.3                                    Immaterial Transfers and Easements, etc.  Borrower and/or Maryland Owner may, without the consent of Lender, (a) make immaterial Transfers of portions of any Individual Property to Governmental Authorities for dedication or public use or portions of such Individual Property to third parties for the purpose of erecting and operating additional structures whose use is integrated with the use of such Individual Property and (b) grant easements, restrictions, covenants, reservations and rights-of-way (including reciprocal easements and operating agreements) in the ordinary course of business for access, water and sewer lines, telephone or other fiber optic or other data transmission lines, electric lines or other utilities, shared parking, common areas or for other purposes customary for properties similar to the Individual Property, provided that no such Transfer, conveyance or encumbrance set forth in the foregoing clauses (a) or (b) would reasonably be expected to have an Individual Material Adverse Effect on such Individual Property taken as a whole (it being agreed that (x) the release of vacant land shall not in and of itself be deemed to have an adverse effect on the value of the related Individual Property except to the extent, if any, such land was assigned value in the appraisals performed contemporaneously herewith and (y) with respect to any reciprocal easement and operating agreement, Lender shall have the right to make its own reasonable determination as to whether the same would have an Individual Material Adverse Effect on the related Individual Property).  In connection with any Transfer permitted pursuant to this Section 8.3, Lender shall execute and deliver any instrument reasonably necessary or appropriate, in the case of the Transfers referred to in paragraph (a) above, to release the portion of any Individual Property affected by such Taking or such Transfer from the Lien of the Security Instrument and/or, in the case of paragraph (b) above, to subordinate the Lien of the Security Instrument to such easements, restrictions, covenants, reservations and rights-of-way or other similar grants upon receipt by Lender of:

(1)                                 Borrower shall have delivered to Lender all documentary deliveries required pursuant to this Section 8.3 at least fifteen (15) days prior to the requested effective date of such proposed Transfer (except as Lender may in its reasonable discretion shorten such period);

(2)                                 a copy of the instrument or instruments of Transfer;

(3)                                 an Officer’s Certificate stating (A) with respect to any Transfer, the consideration, if any, being paid for the Transfer, and (B) that such Transfer would not reasonably be expected to have an Individual Material Adverse Effect on the Individual Property in question (taking into account the parenthetical in the proviso in the first sentence of Section 8.3 above); and

(4)                                 reimbursement of all of Lender’s reasonable out-of-pocket costs and expenses incurred in connection with such Transfer.

Section 8.4                                    Indebtedness.  Neither Borrower nor Maryland Owner shall incur, create or assume any Debt without the consent of Lender; provided, however, that Borrower and/or Maryland Owner may, without the consent of Lender, incur, create or assume Permitted Debt.

Section 8.5                                    Permitted Owner Interest Transfers.

(a)                                 A Transfer of (but not a mortgage, pledge, hypothecation, encumbrance or grant of a security interest in) a direct or indirect beneficial interest in Borrower and/or Maryland Owner shall be permitted without Lender’s consent if (i) Lender shall have delivered to Lender all non-monetary and non-collateral deliveries required to be made to effect such Transfer at least fifteen (15) days prior to the requested date of such proposed Transfer (except as Lender may in its reasonable discretion shorten such period), (ii) subsequent to such Transfer, VRT shall directly or indirectly Control Borrower and Maryland Owner (it being agreed, for all purposes of this Section 8.5, that Control over a Person shall not be deemed absent solely because a non-managing member, partner or shareholder or any other Person shall have or shall exercise “veto” rights with respect to “major decisions”, provided that such non-managing member, partner or shareholder or other Person does not have authority over the day-to-day business of such Person), (iii) subsequent to such Transfer, VRT shall continue to directly or indirectly own at least fifty percent (50%) of the equity interests in Borrower and Maryland Owner, (iv) immediately prior to such Transfer, no Event of Default shall have occurred and be continuing, (v) subsequent to such Transfer, Borrower and Maryland Owner will each continue to be a Single Purpose Entity and (vi) if such Transfer causes the Transferee to own, in the aggregate with the ownership interests of its Affiliates and family members, more than a forty nine percent (49%) interest in Borrower and/or Maryland Owner (and the Transferee (together with the ownership interests of its Affiliates and family members) did not, prior to such Transfer, own more than a forty nine percent (49%) interest in Borrower and/or Maryland Owner), then a reasonably acceptable non-consolidation opinion is delivered to Lender and to each of the Rating Agencies concerning, as applicable, Borrower, Maryland Owner, the new Transferee and/or their respective owners.

(b)                                 In the event that a Transfer of more than a forty nine percent (49%) interest in Borrower and/or Maryland Owner is made and, if Lender’s approval to such Transfer is required hereunder, is approved by Lender, at Borrower’s and/or Maryland Owner’s request, Lender shall release Guarantor from (i) the obligations and liabilities under any Guaranty for obligations and liabilities that occurred subsequent to such Transfer, provided that a Replacement Guarantor(s) shall have executed and delivered to Lender replacement guarantees in form and substance substantially similar to the applicable Guaranty, pursuant to which such Replacement Guarantor(s) expressly assumes all of Guarantor’s obligations under the applicable Guaranty for obligations and liabilities arising from and after the date of such Transfer, and/or (ii) the obligations and liabilities under any Guaranty for obligations and liabilities that occurred either prior or subsequent to such Transfer, provided that a Replacement Guarantor(s) shall have executed and delivered to Lender replacement guarantees in form and substance substantially similar to the applicable Guaranty, pursuant to which such Replacement Guarantor(s) expressly assumes all of Guarantor’s obligations under the applicable Guaranty, including those which occurred prior to the Transfer.

(c)                                  Notwithstanding the foregoing or anything herein to the contrary, nothing contained in this Agreement or the other Loan Documents shall in any way restrict or prohibit, nor shall any notice to Lender or consent of Lender or Rating Agency Confirmation/Notification be required in connection with, (i) any pledge of the direct or indirect equity interests in and right to distributions from Borrower and/or Maryland Owner by VRT or VOP, or by another direct or indirect owner of Borrower and/or Maryland Owner in respect of which, as of the origination of the transaction in question, the Net Operating Income from the Properties is less than twenty five percent (25%) of the aggregate direct or indirect net income of such other direct or indirect owner, as reasonably determined by Borrower, to secure a loan secured, directly or indirectly, by all or substantially all of such Person’s assets, (ii) the Transfer or issuance of any securities or any direct or indirect interests in any direct or indirect owner of Borrower and/or Maryland Owner, in either case, whose securities are publicly traded on a national exchange (including, for so long as it is an indirect owner of Borrower, Maryland Owner and/or VRT) (regardless whether such Transfer or issuance is of publicly traded securities or interests) or of any Person who directly or indirectly holds such securities or interests, or (iii) the merger or consolidation of VRT with or into any other Person or sale of all or substantially all of the assets of VRT (each, a “VRT Transfer” and, collectively, the “VRT Transfers”); provided, however, that, if any VRT Transfer or series of VRT Transfers (other than (A) the sale of publicly traded securities in VRT and/or (B) the issuance or sale of limited partnership interests in VOP to any third parties that are not Affiliates of VRT, in the ordinary course of business) shall result in a change in Control of VRT, then a Rating Agency Confirmation/Notification shall be required in connection with such VRT Transfer unless after giving effect to such VRT Transfer, either (I) VRT (or the successor entity thereto) shall be a Person that has and provides substantially at least the same experience and expertise as VRT prior to such Transfer in conducting business of the nature currently conducted by VRT in respect of the Properties’ property type or (II) VOP (or the successor entity thereto) shall have substantially at least the same experience and expertise as VOP prior to such

Transfer, merger or consolidation in conducting business of the nature currently conducted by VOP and VOP is Controlled by a Person or Persons (other than VRT) that has experience and expertise that is not less than the experience and expertise of VRT prior to such VRT Transfer in respect of the property type of the Properties.

(d)                                 In addition, notwithstanding the foregoing or anything herein to the contrary, nothing contained in this Agreement or the other Loan Documents shall in any way restrict or prohibit, nor shall any notice or consent of Lender or Rating Agency Confirmation/Notification be required in connection with (i) the Transfer or issuance of any direct or indirect interests in VOP, (ii) the merger or consolidation of VOP with or into any other Person; provided, however, that, immediately after giving effect to each such Transfer, merger or consolidation, either (A) VRT (or any successor entity permitted above as a result of a VRT Transfer) shall continue to be the managing general partner of (or act in a similar capacity in respect of) VOP, and VRT shall remain in Control of the business and operations of VOP, regardless of the percentage of equity interests in VOP owned by VRT or (B) VOP (or the successor entity thereto) shall have substantially at least the same experience and expertise as VOP prior to such Transfer, merger or consolidation in conducting business of the nature currently conducted by VOP in respect of the property type of the Properties, or (iii) Transfers of direct or indirect interests in Borrower and/or Maryland Owner among VOP and any entity that is directly or indirectly wholly-owned by VOP, or among such entities.

(e)                                  In addition, notwithstanding the foregoing or anything herein to the contrary, a Transfer of (but not a mortgage, pledge, hypothecation, encumbrance or grant of a security interest in) a direct or indirect beneficial interest in Borrower and/or Maryland Owner in connection with the formation of a joint venture to hold, directly or indirectly, all of the equity interests in Borrower and Maryland Owner, shall be permitted without Lender’s consent if:

(i)                                     Borrower shall have delivered to Lender all non-monetary and non-collateral deliveries required to be made to effect such Transfer at least fifteen (15) days prior to the requested date of such proposed Transfer (except as the Lender may in its reasonable discretion shorten such period);

(ii)                                  subsequent to such Transfer, VRT shall directly or indirectly Control Borrower and Maryland Owner;

(iii)                               subsequent to such Transfer, VRT shall continue to directly or indirectly own at least thirty percent (30%) of the equity interests in Borrower and Maryland Owner;

(iv)                              immediately prior to such Transfer, no Event of Default shall have occurred and be continuing;

(v)                                 subsequent to such Transfer, Borrower and Maryland Owner will each continue to be a Single Purpose Entity;

(vi)                              each such Transferee, its principals and all other entities which may be owned or Controlled directly or indirectly by Transferee’s principals (the “Related Entities”) shall not have been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer;

(vii)                           each Transferee, such Transferee’s principals and all Related Entities shall provide evidence reasonably acceptable to Lender that each such entity is not a Prohibited Person;

(viii)                        there shall be no material litigation or regulatory action pending or threatened against such Transferee, its principals or the Related Entities which would reasonably be expected to result in a Material Adverse Effect;

(ix)                              each Individual Property shall be managed by Manager or a Qualified Manager after any such Transfer;

(x)                                 Borrower shall deliver to Lender a Rating Agency Confirmation/Notification as to such Transfer and each Transferee;

(xi)                              Borrower shall deliver to Lender an Additional Non-Consolidation Opinion reflecting such Transfer, which Additional Non-Consolidation Opinion may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives with respect to the proposed transaction, including, without limitation, Transferee;

(xii)                           Borrower, Maryland Owner, and any such Transferee shall deliver to Lender all organizational documents, joint venture agreements and other documents reasonably requested by Lender, which documents shall be reasonably acceptable to Lender; and

(xiii)                        Borrower shall pay Lender a transfer fee in the amount of $25,000 and shall pay all reasonable out-of-pocket costs and expenses of Lender incurred in connection with any such Transfer, including Lender’s reasonable attorneys’ fees and expenses and fees and expenses of the Rating Agencies.

Section 8.6                                    Permitted Encumbrances.  For the avoidance of doubt, Permitted Encumbrances are hereby permitted, in addition to any Transfer or Lien permitted hereunder or under any other Loan Document.

Section 8.7                                    Deliveries to Lender.  Not less than thirty (30) days prior to the closing of any transaction which, subject to the provisions of this Article VIII, requires notice to Lender, Borrower and/or Maryland Owner shall deliver to Lender an Officer’s Certificate describing the proposed transaction and stating that such transaction is permitted by this Article VIII, together with any appraisal or other documents upon which such Officer’s Certificate is based.  In addition, Borrower and/or Maryland Owner shall provide Lender with copies of executed deeds, assignments and/or other similar closing documents within ten (10) Business Days after such closing..

Section 8.8                                    Leases.

8.8.1                     New Leases and Lease Modifications.  Except as otherwise provided in Section 8.8.2, without the prior consent of Lender, which such consent shall not be unreasonably withheld, conditioned or delayed, or as required by the terms of the applicable Lease or by any Law or court order (including the order of any bankruptcy court), Borrower and/or Maryland Owner shall not (a) enter into any Lease (a “New Lease”), (b) consent to the assignment of any Lease that releases the original Tenant from its obligations under the Lease, (c) modify any Lease, allow a reduction in the term of any Lease or in the Rent payable under any Lease, change any renewal provisions of any Lease in a manner materially adverse to Borrower and/or Maryland Owner or Lender, materially increase the obligations of the landlord or materially decrease the obligations of any Tenant), or (d) terminate or accept a surrender of any Lease, unless the Tenant thereunder is in default of such Lease beyond the expiration of any applicable notice and/or grace period thereunder or unless such termination or surrender is in conjunction with a New Lease or Lease Modification described in Section 8.8.2(j) (any such action referred to in paragraphs (b), (c) or (d) that requires Lender’s consent being referred to herein as a “Lease Modification”), in each instance without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed (except that the term “Lease Modification” shall not include any of the foregoing if it is made pursuant to an express right of Tenant under the related Lease).  Any New Lease or Lease Modification that requires Lender’s consent shall be delivered to Lender for approval not less than ten (10) Business Days prior to the effective date of such New Lease or Lease Modification, together with all other materials reasonably requested by Lender in order to evaluate such New Lease or Lease Modification.  In addition, Borrower and/or Maryland Owner may request Lender’s approval of any change to the Standard Form of Lease, which approval shall not be unreasonably withheld, delayed or conditioned.  Each such request for approval and consent shall contain a legend in capitalized bold letters on the top of the cover page stating:  “THIS IS A REQUEST FOR CONSENT TO A [NEW LEASE] [LEASE MODIFICATION] [MODIFICATION OF THE STANDARD FORM OF LEASE].  LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS.  LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED.” In the event that Lender fails to grant or withhold its approval and consent to such New Lease, Lease Modification or Modification to the Standard Form of Lease within such ten (10) Business Day period (and, in the case of a withholding of consent, stating the grounds therefor in reasonable detail), then Lender’s approval and consent shall be deemed to have been granted.  In addition, Borrower and/or Maryland Owner may, at Borrower’s and/or Maryland Owner’s option, prior to delivering to Lender a draft of any such New Lease or Lease Modification for Lender’s approval, first deliver to Lender for Lender’s approval a term sheet setting forth the major economic and other business terms (the “Material Business Terms”) of such proposed New Lease or Lease Modification, together with all other materials reasonably requested by Lender in order to evaluate such term sheet.  Each such request for approval and consent shall contain a legend in capitalized bold letters on the top of the cover page stating:  “THIS IS A REQUEST FOR CONSENT TO A TERM SHEET FOR A [NEW LEASE] [LEASE MODIFICATION].  LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS.  LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED.” In the event that Lender fails to grant or withhold its approval and consent to such term sheet within such ten (10) Business Day period (and, in the case of a withholding of consent, stating the grounds therefor in reasonable detail), then Lender’s approval and consent shall be deemed to have been granted.  Subject to the approval time periods set forth above with respect to New Leases and Lease Modifications, so long as any New Lease or Lease Modification submitted to Lender for approval and consent (i) does not contain Material Business Terms which differ in any material adverse respect from the Material Business Terms contained in the term sheet approved by Lender and (ii) otherwise does not contain any lease terms which deviate materially and adversely from the terms of the Standard Form of Lease, Lender’s consent to such New Lease or Lease Modification shall not be required.  In the event Lender withholds consent to a New Lease or a Lease Modification requiring the approval of Lender, Lender shall provide reasonably detailed grounds for its withholding of consent.

8.8.2                     Leasing Conditions.  Subject to terms of this Section 8.8, provided no Event of Default shall have occurred and be continuing, Borrower and/or Maryland Owner may enter into a New Lease or Lease Modification, without Lender’s prior written consent, that satisfies each of the following conditions (as evidenced by an Officer’s Certificate delivered to Lender with its quarterly report for the first quarter ending more than thirty (30) days after the lease execution):

(a)                                 such New Lease or Lease Modification other than a termination or surrender (to the extent such Lease Modification relates to a provision in the Standard Form Lease), as applicable, is written on the standard form of lease attached hereto as Schedule 8.8.2 (the “Standard Form of Lease”) or (i) substantially conforms in all material respects to the terms thereof, with only such changes as are commercially reasonable given the then current market conditions, none of which changes shall vary (in a manner materially adverse to Lender) the subordination, attornment and non-disturbance provisions contained in the Standard Form of Lease or (ii) the standard form of lease of a national retailer, with such changes as are commercially reasonable given the then current market conditions, none of which changes shall vary (in a manner materially adverse to Lender) the subordination, attornment and non-disturbance provisions contained in the Standard Form of Lease;

(b)                                 with respect to a New Lease or Lease Modification, (i) the premises demised thereunder, when aggregated with the premises demised under any other Lease to such Tenant and its Affiliates at the applicable Individual Property, accounts for not more than 50,000 net rentable square feet and/or (ii) the same does not contain an option to acquire all or any portion of such Individual Property;

(c)                                  the term of such New Lease or being amended by such Lease Modification (if the Lease term is addressed in such Lease Modification and excluding any terminations and surrenders), as applicable, including any option terms, is consistent with the then prevailing market;

(d)                                 the rental rate under such New Lease or Lease Modification to the extent a new rent is addressed in such Lease Modification, as applicable, is at least equal to the then prevailing market rate for similar leases in similar properties in the vicinity of the applicable Individual Property;

(e)                                  “fixed” or “base” rent under such New Lease or Lease Modification (to the extent a rent payment schedule is addressed in such Lease Modification), as applicable, is at a substantially consistent or rising level throughout the term of the lease, other than for (i) market rate “free rent” periods or (ii) tenant improvement and tenant inducements that exceed current market conditions but are amortized over a shorter time period than the entire initial term of such New Lease or Lease Modification, as applicable;

(f)                                   such New Lease or Lease Modification to the extent “use” is addressed in such Lease Modification, as applicable, provides that the premises demised thereby cannot be used for any of the following uses; any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling, materials, activities or sexual conduct or any other use that has or would reasonably be expected to violate applicable Legal Requirements;

(g)                                  the Tenant under such New Lease or Lease Modification, other than Lease Modifications relating to Leases in existence on the date hereof, as applicable, is not an Affiliate of Borrower and/or Maryland Owner;

(h)                                 the New Lease or Lease Modification, as applicable, does not contain any provision whereby the Rent payable thereunder would be based, in whole or in part, upon the net income or profits derived by any Person from the applicable Individual Property;

(i)                                     the New Lease or Lease Modification, as applicable, shall not entitle any Tenant to receive and retain Proceeds except those that may be specifically awarded to it in condemnation proceedings because of the Taking of its trade fixtures and its leasehold improvements which have not become part of the Property and such business loss as Tenant may specifically and separately establish;

(j)                                    in connection with any New Lease or Lease Modification that involves a termination of a Lease, Borrower and/or Maryland Owner shall contemporaneously enter into a New Lease or New Leases for the portion of the applicable Individual Property demised pursuant to such terminated Lease, which New Lease or New Leases shall comply with the other provisions of this Section 8.8.2; and

(k)                                 the New Lease or Lease Modification, as applicable, satisfies the requirements of Section 8.8.7,  Section 8.8.8 and Section 8.8.9.

8.8.3                     Delivery of New Lease or Lease Modification.  Together with the Officer’s Certificate described in the introduction to Section 8.8.2, Borrower and/or Maryland Owner shall deliver to Lender a copy of the executed Lease and an additional copy marked to show all changes from the Standard Form of Lease.

8.8.4                     Lease Amendments.  Borrower and Maryland Owner agree that they shall not have the right or power, as against Lender without its consent, to cancel, abridge, amend or otherwise modify any Lease unless such modification complies with this Section 8.8.  Notwithstanding anything herein to the contrary, no consent of Lender shall be required for any amendment reflecting the Tenant’s unilateral exercise of a renewal or expansion or termination option set forth in its Lease as of the date hereof or a Lease or Lease Modification subsequently approved or otherwise entered into in accordance with the terms hereof and any such amendment shall not be deemed a Lease Modification for any purpose hereof.

8.8.5                     Security Deposits.  All security or other deposits of Tenants of the Properties shall be treated as trust funds and shall not be commingled with any other funds of Borrower and/or Maryland Owner, and such deposits shall be deposited, upon receipt of the same by Borrower and/or Maryland Owner, in a separate trust account maintained by Borrower and/or Maryland Owner expressly for such purpose.  Within ten (10) Business Days after written request by Lender, Borrower and/or Maryland Owner shall furnish to Lender reasonably satisfactory evidence of compliance with this Section 8.8.5, together with a statement of all lease securities deposited with Borrower and/or Maryland Owner by the Tenants and the location and account number of the account in which such security deposits are held.

8.8.6                     No Default Under Leases.  Borrower and Maryland Owner shall (a) promptly perform and observe all of the material terms, covenants and conditions required to be performed and observed by Borrower and/or Maryland Owner under the Leases, if the failure to perform or observe the same would have or would reasonably be expected to have a Material Adverse Effect; and (b) not collect any of the Rents more than one (1) month in advance (except that Borrower and/or Maryland Owner may collect such security deposits and last month’s Rents as are permitted by Legal Requirements and are commercially reasonable in the prevailing market and collect other charges in accordance with the terms of each Lease).

8.8.7                     Subordination.  Subject to Section 8.8.9, all Lease Modifications and New Leases entered into by Borrower and/or Maryland Owner after the date hereof shall be subject and subordinate to this Agreement and the Security Instrument (through a subordination provision contained in such Lease or otherwise)

8.8.8                     Attornment.  Subject to Section 8.8.9, each New Lease entered into by Borrower and/or Maryland Owner shall provide that in the event of the enforcement by Lender of any remedy under this Agreement or the Security Instrument, the Tenant under such New Lease shall, at the option of Lender or of any other Person succeeding to the interest of Lender as a result of such enforcement, attorn to Lender or to such Person and shall recognize Lender or such successor-in-interest as lessor under such New Lease.  Each New Lease shall also provide that, upon the reasonable request by Lender or such successor-in-interest, the Tenant shall execute and deliver an instrument or instruments confirming such attornment.

8.8.9                     Non-Disturbance Agreements.  Lender shall enter into, and, if required by applicable law in order to provide constructive notice or if requested by any Tenant, record in the land records for the applicable Individual Property, a subordination, non-disturbance and attornment agreement, in form and substance substantially similar to the form attached hereto as Schedule 8.8.9 (a “Non-Disturbance Agreement”), with any Tenant entering into a New Lease or a Lease Modification for which Lender’s prior written consent has been obtained or deemed obtained, or for which Lender’s prior written consent was not required, within ten (10) Business Days after written request therefor by Borrower and/or Maryland Owner.  All reasonable third party costs and expenses incurred by Lender in connection with the negotiation, preparation, execution, delivery and recordation of any Non-Disturbance Agreement, including, without limitation, reasonable attorneys’ fees and disbursements, shall be paid by Borrower and/or Maryland Owner.

ARTICLE IX

INTENTIONALLY OMITTED

ARTICLE X

MAINTENANCE OF PROPERTIES; ALTERATIONS

Section 10.1                             Maintenance of Properties.  Borrower and/or Maryland Owner shall keep and maintain, or cause to be kept and maintained, each Individual Property and every part thereof in good condition and repair in accordance with reasonable market practice for a property of its nature, subject to ordinary wear and tear, and, subject to Excusable Delay and the provisions of this Agreement with respect to damage or destruction caused by casualty events or Takings, shall not permit or commit any waste, impairment, or deterioration of any portion of any Individual Property in any material respect.  Borrower and Maryland Owner further covenant to do all other acts which from the character or use of each Individual Property may be reasonably necessary to protect the security hereof in all material respects, the specific enumerations herein not excluding the general.  Neither Borrower nor Maryland Owner shall remove or demolish any Improvement on any Individual Property except as the same may be necessary in connection with an Alteration or a restoration in connection with a Taking or casualty, or as otherwise permitted herein or in any other Loan Document, in each case in accordance with the terms and conditions hereof.

Section 10.2                             Conditions to Alteration.  Lender’s prior approval, which shall not be unreasonably withheld, delayed or conditioned, shall be required in connection with any alteration, improvement, demolition or removal of the Properties, any Individual Property or any portion thereof (any such alteration, improvement, demolition or removal, an “Alteration”) the estimated cost of which exceeds the Threshold Amount; provided that Lender’s approval shall not be required with respect to (a) tenant improvement work to be performed pursuant to any Lease existing as of the date hereof or any New Lease or Lease Modification entered into in accordance with this Agreement which addresses such tenant improvement work and (b) any Alteration required by applicable Legal Requirements.  All Alterations must be undertaken in accordance with the applicable provisions of this Agreement and the other Loan Documents, as well as the provisions of the Leases.  Any Material Alteration shall be conducted under the supervision of an Architect and, in connection with any Material Alteration, Borrower and/or Maryland Owner shall deliver to Lender detailed plans and specifications (it being agreed that the format and information contained in any plans and specifications submitted to a Governmental Authority in connection with such Alteration shall be an acceptable format and detail with respect to Lender’s approval required hereunder) and cost estimates therefor, prepared by such Architect, which plans and specifications (if relating to Alterations requiring Lender’s approval hereunder) shall be approved by Lender, which approval shall not be unreasonably withheld or delayed.  Such plans and specifications may be revised at any time and from time to time by such Architect provided that material revisions of such plans and specifications (if relating to Alterations requiring Lender’s approval hereunder) are filed with, and approved by, Lender, which approval shall not be unreasonably withheld, conditioned or delayed.  All work done in connection with any Alteration shall be performed in all material respects with due diligence in a good and workmanlike manner, all materials used in connection with any Alteration shall not be less than the standard of quality of the materials currently used at any applicable Individual Property and all materials used shall be in accordance with all applicable material Legal Requirements and Insurance Requirements.  Any request for approval of Lender pursuant to this Section 10.2 or Section 10.3 shall be delivered to Lender together with all other materials reasonably requested by Lender in order to evaluate such request.  Provided that Borrower and/or Maryland Owner complies with the requirements related to the delivery of such other materials as set forth in the preceding sentence, each such request for approval shall contain a legend in capitalized bold letters on the top of the first page stating:  “THIS IS A REQUEST FOR LENDER’S CONSENT.  LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS.  LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED”.  In the event that Lender fails to grant or withhold its approval to such request within such ten (10) Business Day period, then Lender’s approval shall be deemed to have been granted.  Lender shall accompany any disapproval with a reasonably detailed explanation therefor.

Section 10.3                             Costs of Alteration.

(a)                                 Notwithstanding anything to the contrary contained in this Article X, no Material Alteration shall be performed by or on behalf of Borrower and/or Maryland Owner unless Borrower and/or Maryland Owner shall have delivered to Lender Cash and Cash Equivalents, or a guaranty by VOP or any Person, provided that VOP or such other Person maintains an Investment Grade rating as to its a long-term unsecured debt, to Lender (in form and substance reasonably acceptable to Lender and substantially similar to the Reserve Guaranty) (an “Alteration Deficiency Guaranty”) and/or a Letter of Credit as security in an amount not less than the estimated cost of the Material Alteration less the Threshold Amount (as set forth in the Architect’s written estimate referred to above) and less such amounts that are in the Reserve Accounts that relate to such Work (if any) (the “Alteration Deficiency”), or other assurances reasonably acceptable to Lender of Borrower’s and/or Maryland Owner’s ability to complete and pay for such Alterations.  In addition to payment or reimbursement from time to time of Borrower’s and/or Maryland Owner’s expenses incurred in connection with any Material Alteration or any such Alteration, the amount of such security and/or amount for which Guarantor is liable under a Alteration Deficiency Guaranty shall be reduced on any given date to the Architect’s written estimate of the cost to complete the Material Alteration (including any retainages), free and clear of Liens, other than Permitted Encumbrances, less the Threshold Amount (as set forth in the Architect’s written estimate).  Costs which are subject to retainage (which in no event shall be less than five percent (5%) in the aggregate) shall be treated as due and payable and unpaid from the date they would be due and payable but for their characterization as subject to retainage.  In the event that any Material Alteration or such Alteration shall be made in conjunction with any restoration with respect to which Borrower and/or Maryland Owner shall be entitled to withdraw Proceeds pursuant to Section 6.2, the amount of the Cash and Cash Equivalents, Alteration Deficiency Guaranty and/or Letter of Credit to be furnished pursuant hereto (if any) need not exceed the aggregate cost of such restoration and such Material Alteration or Alteration (as estimated by the Independent

Architect), less (i) the amount of any Proceeds which Borrower and/or Maryland Owner may be entitled to withdraw pursuant to Section 6.2 and are held by Lender in accordance with Section 6.2 and (ii) the Threshold Amount.

(b)                                 Payment or reimbursement of Borrower’s and/or Maryland Owner’s expenses incurred with respect to any Material Alteration or Alteration shall be upon the terms and subject to the conditions set forth in sub-paragraphs (i), (ii), (iii) and (iv) below and in Sections 10.3(c) and (d):

(i)                                     there shall be no continuing Event of Default;

(ii)                                  if, at any time, the estimated remaining cost of the Material Alteration or Alteration (as estimated by the Architect referred to in sub-paragraph (iii) below) which exceeds the Threshold Amount shall exceed the sum of the Cash and Cash Equivalents, Letter of Credit and/or Alteration Deficiency Guaranty furnished pursuant hereto, and for so long as any such Alteration Deficiency shall exist, Lender shall not be required to make any disbursement to Borrower and/or Maryland Owner until Borrower and/or Maryland Owner, at its election, either deposits with or delivers to Lender (A) Cash and Cash Equivalents and/or a Letter or Letters of Credit and/or an additional Alteration Deficiency Guaranty in an amount equal to the Alteration Deficiency, or (B) such other evidence of Borrower’s ability to meet such excess costs as shall be reasonably satisfactory to Lender;

(iii)                               Lender shall have reasonably approved the plans and specifications for the Material Alteration and any material change orders in connection with such plans and specifications; and

(iv)                              Lender shall, within a reasonable period of time prior to Borrower’s and/or Maryland Owner’s request for disbursement, be furnished with an estimate of the remaining cost of the Material Alteration or such Alteration accompanied by an Architect’s certification as to such remaining costs.

(c)                                  Disbursements of the Cash or Cash Equivalents (if any) held by Lender to or as directed by Borrower and/or Maryland Owner hereunder shall be made from time to time (but not more frequently than once in any month) by Lender but only for so long as no Monetary Default or Event of Default shall have occurred and be continuing, as such Alteration progresses upon receipt by Lender of (i) an Officer’s Certificate dated not more than five (5) Business Days prior to the application for such payment, requesting such payment or reimbursement and describing the portion of the Alteration performed that is the subject of such request, the parties that performed such portion of the Alteration and the actual cost thereof, and also certifying that such portion of the Alteration and materials are or, upon disbursement of the payment requested to the parties entitled thereto, will be free and clear of Liens other than Permitted Encumbrances, (ii) evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed in connection with such portion of the Material Alteration or Alteration have been paid for in full or will be paid for from such disbursement and (B) there exist no notices of pendency, stop orders, mechanic’s liens or notices of intention to file same (unless the same is required by State law as a condition to the payment of a contract) or any liens or encumbrances of any nature whatsoever on the Individual Property arising out of the portion of the Material Alteration or Alteration, other than Permitted Encumbrances and Liens that have been bonded and (iii) an estimate of the remaining cost to complete the Material Alteration or Alteration (as described in Section 10.3(b)(iv) above).

(d)                                 At any time after substantial completion of any Alteration in respect of which Cash and Cash Equivalents and/or a Letter of Credit is deposited pursuant hereto or for which an Alteration Deficiency Guaranty is delivered hereunder, the whole balance of any Cash and Cash Equivalents so deposited by Borrower and/or Maryland Owner with Lender and then remaining on deposit (together with earnings thereon), as well as all retainages, may be withdrawn by Borrower and/or Maryland Owner and shall be paid by Lender to Borrower and/or Maryland Owner, and any other Cash and Cash Equivalents, Alteration Deficiency Guaranty (to the extent applicable), and/or a Letter of Credit so deposited or delivered shall, to the extent it has not been called upon, reduced or theretofore released, be released to Borrower, within ten (10) days after receipt by Lender of an application for such withdrawal and/or release together with an Officer’s Certificate, and signed also (as to the following sub-paragraph (i)) by the Architect, setting forth in substance as follows:

(i)                                     that the Alteration in respect of which such Cash and Cash Equivalents, Alteration Deficiency Guaranty and/or a Letter of Credit was deposited has been substantially completed in all material respects substantially in accordance with any plans and specifications therefor previously filed with Lender under Section 10.2 and that, if applicable, a certificate of occupancy has been issued with respect to such Alteration by the relevant Governmental Authority(ies) or, if not applicable, that a certificate of occupancy is not required;

(ii)                                  that to the knowledge of the certifying Person all amounts which Borrower is or may become liable to pay in respect of such Alteration through the date of the certification have been paid in full or adequately provided for or are being contested in accordance with Section 7.3 and that lien waivers have been obtained from the general contractor and major subcontractors performing such Alterations (or such waivers are not customary and reasonably obtainable by prudent managers in the area where the applicable Individual Property is located) subject to those amounts contested in accordance with the provisions of Section 7.3; and

(iii)                               For the purposes of this Section 10.3 only, Alterations and Material Alterations shall not include tenant improvement alterations, improvements, demolitions or removals undertaken pursuant to a Lease.

(e)                                  From and after the occurrence, and during the continuance of, a Guarantor Rating Period, Borrower and/or Maryland Owner shall either (i) promptly deliver to Lender cash or cash equivalents, to be held in an interest bearing money-market account, or (ii) promptly deliver to Lender a Letter of Credit in lieu of such cash deposits, which Letter of Credit shall satisfy the requirements of Section 16.9 of this Agreement, each in an amount equal to the amount guaranteed under the Alteration Deficiency Guaranty or such lesser amount as may then be required hereunder.

ARTICLE XI

BOOKS AND RECORDS, FINANCIAL STATEMENTS, REPORTS AND OTHER INFORMATION

Section 11.1                             Books and Records.  Borrower and Maryland Owner shall keep and maintain on an annual basis proper books and records separate (subject to the provisions of Section 5.1.4(7) from any other Person accurately reflecting the business and affairs of Borrower and/or Maryland Owner relating to the Properties in accordance with GAAP.  Lender and its authorized representatives shall have the right at reasonable times during normal business hours, and upon reasonable notice, in connection with the Loan, to examine such books and records at the office of Borrower, Maryland Owner or such other Person maintaining the same and to make such copies or extracts thereof as Lender may reasonably require.

Section 11.2                             Financial Statements.

11.2.1              Quarterly Reports.  Not later than forty-five (45) days following the end of each fiscal quarter (other than the last quarter of each fiscal year), Borrower and Maryland Owner shall deliver to Lender unaudited financial statements, internally prepared on an accrual basis including a balance sheet and statement of operations as of the end of such quarter and for the corresponding quarter of the previous year, and a statement of Net Operating Income for such quarter and year-to-date, and a comparison of results with (a) to the extent prepared by Borrower and/or Maryland Owner, the results for the same period of the previous year, and (b) the Annual Budget for such period.  Such statements for each quarter shall be in the form attached hereto as Schedule 11.2.1 and shall be accompanied by an Officer’s Certificate, certifying to the best of the signer’s knowledge, (i) such statements fairly represent the financial condition and results of operations of Borrower and Maryland Owner as of the respective dates thereof, (ii) as of the date of such Officer’s Certificate, no Default exists under this Agreement, the Note or any other Loan Document or, if so, specifying the nature and status of each such Default and the action then being taken by Borrower and/or Maryland Owner or proposed to be taken to remedy such Default and (iii)  as of the date of such Officer’s Certificate, no litigation exists involving Borrower, Maryland Owner or any Individual Property in which the amount involved is One Million and No/100 Dollars ($1,000,000.00) (in the aggregate) or more in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto.  Such submission shall contain such other information as shall be reasonably requested by Lender for purposes of calculations to be made by Lender pursuant to the terms hereof.  Additionally, from and after and during the continuance of a monetary or material non-monetary Default or Event of Default, and during any Guarantor Rating Period, in the event that any Guaranty remains in effect hereunder, Borrower and Maryland Owner shall at Lender’s request provide such financial statements and balance sheets on a monthly basis, within thirty (30) days following the end of each calendar month.

11.2.2              Annual Reports.  Not later than one hundred twenty (120) days after the end of each Fiscal Year, Borrower and Maryland Owner shall deliver to Lender unaudited financial statements in accordance with GAAP covering each Individual Property, including a balance sheet as of the end of such year, a statement of Operations for the year comparative with the amounts for the previous year.  Such annual financial statements shall also be accompanied by an Officer’s Certificate in the form required pursuant to Section 11.2.1.

11.2.3              Leasing Reports.  Not later than forty five (45) days after the end of each fiscal quarter, Borrower and Maryland Owner shall deliver to Lender a true and complete rent roll in the form attached hereto as Schedule 11.2.3 for each Individual Property, dated as of the last month of such fiscal quarter, showing the current annual rent for each Individual Property, the expiration date of each Lease, and whether to Borrower’s and/or Maryland Owner’s knowledge any portion of such Individual Property has been sublet, and if it has, the name of the subtenant.  Such rent roll shall be accompanied by an Officer’s Certificate certifying that to the knowledge of such officer such rent roll is true, correct and complete in all material respects as of its date and whether Borrower and/or Maryland Owner, within the past three (3) months, has issued a notice of default with respect to any Lease which has not been cured and the nature of such default.  Additionally, from and after and during the continuance of a monetary or non-monetary Default or Event of Default, and during any Guarantor Rating Period, in the event that any Guaranty remains in effect hereunder, Borrower and Maryland Owner shall, at Lender’s request, provide such rent roll information on a monthly basis, within thirty (30) days following the end of each calendar month.

11.2.4              Annual Budget.  At least fifteen (15) days prior to the commencement of each Fiscal Year, Borrower and Maryland Owner shall deliver to Lender the Annual Budget for informational purposes or, if the Annual Budget has not yet been adopted the then most current draft, which shall be superseded upon Borrower’s adoption of the Annual Budget; provided, however, that, upon the occurrence and during the continuance of a Cash Sweep Event, Borrower and Maryland Owner shall deliver to Lender the Annual Budget for Lender’s review and approval of the discretionary items contained therein at least thirty (30) days prior to the commencement of such Fiscal Year (which approval shall not be unreasonably withheld, conditioned or delayed). The Annual Budget submitted pursuant to this Section 11.2.4 and, if required pursuant hereto as a result of a Cash Sweep Event, approved by Lender, for any calendar year shall herein be referred to as the “Approved Annual Budget”.  During the continuance of a Cash Sweep Event, neither Borrower, Maryland Owner nor Manager shall materially change or modify the Approved Annual Budget without first obtaining the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned.  If Borrower and/or Maryland Owner shall fail to deliver the Annual Budget and/or obtain Lender’s approval if required pursuant to this Section 11.2.4 because of the continuance of a Cash Sweep Event, the Approved Annual Budget for the preceding calendar year, as increased by any actual increase in non-discretionary expenses, shall constitute the Approved Annual Budget for the then applicable Fiscal Year until Borrower and Maryland Owner submit a new Annual Budget and, if applicable, obtains Lender’s approval thereof, for such Fiscal Year as required pursuant to this Section 11.2.4.  Each request for approval under this Section 11.2.4 shall contain a legend in capitalized bold letters on the top of the first page stating:  “THIS IS A REQUEST FOR LENDER’S APPROVAL.  LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS.  LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S APPROVAL BEING DEEMED TO HAVE BEEN GRANTED.”  In the event that Lender fails to grant or withhold its approval to such request within such ten (10) Business Day period, then Lender’s approval shall be deemed to have been granted.  Any disapproval of a proposed Annual Budget shall be accompanied with Lender’s reasonably detailed explanation of the reasons therefor.

11.2.5              Current Budget.  Lender hereby acknowledges its receipt of the Annual Budget for the 2010 calendar year.

11.2.6              Other Information.  Borrower and Maryland Owner shall, promptly after written request by Lender or, the Rating Agencies, furnish or cause to be furnished to Lender, in such manner and in such detail as may be reasonably requested by Lender, such reasonable additional information as may be reasonably requested with respect to any Individual Property.

ARTICLE XII

INTENTIONALLY OMITTED

ARTICLE XIII

SERVICER

Section 13.1                             Retention of Servicer.  Lender reserves the right, at Lender’s sole cost and expense, to retain the Servicer.  In connection with (a) a prepayment, release of the Properties or any Individual Properties, or assumption or modification of the Loan (to the extent contemplated hereunder), in any such case as requested by Borrower and/or Maryland Owner, (b) consents or approvals requested by Borrower and/or Maryland Owner, including, without limitation, Borrower’s and/or Maryland Owner’s request for Lender’s delivery of a subordination, non-disturbance and attornment agreement to a Tenant required hereunder, or (c) any enforcement of the Loan Documents, Borrower and Maryland Owner shall pay any reasonable out-of-pocket costs and expenses of the Servicer and any reasonable out-of-pocket third party fees and expenses, including, without limitation, reasonable attorneys’ fees and disbursements.  Lender shall pay the standard monthly servicing fee of the Servicer.  If Borrower and/or Maryland Owner sends any payment, notice or other reports or documentation required hereunder or under any other Loan Document to a Servicer who has been replaced with a new Servicer because Borrower and/or Maryland Owner has not been given prior written notice of a change in the Servicer, then no Default or Event of Default shall occur hereunder or under any other Loan Document by reason of the fact that such payment was made or such notice or other reports or documentation was sent by Borrower and/or Maryland Owner to the terminated Servicer.  Notwithstanding anything to the contrary contained herein or in any other Loan Documents, unless the Loan is being transferred to a “special servicer” or is then being “specially serviced” (in which case Borrower and Maryland Owner may be required to deal with one Primary Servicer and one “special servicer”), Borrower and Maryland Owner shall be required to deal with only one Servicer acting on behalf of all Persons comprising Lender (the “Primary Servicer”), with respect to any consents, approvals or notices required or permitted from, or to, Servicer or Lender pursuant to the Loan Documents (it being understood that such Servicer may need to consult with other Persons that hold a portion of Lender’s rights and obligations under the Loan or with the Rating Agencies in connection with any such consent, approval or notice and that a so-called “special servicer” may act as such Primary Servicer).  Lender may replace such Primary Servicer with another Primary Servicer at any time in Lender’s sole discretion.  As of the date hereof, Wells Fargo Bank, National Association., in its capacity as servicer under a Servicing Agreement with Lender, is hereby designated as the Primary Servicer and unless and until Borrower is notified by a Lender of a new Primary Servicer, Borrower shall be permitted to rely conclusively and irrevocably on such designation.

ARTICLE XIV

INTENTIONALLY OMITTED

ARTICLE XV

ASSIGNMENTS

Section 15.1                             Assignments.  Without in any way limiting any rights of Lender or Borrower under this Agreement or the other Loan Documents, Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement and the Loan.  Upon such assignment, from and after the effective date thereof, the assignee thereunder shall be a party hereto and have the rights and obligations of Lender hereunder.

Section 15.2                             Limitation on Costs.  Notwithstanding the provisions of this Article XV, neither Borrower nor Maryland Owner shall be responsible for any additional taxes, reserves, adjustments, costs of an assignment of all or a portion of the Loan or other costs or expenses (except as otherwise expressly provided for herein) that arise as a result of any transfer of the Loan or any interest or participation therein or from the execution of any component notes, including, without limitation, any mortgage tax.  Lender and/or the assignees or participants, as the case may be, shall from time to time designate one agent through which Borrower and/or Maryland Owner shall request all approvals and consents required or contemplated by this Agreement and on whose statements Borrower and/or Maryland Owner may rely.

ARTICLE XVI

RESERVE ACCOUNTS

Section 16.1                             Tax Reserve Account.

16.1.1              Borrower and Maryland Owner shall deposit with Lender to be held in the Tax Reserve Account on each Payment Date an amount equal to (a) one-twelfth (1/12) of the annual Impositions that Lender reasonably estimates in its good faith judgment, based on the most recent tax bill for each Individual Property, will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Impositions at least ten (10) days prior to the imposition of any interest, charges or expenses for the non-payment thereof, and (b) one-twelfth (1/12) of the annual Other Charges that Lender reasonably estimates in its good faith judgment will be payable during the next ensuing twelve (12) months (said monthly amounts in (a) and (b) collectively, the “Monthly Tax Reserve Amount”).

Amounts so deposited shall herein be referred to as Borrower’s “Tax Reserve Amount”.  Provided no Event of Default shall have occurred and be continuing, Lender shall apply the Tax Reserve Amount, if any, to payments of Impositions and Other Charges required to be made by Borrower and Maryland Owner pursuant to Article V and Article VII and under the Security Instrument, subject to Borrower’s and Maryland Owner’s right to contest Impositions and Other Charges in accordance with Section 7.3.  In making any payment from the Tax Reserve Account, Lender may do so according to any bill, statement or estimate procured from the appropriate public office, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof.  If the amount of funds in the Tax Reserve Account shall exceed the amounts due for Impositions and Other Charges pursuant to Article V and Article VII for any tax period, Lender shall adjust future payments of the Tax Reserve Amount, as necessary, to be made by Borrower and Maryland Owner.  If at any time Lender reasonably determines that the Tax Reserve Amount is not or will not be sufficient to pay Impositions and Other Charges by the dates set forth above, Lender shall notify Borrower and Maryland Owner of such determination and Borrower and Maryland Owner shall increase the deposit of the Monthly Tax Reserve Amount by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least ten (10) days prior to the imposition of any interest, charges or expenses for the non-payment of the Impositions and Other Charges, provided that upon payment of the Impositions and Other Charges, Lender shall reassess the amount necessary to be deposited in the Tax Reserve Account for the succeeding tax period, which calculation shall take into account any excess amounts remaining in the Tax Reserve Account.  Any amounts remaining in the Tax Reserve Account after the Indebtedness has been repaid in full shall be promptly returned to Borrower and/or Maryland Owner or its designee.

Section 16.2                             Insurance Reserve Account.

16.2.1              Borrower and Maryland Owner shall deposit with Lender (to be held in the Insurance Reserve Account) on each Payment Date an amount equal to one-twelfth (1/12) of the insurance premiums that Lender reasonably estimates in its good faith judgment, based on the most recent insurance bill, will be payable for the renewal of the coverage afforded by the insurance policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such insurance premiums at least thirty (30) days prior to the expiration of the policies required to be maintained by Borrower and Maryland Owner pursuant to the terms hereof (said monthly amounts herein called the “Monthly Insurance Reserve Amount”).  Amounts so deposited shall herein be referred to as Borrower’s “Insurance Reserve Amount”.  Provided no Event of Default shall have occurred and be continuing, Lender shall apply the Insurance Reserve Amount, if any, to payments of insurance premiums required to be made by Borrower and Maryland Owner pursuant to Article VI and under the Security Instrument.  In making any payment relating to the Insurance Reserve Account, Lender may do so according to any bill, statement or estimate procured from the insurer or agent, without inquiry into the accuracy of such bill, statement or estimate or into the validity thereof.  Notwithstanding anything herein to the contrary, to the extent that any of the insurance required to be maintained by Borrower and Maryland Owner is effected under a blanket policy, neither Borrower nor Maryland Owner shall be required to make deposits of the Monthly Insurance Reserve Amount.  If the amount of funds in the Insurance Reserve Account shall exceed the amounts due for insurance premiums pursuant to Article VI and under the Security Instrument, Lender shall adjust future payments of the Insurance Reserve Amount, as necessary, to be made by Borrower and Maryland Owner.  If at any time Lender reasonably determines in its good faith judgment that the Insurance Reserve Amount is not or will not be sufficient to pay insurance premiums by the dates set forth above, Lender shall notify Borrower and Maryland Owner of such determination and Borrower and Maryland Owner shall increase its the deposit of the Monthly Insurance Reserve Amount by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the applicable insurance policies, provided that upon payment of such insurance premiums, Lender shall reassess the amount necessary to be deposited in the Insurance Reserve Account for the succeeding insurance billing period, which calculation shall take into account any excess amounts remaining in the Insurance Reserve Account.  Any amounts remaining in the Insurance Reserve Account after the Indebtedness has been repaid in full shall be promptly returned to Borrower and/or Maryland Owner or its designee.

Section 16.3                             Replacements and Replacement Reserve.

16.3.1              Borrower and Maryland Owner shall deposit with Lender on each Payment Date (to be held in the Replacement Reserve Account) one-twelfth (1/12th) of an amount equal to $0.13 per square foot of the Properties per annum (the “Monthly Replacement Reserve Amount”), which represents amounts estimated to be required for replacements, repairs, and other capital improvements required to be made to the Properties during the calendar year (collectively, the “Replacements”) based on the total square footage for each Individual Property set forth in Schedule 16.3.  Amounts so deposited shall herein be referred to as Borrower’s “Replacement Reserve Amount”.  Borrower’s obligation to deposit with Lender the Monthly Replacement Reserve Amount (either directly or from the Rents) shall not be in effect at any time the Replacement Reserve Amount is equal to or greater than the product of the then current Monthly Replacement Reserve Amount times twenty four (24) months; provided that at any time the Replacement Reserve Amount is less than such amount, Borrower’s obligation to deposit with Lender the Monthly Replacement Reserve Amount shall resume as of the next occurring Payment Date.  Any amount held in the Replacement Reserve Account in respect of an Individual Property shall be retained by Lender and credited toward future Monthly Replacement Reserve Amounts required by Lender hereunder in the event such Individual Property is released from the Lien of its related Security Instrument in accordance with Section 2.4, Section 2.5 or Section 2.6 hereof.

16.3.2              Disbursements from Replacement Reserve Account (a) Lender shall make disbursements from the Replacement Reserve Account to pay Borrower and/or Maryland Owner only for the costs of the Replacements.

(b)                                 Lender shall, upon written request from Borrower and/or Maryland Owner and satisfaction of the requirements set forth in this Section 16.3.2, disburse to Borrower and/or Maryland Owner amounts from the Replacement Reserve Account necessary to reimburse Borrower or Maryland Owner for the actual costs of Replacements, upon completion of such Replacements (or upon partial completion in the case of Replacements made pursuant to Section 16.3.2(e) hereof) as determined by Lender in its reasonable good faith judgment.  In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if an Event of Default exists and is continuing.

(c)                                  Each request for disbursement from the Replacement Reserve Account shall be in a form specified or approved by Lender acting reasonably and shall specify (i) the specific Replacements for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the Replacement includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Replacement other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Replacement for which such request for disbursement is made.  With each request Borrower and/or Maryland Owner shall certify that all Replacements have been made in all material respects in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the applicable Individual Property to which Replacements are being provided.  Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided.  Except as provided in Section 16.3.2(e) hereof, each request for disbursement from the Replacement Reserve Account shall be made only after completion of the Replacement for which disbursement is requested.  Borrower shall provide Lender evidence of completion of the subject Replacement satisfactory to Lender in its reasonable judgment.

(d)                                 Borrower and/or Maryland Owner shall pay all invoices in connection with the Replacements with respect to which a disbursement is requested prior to submitting such request for disbursement from the Replacement Reserve Account or, at the request of Borrower and/or Maryland Owner, Lender will issue checks, payable to Borrower and/or Maryland Owner and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement.  In the case of payments made by joint check, Lender may require a waiver of lien from each Person receiving payment prior to Lender’s disbursement from the Replacement Reserve Account.  Any lien waiver delivered hereunder shall conform in all material respects to the Legal Requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the applicable Individual Property by such contractor, supplier, subcontractor, mechanic,  materialman or other party through the date covered by the current reimbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic, materialman or other party is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).  In addition, as a condition to any disbursement, Lender may require Borrower and/or Maryland Owner to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than Two Hundred Thousand and No/100 Dollars ($200,000.00) for completion of its work or delivery of its materials.

(e)                                  If (i) the cost of a Replacement exceeds Two Hundred Thousand and No/100 Dollars ($200,000.00), (ii) the contractor performing such Replacement requires periodic payments pursuant to terms of a written contract, and (iii) Lender has approved in writing in advance such periodic payments, a request for reimbursement from the Replacement Reserve Account may be made after completion of a portion of the work under such contract, provided that (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the applicable Individual Property and are properly secured or have been installed in such Individual Property, (C) all other conditions in this Section 16.3 for disbursement have been satisfied, (D) funds remaining in the Replacement Reserve Account are, in Lender’s good faith reasonable judgment, sufficient to complete such

Replacement and other Replacements then committed for when required, and (E) if required by Lender, each contractor or subcontractor receiving payments under such contract in excess of Two Hundred Thousand and No/100 Dollars ($200,000.00) shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

(f)                                   Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than Twenty-Five Thousand and No/100 Dollars ($25,000.00).  Any amounts remaining in the Replacement Reserve Account after the Indebtedness has been repaid in full shall be promptly returned to Borrower and/or Maryland Owner or its designee.

16.3.3              Performance of Replacements.

(a)                                 Borrower and/or Maryland Owner shall make Replacements when required in order to keep each Individual Property in condition and repair consistent with other first class, retail properties, as applicable, in the same market segment in the metropolitan area in which the respective Individual Property is located, and to keep each Individual Property or any portion thereof from deteriorating.  Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(b)                                 All contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements shall be on market terms for the area in which the applicable Individual Property is located.

(c)                                  During the continuance of an Event of Default, Lender shall have the option to withhold disbursement for such unsatisfactory Replacement and to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Amount toward the labor and materials necessary to complete such Replacement, without providing any prior notice to Borrower, and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(d)                                 In order to facilitate Lender’s completion or making of such Replacements during the continuance of an Event of Default pursuant to Section 16.3.3(c) above, Borrower grants Lender (after prior written notice to Borrower and/or Maryland Owner and subject to the rights of tenants and ground lessors) the right to enter onto any Individual Property and perform any and all work and labor necessary to complete or make such Replacements and/or employ watchmen to protect such Individual Property from damage.  All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and/or Maryland Owner and secured by the Security Instruments.  For this purpose, during the continuance of an Event of Default Borrower and Maryland Owner each constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake such Replacements in the name of Borrower and/or Maryland Owner.  Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.  Borrower and Maryland Owner each empower said attorney-in-fact as follows during the continuance of an Event of Default:  (i) to use any funds in the

Replacement Reserve Account for the purpose of making or completing such Replacements; (ii) to make such additions, changes and corrections to such Replacements as shall be necessary or desirable to complete such Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against any Individual Property, or as may be necessary or desirable for the completion of such Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower and/or Maryland Owner which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with any Individual Property or the rehabilitation and repair of any Individual Property; and (vii) to do any and every act which Borrower and/or Maryland Owner might do in its own behalf to fulfill the terms of this Agreement.

(e)                                  Nothing in this Section 16.3.3 shall:  (i) make Lender responsible for making or completing any Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Amount to make or complete any Replacement; (iii) obligate Lender to proceed with any Replacements; or (iv) obligate Lender to demand from Borrower and/or Maryland Owner additional sums to make or complete any Replacement.

(f)                                   Borrower and Maryland Owner shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 16.3.3 to enter onto each Individual Property during normal business hours (subject to reasonable prior written notice to Borrower and/or Maryland Owner and subject to the rights of tenants and ground lessors) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at each Individual Property, and to complete any Replacements made pursuant to Section 16.3.3(d).  Borrower and Maryland Owner shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 16.3.3(f) or the completion of Replacements pursuant to Section 16.3.3(d).

(g)                                  Lender may require an inspection of the Individual Property at Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Account in excess of Two Million and No/100 Dollars ($2,000,000.00) at any Individual Property in order to verify completion of the Replacements for which reimbursement is sought.  Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender.  Borrower and/or Maryland Owner shall pay the reasonable out-of-pocket expense of all third-party professionals in connection with the inspection as required under this Section 16.3.3(g).

(h)                                 The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens other than Permitted Encumbrances.

(i)                                     Before each disbursement from the Replacement Reserve Account in excess of Two Million and No/100 Dollars ($2,000,000.00), Lender may require Borrower and/or Maryland Owner to provide Lender with a search of title to the applicable Individual Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s liens or other liens of any nature have been placed against the applicable Individual Property since the date of recordation of the related Security Instrument and that title to such Individual Property is free and clear of all Liens (other than the lien of the related Security Instrument, any other Liens previously approved in writing by Lender, if any, and Permitted Encumbrances).

(j)                                    All Replacements shall comply in all material respects with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the applicable Individual Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

16.3.4              Balance in the Replacement Reserve Account.  The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower and/or Maryland Owner from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 16.4                             Ground Lease Reserve Fund.

16.4.1              Deposits to Ground Lease Fund.  Borrower and Maryland Owner shall deposit with Lender (to be held in the Ground Lease Reserve Account) on each Payment Date one-twelfth (1/12) of the Ground Rent that Lender estimates in its good faith reasonable judgment will be payable by Ground Tenant as tenant under the Ground Lease during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Ground Rent at least thirty (30) days prior to the respective due dates (the “Monthly Ground Lease Reserve Amount”).  In addition, on the Closing Date, Borrower and Maryland Owner shall deposit with Lender an amount equal to any Ground Rent payable and outstanding under the Ground Lease within thirty (30) days of the first Payment Date.  Amounts so deposited shall herein be referred to as Borrower’s “Ground Lease Reserve Amount”.

16.4.2              Release of Ground Lease Reserve Funds.  Lender shall have the right to apply amounts in the Ground Lease Reserve Account to the payment of the Ground Rent.  In making any payment relating to the Ground Rent, Lender may do so according to any bill, statement or estimate procured from the Ground Lessor under each Ground Lease, without inquiry into the accuracy of such bill, statement or estimate.  If the Ground Lease Reserve Amount shall exceed the amounts due for the Ground Rent under the Ground Lease for the immediately succeeding twelve (12) months as determined by Lender, Lender shall promptly return any excess to Borrower and Maryland Owner.  If at any time Lender reasonably in its good faith judgment determines that the Ground Lease Account is not or will not be sufficient to pay the Ground Rent by the dates set forth above, Lender shall notify Borrower or Maryland Owner, as applicable, of such determination and Borrower and Maryland Owner shall increase the Monthly Ground Lease Reserve Amount by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Ground Rent.  Any amounts remaining in the Ground Lease Reserve Account after the Indebtedness has been repaid in full shall be promptly returned to Borrower and/or Maryland Owner or its designee.

Section 16.5                             Intentionally Omitted.

Section 16.6                             Reserve Accounts, Generally.  Borrower and Maryland Owner grant to Lender a first-priority perfected security interest in each of the Reserve Accounts and any and all monies now or hereafter deposited in each Reserve Account as additional security for payment of the Indebtedness.  Until expended or applied in accordance herewith, the Reserve Accounts shall constitute additional security for the Indebtedness.  Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Accounts to the payment of the Indebtedness in any order in its sole discretion.  The Reserve Accounts shall not constitute trust funds and may be commingled with other monies held by Lender.  The Reserve Accounts shall be Eligible Accounts and held in Permitted Investments in accordance with the terms and provisions of this Agreement and the Cash Management Agreement.  All interest on the funds in a Reserve Account shall be added to and become a part thereof.  Borrower and Maryland Owner shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on funds in the Reserve Accounts.  Neither Borrower nor Maryland Owner shall, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements to be filed with respect thereto, except, in each case, for those permitted, created or filed pursuant to the terms of the Loan Documents.  Lender shall not be liable for any loss sustained on the investment of any funds in the Reserve Accounts.  Borrower and Maryland Owner shall indemnify Lender and hold Lender harmless from and against any Losses arising from or in any way connected with the Reserve Accounts or the performance of the obligations for which the Reserve Accounts were established, except to the extent such Loss resulted from Lenders or its Affiliate’s, agent’s, employee’s or bailee’s fraud, gross negligence, bad faith or reckless or willful misconduct.  Borrower and Maryland Owner shall assign to Lender all rights and claims Borrower and/or Maryland Owner may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

Section 16.7                             Guaranty of Reserve Accounts.  Except in connection with any required deposits into the Excess Cash Flow Reserve Account, in lieu and in satisfaction of Borrower’s and/or Maryland Owner’s obligation of making all or any portion of the required payments to the Reserve Accounts required under Section 16.1, Section 16.2, Section 16.3, Section 16.4, Section 16.10 and Section 16.11 or in lieu of and in exchange for the Letter of Credit, Borrower and/or Maryland Owner may deliver to Lender a Reserve Guaranty.  Notwithstanding the foregoing, from and after the occurrence and during the continuance of a Guarantor Rating Period (a) with respect to all Reserve Accounts other than the Required Remediation Reserve Account, Borrower shall either (i) promptly deposit cash into the Reserve Accounts as otherwise provided in this Article XVI in an amount equal to the amount that would have been on deposit in the Reserve Account as of such date had Borrower and/or Maryland Owner, as required, been funding such Reserve Accounts in accordance with the terms of this Agreement, absent the delivery of the Reserve Guaranty, taking into account the applicable terms of this Agreement, including, without limitation, (A) the amounts that would have been withdrawn therefrom periodically for the payment of costs or expenses to be paid out of such

Reserve Accounts, (B) the fifth (5th) sentence of Section 16.2.1 (regarding blanket insurance policies) and (C) the maximum amount prescribed by Section 16.3.1 or (ii) promptly deliver to Lender a Letter of Credit in lieu of such cash deposits set forth in clause (i), which Letter of Credit shall satisfy the requirements of Section 16.8 and (b) with regard to the Required Remediation Reserve Account, an amount, if any, equal to the Required Remediation Amount less the amounts that would have been withdrawn therefrom periodically for the payment of costs or expenses in connection with the Required Remediation completed by Borrower and/or Maryland Owner prior to the date of such Guarantor Rating Period (the “Required Remediation Deposit Amount”) shall be deposited into the Required Remediation Account pursuant to and in accordance with Section 3.1(a) of the Cash Management Agreement.

Section 16.8                             Letters of Credit.

16.8.1              Delivery of Letters of Credit.

(a)                                 In lieu of making all or any portion of the required payments to the Reserve Accounts, Borrower and/or Maryland Owner may deliver to Lender in addition to the Reserve Guaranty or cash deposits, a Letter of Credit with respect to all or any portion of the amount due under the Reserve Guaranty or Section 16.1, Section 16.2, Section 16.3, Section 16.4, Section 16.10 and Section 16.11, in accordance with the provisions of this Section 16.8.  Additionally, Borrower and/or Maryland Owner may deliver to Lender a Letter of Credit in accordance with the provisions of this Section 16.8 in exchange for the return to Borrower and/or Maryland Owner of all or any portion of deposits previously made to the Reserve Accounts or the Reserve Guaranty.  Upon such delivery of such Letter of Credit in accordance with the provisions of this Section 16.8, Lender shall promptly return to Borrower and/or Maryland Owner such deposits previously made which are not covered by the Letter of Credit and/or the Reserve Guaranty.  The aggregate amount of any Reserve Guaranty, Letter of Credit and/or cash on deposit with respect to the Reserve Accounts shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit in such Reserve Accounts pursuant to this Agreement.

(b)                                 Borrower and Maryland Owner shall give Lender no less than thirty (30) days’ notice of Borrower’s and/or Maryland Owner’s election to deliver a Letter of Credit, and Borrower and Maryland Owner shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith (but not any servicer’s, special servicer’s or trustee’s fees).  Neither Borrower nor Maryland Owner shall be entitled to draw upon any such Letter of Credit.  Upon ten (10) day’s notice to Lender, Borrower and/or Maryland Owner may replace a Letter of Credit with a cash deposit to any of the Reserve Accounts.  Prior to the return of a Letter of Credit otherwise required to be maintained hereunder, Borrower and/or Maryland Owner shall (i) deposit an amount equal to the amount that would have been on deposit in the applicable Reserve Account(a) as of such date had Borrower and/or Maryland Owner, as required, been funding such Reserve Accounts in accordance with the terms of this Agreement, absent the delivery of the Letter of Credit, taking into account the applicable terms of this Agreement, including, without limitation, (i) the amounts that would have been withdrawn therefrom for the payment of costs or expenses to be paid out of such Reserve Accounts, (ii) the fifth (5th) sentence of Section 16.2.1 (regarding blanket insurance policies) and (iii) the maximum amount prescribed by Section 16.3.1 or (ii) provide a Reserve Guaranty in respect of such amount to the extent permitted hereunder.

16.8.2              Security for Indebtedness.  Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Indebtedness.  Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw upon any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Indebtedness in such order, proportion or priority as Lender may determine.  Any such application to the principal amount of the Indebtedness shall be subject to the Yield Maintenance Premium in accordance with and subject to Section 2.3.3.

16.8.3              Additional Rights of Lender.  In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional right to draw upon any Letter of Credit in full:  (a) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (b) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (c) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (d) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Approved Bank and a substitute Letter of Credit is not provided at least fifteen (15) days from the date Lender receives such notice.  Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw upon any Letter of Credit upon the happening of an event specified in clauses (a) or (b) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn upon the Letter of Credit.

16.8.4              Limitations on Guarantees and Letters of Credit.  The parties have agreed that the Guaranteed Obligations, together with any Letter of Credit delivered pursuant to Section 16.8, shall not exceed ten percent (10%) of the outstanding principal balance of the Loan.  Accordingly, in the event that at any time the Guaranteed Obligations then outstanding together with any such Letter of Credit delivered pursuant to Section 16.8 exceeds ten percent (10%) of the outstanding principal balance of the Loan (such excess amount, the “Guaranty Excess”), Borrower shall, within ten (10) Business Days, promptly deposit cash into the Reserve Accounts as otherwise provided in this Article XVI in the amount of the Guaranty Excess and the Letter of Credit, the Reserve Guaranty and/or the Alteration Deficiency Guaranty shall be correspondingly reduced.  Any calculations made by Lender with respect to calculations of any amount required to be deposited by Borrower in the applicable Reserve Accounts and/or the Guaranty Excess shall be made in Lender’s reasonable good faith determination.  Lender shall return all or such portion of the Guaranty Excess to the extent the Guaranteed Obligations, together with any Letter of Credit delivered under Section 16.8, are subsequently reduced to an amount that is less than ten percent (10%) of the outstanding principal balance of the Loan; provided that a new Letter of Credit, Alteration Deficiency Guaranty or Reserve Guaranty, as applicable, is delivered in exchange.

Section 16.9                             Excess Cash Flow Reserve Account.

16.9.1              During the continuance of a Cash Sweep Period, all Excess Cash Flow distributed to Lender pursuant to the Cash Management Agreement shall be deposited and held by Lender in the Excess Cash Flow Reserve Account.  Amounts so deposited shall herein be referred to as Borrower’s “Excess Cash Flow Reserve Amount”, and unless expended or applied in accordance herewith, shall constitute additional security for the Indebtedness.  Upon the earlier of (a) the occurrence of a Cash Sweep Event Cure and (b) the payment in full of the Indebtedness in accordance with the terms and provisions of the Loan Documents, the Excess Cash Flow Reserve Amount shall be promptly paid by Lender to Borrower and/or Maryland Owner, free and clear of the Lien of the Security Instrument or any other Loan Documents, and shall then be distributable by Borrower and/or Maryland Owner.

Section 16.10                      TI and Leasing Reserve Account.

(a)                                 Borrower and Maryland Owner shall deposit with Lender on the date hereof the amount of Three Million Two Hundred Thousand Ten and No/100 Dollars ($3,210,000.00) (the “TI and Leasing Reserve Amount”) to be held in the TI and Leasing Reserve Account, which amount shall be deposited with and held by Lender for tenant improvement and leasing commission obligations to be incurred prior to the date hereof with respect to certain Leases, all of which are specified on Schedule 16.10.  Provided that no Event of Default shall have occurred and be continuing, Lender shall make disbursements from the TI and Leasing Reserve Account (to the extent of funds on deposit therein) to Borrower and/or Maryland Owner to pay for or reimburse Borrower and/or Maryland Owner for the items specified on Schedule 16.10 (collectively, “TI and Leasing Costs”).

(b)                                 As between Lender and Borrower, Borrower shall be obligated to fund directly to such Tenants or third parties, as the case may be, all TI and Leasing Costs as required by a Lease.

Section 16.11                      Required Remediation Funds.

16.11.1       Deposits.  Borrower and Maryland Owner shall deposit with Lender on the date hereof the amount of One Million Three Hundred Thirty Three Thousand One Hundred Twenty Five and No/100 Dollars ($1,333,125.00) (the “Required Remediation Amount”) to be held in the Required Remediation Reserve Account, which amount shall be deposited with and held by Lender to perform the Required Remediation for each Individual Property indentified on Schedule 16.11.1 hereto.  Each of Borrower and Maryland Owner shall perform the monitoring and remediation at each applicable Individual Property as more particularly set forth on Schedule 16.11.1 hereto (such repairs herein referred to as “Required Remediation”) in a good workmanlike and prompt and expeditious manner, and shall diligently and continuously prosecute same to completion.  The amounts set forth on Schedule 16.11.1 include an additional twenty five percent (25%) of the cost of the work to secure Lender against cost overruns; such twenty five percent (25%) will be released to Borrower (to the extent not previously released) when the Required Remediation at an Individual Property has been substantially completed.

16.11.2       Release of Required Remediation Funds.  Lender shall disburse to Borrower and Maryland Owner funds from the Required Remediation Reserve Account from time to time upon satisfaction by Borrower and Maryland Owner of each of the following conditions:  (a) Borrower and Maryland Owner shall submit a written request for payment to Lender at least ten (10) days prior to the date on which Borrower or Maryland Owner requests such payment be made and specifies the Required Remediation to be paid for, (b)  on the date such payment is to be made, no Event of Default shall exist and remain uncured, in connection with the final disbursement (c) Lender shall have received an Officer’s Certificate (i) stating that all Required Remediation at the applicable Individual Property to be funded by the requested disbursement have been performed in good and workmanlike manner and in accordance with all Legal Requirements in all material respects, such certificate to be accompanied by a copy of any license, permit or other approval (if any) by any Governmental Authority required to commence and/or complete the Required Remediation, (ii) identifying each Person that supplied materials or labor in connection with the Required Remediation performed at such Individual Property to be funded by the requested disbursement under a contract in excess of One Million and No/100 Dollars ($1,000,000.00), and (iii) stating that each Person who has supplied materials or labor in connection with the Required Remediation to be funded by the requested disbursement has been paid to date in full or will be paid to date in full upon such disbursement, such Officer’s Certificate to be accompanied by lien waivers or other evidence of payment reasonably satisfactory to Lender, (d) at Lender’s option in connection with the final disbursement, Lender shall have received a title search for such Individual Property indicating that such Individual Property is free from all liens, claims and other encumbrances not previously approved by Lender other than Permitted Encumbrances, and (e) Lender shall have received such other evidence as Lender shall reasonably request that the Required Remediation at such Individual Property to be funded by the requested disbursement have been performed and are paid for or will be paid upon such disbursement to Borrower or Maryland Owner.  Lender shall not be required to make disbursements from the Required Remediation Account with respect to the Properties more than once each calendar month and such disbursement shall be made only upon satisfaction in all material respects of each condition contained in this Section 16.11.2.  Any amounts remaining in the Required Remediation Reserve Account after the Indebtedness has been repaid in full shall be promptly returned to Borrower and/or Maryland Owner or its designee.

ARTICLE XVII

DEFAULTS

Section 17.1                             Event of Default.

(a)                                 Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(1)                                 if (A) the Indebtedness is not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest and/or principal due under the Note is not paid in full on the applicable Payment Date, (C) any prepayment of principal due under this Agreement or the Note is not paid when due, (D) any amounts paid to Borrower and/or Maryland Owner and not deposited to the Lockbox Account where such failure continues for two (2) Business Days following notice from Lender that such deposit has not been made, or (E) except as to any amount included in (A), (B), (C) and/or (D) of this sub-paragraph (1), any other amount payable pursuant to this Agreement, the Note or any other Loan Document is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower;

(2)                                 subject to Borrower’s and/or Maryland Owner’s right to contest as set forth in Section 7.3, if any of the Impositions or Other Charges are not paid prior to the imposition of any interest, penalty, charge or expense for the non-payment thereof (except to the extent Lender is obligated to disburse funds from the Tax Reserve Account to pay for such Impositions or Other Charges under this Agreement, Lender has sufficient funds in such Tax Reserve Account to make such payment and Lender fails to make such payment);

(3)                                 if the insurance policies required by Section 6.1 are not kept in full force and effect (except to the extent Lender is obligated to disburse funds from the Insurance Reserve Account to pay for such insurance policies under this Agreement, Lender has sufficient funds in such Insurance Reserve Account to make such payment and Lender fails to make such payment), or if certified copies of any of such insurance policies (or other evidence of required insurance hereunder reasonably satisfactory to Lender) are not delivered to Lender on or before the date the same are to be delivered hereunder, and, in each case, such failure continues for ten (10) days after notice thereof;

(4)                                 if, except as permitted pursuant to Article VIII or any other provision of a Loan Document, (A) any Transfer of any direct or indirect legal, beneficial or equitable interest in all or any portion of the Properties (or any portion of any Individual Property) occurs, (B) any Transfer of any direct or indirect legal, beneficial or equitable interest in Borrower and/or Maryland Owner occurs, (C) any Lien on all or any portion of the Properties (or any portion of any Individual Property) occurs other than a Permitted Encumbrance, (D) any pledge, hypothecation, creation of a security interest in or other encumbrance of any direct or indirect legal, beneficial or equitable interests in Borrower and/or Maryland Owner occurs other than a Permitted Encumbrance, or (E) the filing of a declaration of condominium with respect to any Individual Property occurs;

(5)                                 if any representation or warranty made by Borrower and/or Maryland Owner herein or by Borrower, Maryland Owner Guarantor or any Affiliate of Borrower and/or Maryland Owner in any other Loan Document, or in any report, financial statement or other instrument, agreement or document furnished to Lender pursuant hereto, shall have been false or misleading in any material respect as of the date the representation or warranty was made and such misrepresentation shall have a Material Adverse Effect, provided, however, with respect to any such breach which is not the subject of any other subsection of this Section 17.1(a) and which is capable of being cured, Borrower and/or Maryland Owner fails to remedy such condition within ten (10) days following notice to Borrower and Maryland Owner from Lender, in the case of any such breach which can be cured by the payment of a sum of money, or within thirty (30) days following notice from Lender in the case of any other such breach; provided, however, that if such non-monetary breach is susceptible of cure but cannot reasonably be cured within such thirty (30)-day period and provided further that Borrower and/or Maryland Owner shall have commenced to cure such breach within such thirty (30)-day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30)-day period shall be extended for such time as is reasonably necessary for Borrower and Maryland Owner in the exercise of due diligence to cure such breach, such additional period not to exceed sixty (60) days plus time permitted for Excusable Delays;

(6)                                 if Borrower, Maryland Owner or Guarantor shall make a general assignment for the benefit of creditors;

(7)                                 if a receiver, liquidator or trustee shall be appointed for Borrower, Maryland Owner or Guarantor or if Borrower, Maryland Owner or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Maryland Owner or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Maryland Owner or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Maryland Owner or Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(8)                                 if Borrower, Maryland Owner or Guarantor, as applicable, attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(9)                                 with respect to any term, covenant or provision set forth herein (other than the other subsections of this Section 17.1) which specifically contains a notice requirement or grace period and provides that failure to comply on or before the expiration of such period shall be an Event of Default hereunder, if Borrower, Maryland Owner or Guarantor shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(10)                          if any of the assumptions contained in the Non-Consolidation Opinion or, in any Additional Non-Consolidation Opinion, is or shall become untrue in any material respect unless such matter is cured in a timely manner and which would not cause an impairment, or negative or adverse change in the Non-Consolidation Opinion so delivered;

(11)                          if Borrower and/or Maryland Owner shall fail to comply with any covenants set forth in Section 5.2.10 and such failure to so comply continues without cure for ten (10) days after Lender delivers written notice thereof to Borrower;

(12)                          if Borrower and/or Maryland Owner shall fail to comply with any covenants set forth in Section 11.2 with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower, subject to Excusable Delay;

(13)                          if Borrower and/or Maryland Owner shall fail to comply with any covenants set forth in Section 5.1.26 and such failure materially and adversely affects the value of the Loan or the interest of the Lender in the Loan;

(14)                          if this Agreement or any other Loan Document or any Lien granted hereunder or thereunder, in whole or in part, shall terminate or shall cease to be effective or shall cease to be a legally valid, binding and enforceable obligation of Borrower, Maryland Owner or Guarantor subject to any exceptions as to enforceability provided in Section 4.1.19, or any Lien securing the Indebtedness shall, in whole or in part, cease to be a perfected first priority Lien, subject to the Permitted Encumbrances (except in any of the foregoing cases in accordance with the terms hereof or under any other Loan Document or by reason of any affirmative act of Lender) and the same has a Material Adverse Effect and is not cured with in fifteen (15) days;

(15)                          the Management Agreement is terminated and a Qualified Manager is not appointed as a replacement manager pursuant to the provisions of Section 5.2.5 within sixty (60) days after such termination;

(16)                          except as expressly permitted pursuant to the Loan Documents, if Borrower, Maryland Owner or any other Person grants any easement, covenant or restriction (other than the Permitted Encumbrances) over any Individual Property;

(17)                          if Borrower and/or Maryland Owner shall default beyond the expiration of any applicable cure period under any existing easement, covenant or restriction which affects any Individual Property, the default of which shall have a Material Adverse Effect;

(18)                          if (A) a breach or default by Ground Tenant under any condition or obligation contained in the Ground Lease is not cured within any applicable cure period provided therein, (B) there occurs any event or condition that gives the Ground Lessor under the Ground Lease a right to terminate or cancel the Ground Lease, (C) the Ground Lease Property shall be surrendered or the Ground Lease shall be terminated or cancelled for any reason or under any circumstances whatsoever, or (D) any of the terms, covenants or conditions of the Ground Lease shall be modified, changed, supplemented, altered, or amended in a manner resulting in or causing any Individual Material Adverse Effect to the Ground Tenant, without the prior written consent of Lender; provided, however, that prior to declaring an Event of Default under this clause (18), Lender shall permit Ground Tenant to release the Ground Lease Property creating such default situation within sixty (60) days upon payment of the applicable Release Price and satisfaction of the other conditions set forth in Section 2.4 hereof;

(19)                          if a breach or default by any Individual Borrower or Maryland Owner under any condition or obligation contained in any REOA is not cured within any applicable cure period provided therein and such default has a Material Adverse Effect; and

(20)                          if Borrower, Maryland Owner or Guarantor shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or of any Loan Document not specified in sub-paragraphs (1) to (19) above, for thirty (30) days after notice from Lender; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided, further, that Borrower, Maryland Owner or Guarantor shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower and Maryland Owner in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred twenty (120) days, subject to Excusable Delay.  Notwithstanding the foregoing sentence, the cure period provided hereunder may be extended for one additional one hundred twenty (120) day period if and only if (A) such default involves breach of a covenant (as distinct from a representation) and cure of such default would require physical construction or remedial work, and (B) such cure cannot with diligence be completed within the initial one hundred twenty (120) (but can with diligence be completed within an additional one hundred twenty (120) day period).  Borrower and/or Maryland Owner shall provide Lender with an additional written report and evidence of the progress of Borrower’s and/or Maryland Owner ‘s cure efforts sixty (60) days after the commencement of such additional one hundred twenty (120) day cure period.

(b)                                 Unless waived in writing by Lender, upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in paragraphs (a)(6) or (7) above), Lender may, without notice or demand, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action as Lender deems advisable to protect and enforce its rights against Borrower, Maryland Owner and in each Individual Property, including, without limitation, (i) declaring immediately due and payable the entire Principal Amount together with interest thereon and all other sums due by Borrower under the Loan Documents, (ii) collecting interest on the Principal Amount at the Default Rate whether or not Lender elects to accelerate the Note and (ii) enforcing or availing itself of any or all rights or remedies set forth in the Loan Documents against Borrower, Maryland Owner and each Individual Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in paragraph (a)(6) or (a)(7) above, the Indebtedness and all other obligations of Borrower and/or Maryland Owner hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower and Maryland Owner hereby expressly waive any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.  The foregoing provisions shall not be construed as a waiver by Lender of its right to pursue any other remedies available to it under this Agreement, the Security Instrument or any other Loan Document.  Any payment hereunder may be enforced and recovered in whole or in part at such time by one or more of the remedies provided to Lender in the Loan Documents.

Section 17.2                             Remedies.

(a)                                 Unless waived in writing by Lender, upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower and/or Maryland Owner under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower and/or Maryland Owner or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to any Individual Property.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.  Without limiting the generality of the foregoing, Borrower and Maryland Owner agree that if an Event of Default is continuing (i) Lender shall not be subject to any one action or election of remedies law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and/or any Individual Property and the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Indebtedness or the Indebtedness has been paid in full.

(b)                                 Upon the occurrence and during the continuance of an Event of Default, with respect to funds on deposit in the Lockbox Account or the Cash Management Account, Lender may, in Lender’s sole discretion:

(i)                                     without notice to Borrower, except as required by law, and at any time or from time to time, charge, set off and otherwise apply all or any part of such funds against the Obligations, Operating Expenses and/or Capital Expenditures for the Properties or any part of any thereof;

(ii)                                  at any time and from time to time, exercise any and all rights and remedies available to it under this Agreement, and/or as a secured party under the UCC;

(iii)                               demand, collect, take possession of or receipt for, settle, compromise, adjust, sue for, foreclose or realize upon such funds (or any portion thereof); and

(iv)                              take all other actions provided in, or contemplated by, this Agreement.

(c)                                  With respect to Borrower and Maryland Owner, the funds on deposit in the Lockbox Account and the Cash Management Account and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Indebtedness, and Lender may seek satisfaction out of any Individual Property or any part thereof, in its absolute discretion in respect of the Indebtedness.  In addition, Lender shall have the right from time to time to partially foreclose this Agreement and the Security Instrument in any manner and for any amounts secured by this Agreement or the Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances:  (i) in the event Borrower defaults beyond any applicable cure or grace period in the payment of one or more scheduled payments of principal or interest, Lender may foreclose this Agreement and the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose this Agreement and the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by this Agreement or the Security Instrument as Lender may elect.  Notwithstanding one or more partial foreclosures, each Individual Property shall remain subject to this Agreement and the Security Instrument to secure payment of sums secured by this Agreement and the Security Instrument and not previously recovered.

Section 17.3                             Remedies Cumulative; Waivers.  The rights, powers and remedies of Lender under this Agreement and the Security Instrument shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower and/or Maryland Owner pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to Borrower or Guarantor shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower, Maryland Owner or Guarantor or to impair any remedy, right or power consequent thereon.

Section 17.4                             Costs of Collection.  In the event that after an Event of Default and during the continuance thereof:  (a) the Note or any of the Loan Documents is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; (b) an attorney is retained to represent Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under the Note or any of the Loan Documents or (c) an attorney is retained to protect or enforce the lien or any of the terms of this Agreement, the Security Instrument or any of the Loan Documents, then, in any such instance, Borrower and Maryland Owner shall pay to Lender all reasonable attorneys’ fees, costs and expenses actually incurred in connection therewith, including costs of appeal, together with interest on any judgment obtained by Lender at the Default Rate.

ARTICLE XVIII

SPECIAL PROVISIONS

Section 18.1                             Exculpation.

18.1.1              Exculpated Parties.  No personal liability shall be asserted, sought or obtained by Lender or enforceable against (a) Borrower (except as set forth in this Section 18.1), (b) Maryland Owner, (c) Guarantor (except as set forth in the Guaranty and sub-paragraph (5) below), (d) Manager, (e) any Affiliate of Borrower, (f) any Person owning, directly or indirectly, any legal or beneficial interest in Borrower, Maryland Owner, Guarantor or Manager and/or Maryland Owner, Guarantor, Manager or any Affiliate of Borrower or Maryland Owner, or Manager or (g) any direct or indirect partner, member, principal, officer, Controlling Person, beneficiary, trustee, advisor, shareholder, employee, agent, Affiliate or director of any Persons described in paragraphs (a) through (g) above (collectively, the “Exculpated Parties”) and none of the Exculpated Parties shall have any personal liability (whether by suit deficiency judgment or otherwise) in respect of the Obligations, this Agreement, the Security Instrument, the Note, the Properties or any other Loan Document or otherwise in connection with the Loan, or the making, issuance or transfer thereof, all such liability, if any, being expressly waived by Lender.  The foregoing limitation shall not in any way limit or affect Lender’s right to any of the following and Lender shall not be deemed to have waived any of the following:

(1)                                 Any right of Lender to foreclose the lien of this Agreement and the Security Instrument in accordance with the terms and provisions set forth herein and in the Security Instrument;

(2)                                 Any right of Lender to take any other action against any other security at any time given to secure the payment of the Note and the other Obligations;

(3)                                 Any right of Lender to exercise any other remedy set forth in this Agreement or in any other Loan Document which is not inconsistent with the terms of this Section 18.1;

(4)                                 Any right which Lender may have under Section 506(a), Section 506(b), Section 1111(b) or any other provisions of the Bankruptcy Code to file a claim against Borrower for the full amount of the Indebtedness secured by this Agreement and the Security Instrument or to require that all collateral shall continue to secure all of the Indebtedness owing to Lender in accordance with the Loan Documents; or

(5)                                 The liability of any given Exculpated Party with respect to any separate written guaranty or agreement given by any such Exculpated Party in connection with the Loan (including, without limitation, the Guaranty).

18.1.2              Carveouts from Non-Recourse Limitations.  Notwithstanding the foregoing or anything in this Agreement or any of the Loan Documents to the contrary, there shall at no time be any limitation on Borrower’s and/or Maryland Owner’s liability for the payment, in accordance with the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents, to Lender of:

(a)                                 all Losses incurred by or on behalf of Lender by reason of the fraudulent acts of (1) Borrower, (2) Guarantor, (3) Maryland Owner, or (4) any Affiliate of Borrower in connection with the Loan;

(b)                                 all Losses incurred by or on behalf of Lender by reason of the willful misconduct of (1) Borrower, (2) Maryland Owner or (3) Guarantor in connection with the Loan;

(c)                                  Proceeds which Borrower, Maryland Owner or any Affiliate of Borrower or Maryland Owner has received and intentionally misapplied (it being agreed that neither Borrower nor Maryland Owner shall be deemed to have misapplied Proceeds unless same are received by Borrower and/or Maryland Owner and not paid to Lender, in a circumstance in which Lender is expressly entitled to receive same from Borrower and/or Maryland Owner pursuant to the terms of this Agreement or any of the Loan Documents to be applied toward payment of the Indebtedness, or used for the repair or replacement of any Individual Property in accordance with the provisions of this Agreement);

(d)                                 all Losses incurred by Lender and arising from any intentional misrepresentation of (1) Borrower, (2) Guarantor, (3) Maryland Owner, or (4) any Affiliate of Borrower under the Loan Documents;

(e)                                  any misappropriation of Rents or security deposits (including the proceeds of any Letters of Credit held by Manager, Borrower, Maryland Owner or any Affiliate of Borrower or Maryland Owner in lieu of such security deposits) by Manager, Borrower, Maryland Owner or any Affiliate of Borrower or Maryland Owner;

(f)                                   after the occurrence and during the continuance of an Event of Default, the removal or disposal of any of the Properties in violation of the Loan Documents;

(g)                                  any Rents, issues, profits and/or income collected by Borrower or Maryland Owner or any Affiliate of Borrower or Maryland Owner (other than Rent sent to the Lockbox Account or Cash Management Agreement or paid directly to Lender pursuant to any notice of direction delivered to Tenants of the applicable Individual Property) and not applied to payment of the Obligations or used to pay normal and verifiable Operating Expenses or ordinary and customary capital expenditures not constituting extraordinary expenses of the applicable Individual Property or otherwise applied in a manner permitted under the Loan Documents;

(h)                                 any Losses incurred by or on behalf of Lender by reason of physical damage to any Individual Property from intentional waste committed by Borrower and/or

Maryland Owner or any Affiliate of Borrower or Maryland Owner (provided that this clause (h) shall not include any Losses arising from Borrower’s insufficiency of funds from operations);

(i)                                     any Losses incurred by or on behalf of Lender by reason of a failure of Borrower and/or Maryland Owner to comply with the Single Purpose Entity requirements of this Agreement (other than those set forth in Section 5.1.4(6), Section 5.1.4(9), Section 5.1.4(12) (to the extent the assumptions referenced therein are excluded from this clause (i)) and Section 5.1.4(28)(D), and Sections 4.1.29(e) through (l), that constitutes a Material Adverse Effect, such that either (A) the failure was considered by a court as a factor in the court’s finding for a consolidation of the assets of Borrower with the assets of another Person, or (B) as a result thereof, Lender suffers any losses (including reasonable attorneys’ fees and disbursement s, whether or not litigation has commenced); provided that solely with respect to this clause (i), liens for Impositions and other charges, mechanics, materialmen’s and supplier’s liens, judgments liens and other non-consensual liens and Debt for the deferred purchase price of property or services in connection with the operation, maintenance, leasing or ownership of the Properties shall not constitute Debt for purposes of the definition of “Debt” as and when used in Section 5.1.4 if and to the extent Borrower does not have sufficient funds from operations to pay the same;

(j)                                    any Losses incurred by or on behalf of Lender by reason of the occurrence of any of the events specified in clauses (A) through (F) in the next succeeding paragraph of this Section 18.1.2;

(k)                                 any Losses incurred by or on behalf of Lender by reason of Borrower’s and/or Maryland Owner’s failure to comply with any of the provisions of Section 8.4, provided that solely with respect to this clause (k), liens for Impositions and other charges, mechanics, materialmen’s and supplier’s liens, judgments liens and other non-consensual liens and Debt for the deferred purchase price of property or services in connection with the operation, maintenance, leasing or ownership of the Properties shall not constitute Debt for purposes of the definition of “Debt” as and when used in Section 8.4 if and to the extent Borrower does not have sufficient funds from operations to pay the same;

(l)                                     all Losses incurred by Lender and arising from the Liens or purported Liens described on Schedule 18.1.2;  and

(m)                             reasonable attorneys’ fees and expenses incurred by Lender in connection with any successful suit filed on account of any of the foregoing paragraphs (a) through (l) or on account of any of clauses (A) through (F) in the next succeeding paragraph of this Section 18.1.2.

The term “Losses” means any and all losses, damages, costs, expenses, liabilities, claims or other obligations reasonably incurred by Lender (including reasonable attorneys’ fees and costs).  Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (1) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b) or 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Indebtedness or to require that all collateral shall continue to secure all of the Indebtedness owing to Lender in accordance with the Loan Documents, and

(2) the Indebtedness shall be fully recourse to Borrower and Maryland Owner in the event that:  (A) Borrower and/or Maryland Owner fails to comply with any of the provisions of Section 8.1, provided that solely with respect to this paragraph, liens for Impositions and other charges, mechanics, materialmen’s and supplier’s liens, judgments liens and other non-consensual liens and Debt for the deferred purchase price of property or services in connection with the operation, maintenance, leasing or ownership of the Properties (and Transfers resulting therefrom) shall not violate Section 8.1 if and to the extent the same remain unpaid or arise because Borrower does not have sufficient funds from operations to pay the same; (B) Borrower or Maryland Owner files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (C) an Affiliate, officer, trustee, director, or representative which controls, directly or indirectly, Borrower and/or Maryland Owner files, or joins in the filing of, an involuntary petition against Borrower and/or Maryland Owner under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower and/or Maryland Owner from any Person; (D) Borrower and/or Maryland Owner files or joins in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person or colludes to effect any involuntary petition; (E) any Affiliate, officer, trustee, director, or representative which controls Borrower and/or Maryland Owner files or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower and/or Maryland Owner or any portion of any Individual Property (except at the request of Lender); or (F) Borrower and/or Maryland Owner makes a general assignment for the benefit of creditors.

ARTICLE XIX

MISCELLANEOUS

Section 19.1                             Survival.  This Agreement and all covenants, indemnifications, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Indebtedness is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party.  All covenants, promises and agreements in this Agreement, by or on behalf of Borrower and/or Maryland Owner, shall inure to the benefit of the successors and assigns of Lender.  The obligations and liabilities of Borrower and Maryland Owner hereunder and under the other Loan Documents shall be joint and several.

Section 19.2                             Lender’s Discretion.  Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall be (except as is otherwise specifically herein provided) in the sole discretion of Lender and final and conclusive.

Section 19.3                             Governing Law.  (A)  THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER AND MARYLAND OWNER IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND LENDER EACH HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B)                               ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER, BORROWER OR MARYLAND OWNER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER AND LENDER EACH WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER, MARYLAND OWNER AND LENDER EACH HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING, EXCEPT THAT IN CONNECTION WITH ANY FORECLOSURE OR SIMILAR EXERCISE OF REMEDIES AGAINST ANY INDIVIDUAL PROPERTY UNDER THIS AGREEMENT FOR THE ENFORCEMENT OF A SECURITY INSTRUMENT OR AN ASSIGNMENT OF LEASES AND RENTS, SUCH ACTION SHALL, TO THE EXTENT REQUIRED BY APPLICABLE LAW, BE CONDUCTED IN THE COURTS OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED. EACH OF BORROWER AND MARYLAND OWNER DOES HEREBY DESIGNATE AND APPOINT:

The Corporation Trust Company
111 Eighth Avenue
13th Floor
New York, New York  10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH

SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AUTHORIZED AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER AND/OR MARYLAND OWNER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER AND/OR MARYLAND OWNER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  EACH OF BORROWER AND MARYLAND OWNER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 19.4                             Modification, Waiver in Writing.  No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, or consent to any departure therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to or demand on Borrower and/or Maryland Owner shall entitle Borrower and/or Maryland Owner to any other or future notice or demand in the same, similar or other circumstances.

Section 19.5                             Delay Not a Waiver.  Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 19.6                             Notices.  All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery or (c) telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 19.6):

If to Lender:

Vornado Finance II L.P.

c/o Vornado Realty Trust
210 Route 4 East
Paramus, New Jersey 07652
Attention:  Chief Financial Officer
Facsimile No.:  (201) 843-2198

With copies to:

Vornado Realty Trust
888 Seventh Avenue
New York, New York  10019
Attention:  Executive Vice President, Capital Markets
Facsimile No.:  (212) 894-7070

and:

Vornado Realty Trust
888 Seventh Avenue
New York, New York  10019
Attention:  Corporate Counsel
Facsimile No.:  (212) 894-7070

If to Borrower or Maryland Owner:

Hackensack VF L.L.C., as Borrower Agent
c/o Vornado Realty Trust
210 Route 4 East
Paramus, New Jersey 07652
Attention:  Chief Financial Officer
Facsimile No.:  (201) 843-2198

With copies to:

Vornado Realty Trust
888 Seventh Avenue
New York, New York  10019
Attention:  Executive Vice President, Capital Markets
Facsimile No.:  (212) 894-7070

and:

Vornado Realty Trust
888 Seventh Avenue
New York, New York  10019

Attention:  Corporate Counsel
Facsimile No.:  (212) 894-7070

All notices, elections, requests and demands under this Agreement shall be effective and deemed received upon the earliest of (1) the actual receipt of the same by personal delivery or otherwise, (2) one (1) Business Day after being deposited with a nationally recognized overnight courier service as required above, provided, such courier is instructed to deliver the notice within one (1) Business Day, (3) three (3) Business Days after being deposited in the United States mail as required above or (4) on the day sent if sent by facsimile with confirmation on or before 5:00 p.m. New York time on any Business Day or on the next Business Day if so delivered after 5:00 p.m. New York time or on any day other than a Business Day.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as herein required shall be deemed to be receipt of the notice, election, request or demand sent.  Notices on behalf of Lender may be sent by the Servicer and notices on behalf of Lender or Borrower may be sent by their respective counsel.

Upon a transfer of Lender’s interest in this Agreement and the other Loan Documents to Vornado DP LLC Trust 2010, Borrower and Maryland Owner each agree and acknowledge that the address for notices to Lender shall be:

Deutsche Bank National Trust Company
1761 East St. Andrew Place
Santa Ana, California 92705
Attention:  Trust Administration – JP10B2
Facsimile No.:  (714) 247-6478

With copies to:

Wells Fargo Bank, National Association
MAC D110-090, 9th Floor
201 South College Street
Charlotte, North Carolina 28244
Attention.:  Vornado DP LLC Trust 2010 - Asset Manager

Facsimile No.:  (704) 715-0036

and

Wells Fargo Bank, N.A.
Legal Department
45 Fremont, 27th Floor,
San Francisco, CA
Attention:  Legal Support

Facsimile No.:  (415) 975-7819

Section 19.7                            TRIAL BY JURY.  BORROWER, MARYLAND OWNER AND LENDER EACH, AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER IT, HEREBY EXPRESSLY, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR

CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT, THE SECURITY INSTRUMENT, THE NOTE OR ANY OTHER LOAN DOCUMENT, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF, OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, THE SECURITY INSTRUMENT, THE NOTE OR ANY OTHER LOAN DOCUMENT (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND BORROWER, MARYLAND OWNER AND LENDER EACH, HEREBY AGREES AND CONSENTS THAT AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT HERETO TO THE WAIVER OF ANY RIGHT TO TRIAL BY JURY.  BORROWER, MARYLAND OWNER AND LENDER EACH ACKNOWLEDGES THAT IT HAS CONSULTED WITH LEGAL COUNSEL REGARDING THE MEANING OF THIS WAIVER AND ACKNOWLEDGES THAT THIS WAIVER IS AN ESSENTIAL INDUCEMENT FOR THE MAKING OF THE LOAN.  THIS WAIVER SHALL SURVIVE THE REPAYMENT OF THE LOAN.  GUARANTOR IS AN INTENDED BENEFICIARY OF LENDER’S OBLIGATIONS UNDER THIS SECTION 19.7.

Section 19.8                             Headings.  The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 19.9                             Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 19.10                      Preferences.  To the extent Borrower and/or Maryland Owner makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 19.11                      Waiver of Notice.  Neither Borrower nor Maryland Owner shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and/or Maryland Owner and except with respect to matters for which Borrower and/or Maryland Owner is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.  Borrower and Maryland Owner hereby expressly waive the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower and/or Maryland Owner.

Section 19.12                      Expenses; Indemnity.

(a)                                 Except as otherwise set forth herein or in any other Loan Document, Borrower and Maryland Owner covenant and agree to pay or, if Borrower and/or Maryland Owner fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (1) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all Opinions of Counsel (including, without limitation, any opinions required to be delivered on the date hereof or required to be delivered at Borrower’s and/or Maryland Owner’s expense pursuant to this Agreement); (2) Lender’s ongoing performance of and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (3) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters as required herein or under the other Loan Documents; (4) securing Borrower’s and/or Maryland Owner’s compliance with any requests made pursuant to the provisions of this Agreement; (5) the filing and recording fees and expenses, mortgage recording taxes, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (6) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower and/or Maryland Owner, this Agreement, the other Loan Documents, any Individual Property, or any other security given for the Loan; (7) enforcing any obligations of or collecting any payments due from Borrower and/or Maryland Owner under this Agreement, the other Loan Documents or with respect to any Individual Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a work-out or of any insolvency or bankruptcy proceedings; and (8) procuring insurance policies pursuant to Section 6.1; provided, however, that neither Borrower nor Maryland Owner shall be liable for the payment of any such costs and expenses to the extent the same arise (A) by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender, bad faith, recklessness, (B) in any other instance herein or in any other Loan Document that provides that the matter in question is to be “at Lender’s expense” or “at no cost to Borrower and/or Maryland Owner” or words of similar import (C) except for any Securitization, in connection with any assignment, syndication or sale of participations in the loan subsequent to the date hereof or in connection with any dispute, buy-sell or other matters as between one or more Lenders, or between a Lender and one or more Lenders, or (D) in connection with the execution of any note to replace lost, destroyed or mutilated notes.  During the continuance of an Event of Default, any cost and expenses due and payable to Lender may be paid from any amounts in the Cash Management Account.

(b)                                 Subject to the non-recourse provisions of Section 18.1, except to the extent caused by the actual willful misconduct, bad faith, recklessness or gross negligence of the Indemnified Parties, Borrower and Maryland Owner shall protect, indemnify and save harmless Lender, and all officers, trustees, directors, stockholders, members, partners, employees, agents, successors and assigns thereof (collectively, the “Indemnified Parties”) from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including all reasonable attorneys’ fees and expenses actually incurred) imposed upon or incurred by or asserted against the Indemnified Parties or the Properties or any Individual Property or any part of its interest therein, by reason of the occurrence or existence of any of the following (to the extent Proceeds payable on account of the following shall be inadequate; it being understood that in no event will the Indemnified Parties be required to actually pay or incur any costs or expenses as a condition to the effectiveness of the foregoing indemnity) prior to the earliest of:  (1) the acceptance by Lender or its designee of a deed in lieu of foreclosure with respect to any Individual Property, (2) an Indemnified Party or its designee taking possession or control of any Individual Property or (3) the foreclosure of the Security Instrument:  (A) ownership of Borrower’s and/or Maryland Owner’s interest in any Individual Property, or any interest therein, or receipt of any Rents or other sum therefrom, (B) any accident, injury to or death of any persons or loss of or damage to property occurring on or about any Individual Property or any Appurtenances thereto, (C) any design, construction, operation, repair, maintenance, use, non-use or condition of any Individual Property or Appurtenances thereto, including claims or penalties arising from violation of any Legal Requirement or Insurance Requirement, as well as any claim based on any patent or latent defect, whether or not discoverable by Lender, any claim the insurance as to which is inadequate, and any Environmental Claim, (D) any Default under this Agreement or any of the other Loan Documents or any failure on the part of Borrower and/or Maryland Owner to perform or comply with any of the terms of any Lease within the applicable notice or grace periods, (E) any performance of any labor or services or the furnishing of any materials or other property in respect of any Individual Property or any part thereof, (F) any negligence or tortious act or omission on the part of Borrower and/or Maryland Owner or any of its agents, contractors, servants, employees, sublessees, licensees or invitees, (G) any contest referred to in Section 7.3 hereof, (H) any obligation or undertaking relating to the performance or discharge of any of the terms, covenants and conditions of the landlord contained in the Leases, (I) the presence at, in or under any Individual Property or the Improvements of any Hazardous Materials in violation of any Environmental Law or (J) the transactions contemplated in this Agreement with respect to the Reserve Accounts.  Any amounts the Indemnified Parties are legally entitled to receive under this Section which are not paid within fifteen (15) Business Days after written demand therefor by the Indemnified Parties or Lender, setting forth in reasonable detail the amount of such demand and the basis therefor, shall bear interest from the date of demand at the Default Rate, and shall, together with such interest, be part of the Indebtedness and secured by the Security Instrument.  In case any action, suit or proceeding is brought against the Indemnified Parties by reason of any such occurrence, Borrower and/or Maryland Owner shall at Borrower’s and/or Maryland Owner’s expense resist and defend such action, suit or proceeding or will cause the same to be resisted and defended by counsel at Borrower’s and/or Maryland Owner’s reasonable expense for the insurer of the liability or by counsel designated by Borrower and/or Maryland Owner (unless reasonably disapproved by Lender promptly after Lender has been notified of such counsel); provided, however, that nothing herein shall compromise the right of Lender (or any Indemnified Party) to appoint its own counsel at Borrower’s and/or Maryland Owner’s expense for its defense with respect to any action which in its reasonable opinion presents a conflict or potential conflict between Lender, Borrower and Maryland Owner that would make such separate representation advisable; and, provided, further, that if Lender shall have appointed separate counsel pursuant to the foregoing, Borrower and Maryland Owner shall not be responsible for the expense of additional separate counsel of any Indemnified Party unless in the reasonable opinion of Lender a conflict or potential conflict exists between such Indemnified Party and Lender.  So long as Borrower and/or Maryland Owner is resisting and defending such action, suit or proceeding as provided above in a prudent and commercially reasonable manner, Lender and the Indemnified Parties shall not be entitled to settle such action, suit or proceeding without Borrower’s and/or Maryland Owner’s consent which shall not be unreasonably withheld or delayed, and Lender agrees that it will not settle any such action, suit or proceeding without the consent of Borrower and/or Maryland Owner; provided, however, that if Borrower and/or Maryland Owner is not diligently defending such action, suit or proceeding in a prudent and commercially reasonable manner as provided above, and Lender has provided Borrower and/or Maryland Owner with thirty (30) days’ prior written notice, or shorter period if mandated by the requirements of applicable law, and opportunity to correct such determination, Lender may settle such action, suit or proceeding and claim the benefit of this Section 19.12 with respect to settlement of such action, suit or proceeding.  Any Indemnified Party will give Borrower and/or Maryland Owner prompt notice after such Indemnified Party obtains actual knowledge of any potential claim by such Indemnified Party for indemnification hereunder.  The Indemnified Parties shall not settle or compromise any action, proceeding or claim as to which it is indemnified hereunder without notice to Borrower and/or Maryland Owner.

Section 19.13                      Exhibits and Schedules Incorporated.  The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 19.14                      Offsets, Counterclaims and Defenses.  Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower and/or Maryland Owner may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower and/or Maryland Owner in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower and Maryland Owner.

Section 19.15                      Liability of Assignees of Lender.  No assignee of Lender shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any other Loan Document or any amendment or amendments hereto made at any time or times, heretofore or hereafter, any different than the liability of Lender hereunder.  In addition, no assignee shall have at any time or times hereafter any personal liability, directly or indirectly, under or in connection with or secured by any agreement, lease, instrument, encumbrance, claim or right affecting or relating to any Individual Property or to which any Individual Property is now or hereafter subject any different than the liability of Lender hereunder.  The limitation of liability provided in this Section 19.15 is (a) in addition to, and not in limitation of, any limitation of liability applicable to the assignee provided by law or by any other contract, agreement or instrument, and (b) shall not apply to any assignee’s gross negligence or willful misconduct.

Section 19.16                      No Joint Venture or Partnership; No Third Party Beneficiaries.  (a) Borrower, Maryland Owner and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower, Maryland Owner and Lender nor to grant Lender any interest in any Individual Property other than that of mortgagee, beneficiary or lender.

(b)                                 This Agreement and the other Loan Documents are solely for the benefit of Lender, Maryland Owner and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender, Maryland Owner and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 19.17                      Publicity.  All news releases, publicity or advertising by either party hereto or its Affiliates through any media intended to reach the general public (but excluding, for clarity, any filings or news releases necessary or appropriate under applicable laws, including securities laws) which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, or any of its Affiliates shall be subject to the prior consultation between the parties hereto.

Section 19.18                      Waiver of Counterclaim and Other Actions.  Borrower and Maryland Owner hereby expressly and unconditionally waive, in connection with any suit, action or proceeding brought by Lender on this Agreement, the Note, the Security Instrument or any Loan Document, any and every right it may have to (a) interpose any counterclaim therein (other than a counterclaim which can only be asserted in the suit, action or proceeding brought by Lender on this Agreement, the Note, the Security Instrument or any Loan Document and cannot be maintained in a separate action) and (b) have any such suit, action or proceeding consolidated with any other or separate suit, action or proceeding.

Section 19.19                      Conflict; Construction of Documents; Reliance.  In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Borrower and Maryland Owner acknowledge that, with respect to the Loan, Borrower and Maryland Owner shall rely solely on their own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower and/or Maryland Owner, and Borrower and Maryland Owner hereby irrevocably waive the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrower and Maryland Owner acknowledge that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 19.20                      Prior Agreements.  This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents and unless specifically set forth in a writing contemporaneous herewith the terms, conditions and provisions of any and all such prior agreements do not survive execution of this Agreement.

Section 19.21                      Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

Section 19.22                      Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets.  (a)  Borrower and Maryland Owner acknowledge that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately.  Borrower and Maryland Owner agree that the Security Instruments are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Security Instruments shall constitute an Event of Default under each of the other Security Instruments which secure the Note or the Maryland Guaranty Agreement; (ii) an Event of Default under the Note, the Maryland Guaranty Agreement or this Agreement shall constitute an Event of Default under each Security Instrument; (iii) each Security Instrument shall constitute security for the Note or Maryland Guaranty Agreement as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b)                                 To the fullest extent permitted by law, Borrower and Maryland Owner, for themselves and their successors and assigns, waive all rights to a marshalling of the assets of Borrower, Maryland Owner, Borrower’s and/or Maryland Owner’s partners and others with interests in Borrower, Maryland Owner or their respective partners, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Security Instruments, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Indebtedness without any prior or different resort for collection or of the right of Lender to the payment of the

Indebtedness out of the net proceeds of the Properties in preference to every other claimant whatsoever.  In addition, Borrower and Maryland Owner, for themselves and their successors and assigns, waive in the event of foreclosure of any or all of the Security Instruments, any equitable right otherwise available to Borrower and/or Maryland Owner which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower and Maryland Owner do hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 19.23                      Borrower Agent.  Each Individual Borrower and Maryland Owner hereby designates Hackensack VF L.L.C., as Individual Borrower and agent for Borrower (“Borrower Agent”), as the party to give and receive notices on behalf of Borrower and Maryland Owner hereunder, to be the named party in connection with the Lockbox Account, the Cash Management Account and the Rate Cap and to perform all other functions of Borrower Agent contemplated by the Loan Documents, and any notice received by Lender by a Borrower or Maryland Owner other than Borrower Agent shall not constitute effective notice to, or be binding upon Lender hereunder.  Notwithstanding the foregoing, any notice by Lender to one or more Borrowers and/or Maryland Owner other than Borrower Agent shall be deemed to constitute effective notice to all of the Individual Borrowers.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWERS:

NEWINGTON VF L.L.C., a Connecticut limited liability company

WATERBURY VF L.L.C., a Connecticut limited liability company

CHICOPEE HOLDING L.L.C., a
Massachusetts limited liability company

SPRINGFIELD VF L.L.C., a Massachusetts limited liability company

TOWSON II VF LLC., a Delaware limited liability company

BRICKTOWN VF L.L.C., a New Jersey limited liability company

CHERRY HILL VF L.L.C., a New Jersey limited liability company

DOVER VF L.L.C., a New Jersey limited liability company

HANOVER VF L.L.C., a New Jersey limited liability company

EAST BRUNSWICK VF L.L.C., a New Jersey limited liability company

NEW VORNADO/SADDLE BROOK LLC, a Delaware limited liability company

VNO PATERSON PLANK ROAD LLC, a Delaware limited liability company

HACKENSACK VF L.L.C., a New Jersey limited liability company

CONRANS VF L.L.C., a New Jersey limited liability company

JERSEY CITY VF L.L.C., a New Jersey limited liability company

LAWNSIDE VF L.L.C., a New Jersey limited liability company

MANALAPAN VF L.L.C., a New Jersey limited liability company

MARLTON VF L.L.C., a New Jersey limited liability company

MIDDLETOWN VF L.L.C., a New Jersey limited liability company

MONTCLAIR VF L.L.C., a New Jersey limited liability company

MORRIS PLAINS HOLDING VF L.L.C.,
a New Jersey limited liability company

MORRIS PLAINS LEASING VF L.L.C.,
a New Jersey limited liability company

TOTOWA VF L.L.C., a New Jersey limited liability company

UNION VF L.L.C., a New Jersey limited liability company

NORTH BERGEN VF L.L.C., a New Jersey limited liability company

VNO 7000 HADLEY ROAD LLC, a Delaware limited liability company

VNO 2445 SPRINGFIELD AVENUE LLC, a Delaware limited liability company

WATCHUNG VF L.L.C., a New Jersey limited liability company

WOODBRIDGE VF L.L.C., a New Jersey limited liability company

FREEPORT VF L.L.C., a New York limited liability company

ROCHESTER HOLDING L.L.C., a New York limited liability company

THE SECOND ROCHESTER HOLDING L.L.C., a New York limited liability company

LODI VF L.L.C., a New Jersey limited liability company

LODI II VF L.L.C., a New Jersey limited liability company

NEW HANOVER LLC, a New Jersey limited liability company

VNO 839 NEW YORK AVENUE LLC,
a Delaware limited liability company

By:	/s/ Alan J. Rice
Name: Alan J. Rice
as Authorized Signatory of, and on behalf of, each of the 36 limited liability companies listed above

TWO GUYS FROM HARRISON HOLDING COMPANY L.P., a Pennsylvania limited partnership

By:	TWO GUYS FROM HARRISON HOLDING COMPANY L.L.C., a Delaware limited liability company, its General Partner

BENSALEM HOLDING COMPANY L.P., a Pennsylvania limited partnership

By:	BENSALEM HOLDING COMPANY, L.L.C., a Delaware limited liability company, its General Partner

BETHLEHEM PROPERTIES HOLDING COMPANY L.P., a Pennsylvania limited partnership

By:	BETHLEHEM PROPERTIES HOLDING COMPANY L.L.C., a Delaware limited liability company, its General Partner

BETHLEHEM VF L.P., a Pennsylvania limited liability company

By:	BETHLEHEM VF L.L.C., a Delaware limited liability company, its General Partner

MARPLE HOLDING COMPANY L.P.,
a Pennsylvania limited partnership

By:	MARPLE HOLDING COMPANY, L.L.C., a Delaware limited liability company, its General Partner

PHILADELPHIA HOLDING COMPANY L.P., a Pennsylvania limited partnership

By:	PHILADELPHIA HOLDING COMPANY, L.L.C., a Delaware limited liability company, its General Partner

LANCASTER LEASING COMPANY L.P., a Pennsylvania limited partnership

By:	LANCASTER LEASING COMPANY L.L.C., a Delaware limited liability company, its General Partner

YORK HOLDING COMPANY L.P., a Pennsylvania limited partnership

By:	YORK HOLDING COMPANY, L.L.C., a Delaware limited liability company, its General Partner

By:	/s/ Alan J. Rice
Name: Alan J. Rice
as Authorized Signatory of, and on behalf of, each of the 8 general partners listed above, on behalf of each of the 8 limited partnership listed above

MARYLAND OWNER:

TOWSON VF LLC., a Maryland limited liability company

By:	/s/ Alan J. Rice
Name: Alan J. Rice
Title: Authorized Signatory

LENDER:

VORNADO FINANCE II LP., a Delaware limited partnership

By:	/s/ Alan J. Rice
Name: Alan J. Rice
Title: Authorized Signatory